UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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L3HARRIS TECHNOLOGIES, INC.

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OUR
VALUES

Integrity, Excellence and Respect – always. At L3Harris, innovation is powered by our foundational commitment to living our values.

NOTICE OF 2020 ANNUAL
MEETING OF SHAREHOLDERS

When: Friday, April 24, 2020 7:30 AM Mountain Time
Meeting Agenda

Proposal 1: To elect as directors the 12 nominees named in the accompanying proxy statement for a one-year term expiring at the 2021 Annual Meeting of Shareholders.

Proposal 2: To approve, in an advisory vote, the compensation of our named executive officers as disclosed in the accompanying proxy statement.

Proposal 3: To ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2020.

Proposal 4: To amend our Restated Certificate of Incorporation to eliminate the supermajority voting and “fair price” requirements for business combinations involving interested shareholders.

Proposal 5: To amend our Restated Certificate of Incorporation to eliminate the “anti-greenmail” provision.

Proposal 6: To amend our Restated Certificate of Incorporation to eliminate the cumulative voting provision that applies when we have a 40% shareholder.

Proposal 7: Consideration of a shareholder proposal as described in the accompanying proxy statement, if such proposal is properly presented at the Annual Meeting.

The accompanying proxy statement more fully describes these matters.

Shareholders also will act on any other business matters that may properly come before the meeting, but we have not received notice of any such matters.

All holders of common stock of record at the close of business on February 28, 2020 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required to attend the Annual Meeting, but for security reasons, you may be asked to show evidence of share ownership and a valid government issued photo ID. Packages, bags, boxes and other items are subject to inspection.

By Order of the Board of Directors,

Scott T. Mikuen
Senior Vice President, General Counsel and Secretary
Melbourne, Florida
March [•], 2020

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on Friday, April 24, 2020: The Proxy Statement and 2019 Transition Report to Shareholders are available at: www.l3harris.com/corporate-governance.

Where: The Grand America Hotel 555 South Main Street Salt Lake City, Utah 84111

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance to ensure they are counted.

* Until 11:59 p.m. Eastern time on April 23, 2020. You must have the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy/voting instruction card.

L3HARRIS 2020 PROXY STATEMENT	i

DEAR FELLOW SHAREHOLDERS	L3HARRIS TECHNOLOGIES, INC. 1025 West NASA Boulevard Melbourne, Florida 32919

March [•], 2020

William M. Brown Chairman & CEO
On behalf of your Board of Directors, I am pleased to invite you to attend the 2020 Annual Meeting of Shareholders of L3Harris Technologies, Inc. to be held on Friday, April 24, 2020. The holding of the 2020 Annual Meeting approximately six months after the 2019 Annual Meeting reflects our transition to a calendar year oriented financial reporting cycle in connection with the transformational merger that created L3Harris — we changed our fiscal year end from the Friday nearest June 30 to the Friday nearest December 31. As a result, much of the information in the accompanying Proxy Statement, particularly relating to executive compensation matters, relates to the abbreviated six-month transition period of June 29, 2019 through January 3, 2020 (to which we sometimes refer to as our “fiscal transition period”).

The accompanying Notice of 2020 Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted on at the meeting, which include:

>  election of the 12 nominees for director named in the accompanying Proxy Statement for a one-year term expiring at the 2021 Annual Meeting of Shareholders;
>  approval, in an advisory vote, of the compensation of our named executive officers;
>  ratification of the appointment of our independent registered public accounting firm for our fiscal year 2020;
>  an amendment to our Restated Certificate of Incorporation to eliminate the supermajority voting and “fair price” requirements for business combinations involving interested shareholders;
>  an amendment to our Restated Certificate of Incorporation to eliminate the “anti-greenmail” provision;
>  an amendment to our Restated Certificate of Incorporation to eliminate the cumulative voting provision that applies when we have a 40% shareholder;
>  consideration of a shareholder proposal as described in the accompanying Proxy Statement, if such proposal is properly presented at the meeting; and
>  such other business as may properly come before the meeting or any adjournments or postponements thereof.

Your Board of Directors unanimously recommends that shareholders vote AGAINST the shareholder proposal and FOR all of the other proposals set forth above.

It is important that your shares be represented and voted at the meeting, even if you are unable to attend. You can ensure that your shares are represented and voted at the meeting by submitting your proxy/voting instruction over the Internet or by telephone, or by mail by using the traditional proxy/voting instruction if you received your proxy materials by mail. You can find instructions for these convenient ways to vote on both the Notice of Internet Availability of Proxy Materials and the proxy/voting instruction card, as well as in the accompanying Notice of 2020 Annual Meeting of Shareholders and Proxy Statement.

Sincerely,

William M. Brown
Chairman and Chief Executive Officer

ii	L3HARRIS 2020 PROXY STATEMENT

Fees Paid to Independent Registered Public Accounting Firm	89
Pre-Approval of Audit and Non-Audit Services	89

OVERVIEW OF PROPOSALS 4, 5 AND 6	90

PROPOSAL 4: TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING AND “FAIR PRICE” REQUIREMENTS FOR BUSINESS COMBINATIONS INVOLVING INTERESTED SHAREHOLDERS	90

PROPOSAL 5: TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE “ANTI-GREENMAIL” PROVISION	92

PROPOSAL 6: TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CUMULATIVE VOTING PROVISION THAT APPLIES WHEN WE HAVE A 40% SHAREHOLDER	94

PROPOSAL 7: SHAREHOLDER PROPOSAL TO PERMIT THE ABILITY OF SHAREHOLDERS TO ACT BY WRITTEN CONSENT	96

SHARE OWNERSHIP	98

Shares Owned By Directors, Nominees and Executive Officers	98
Principal Shareholders	99
Delinquent Section 16(a) Reports	99

SHAREHOLDER NOMINATIONS AND PROPOSALS	100

INFORMATION ABOUT THE ANNUAL MEETING	101

APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES	A-1

APPENDIX B-1: PROPOSED CHANGES TO L3HARRIS TECHNOLOGIES, INC. RESTATED CERTIFICATE OF INCORPORATION RELATING TO PROPOSAL 5	B-1

APPENDIX B-2: PROPOSED CHANGES TO L3HARRIS TECHNOLOGIES, INC. RESTATED CERTIFICATE OF INCORPORATION RELATING TO PROPOSAL 6	B-2

The Board of Directors of L3Harris Technologies, Inc. is soliciting proxies to be voted at our 2020 Annual Meeting of Shareholders on April 24, 2020, and at any adjournments or postponements thereof. We expect that this proxy statement and form of proxy will be mailed and made available to shareholders beginning on or about March [•], 2020.

L3HARRIS 2020 PROXY STATEMENT	iii

PROXY SUMMARY	2020 Annual Meeting of Shareholders Friday, April 24, 2020 7:30 AM Mountain Time The Grand America Hotel 555 South Main Street Salt Lake City, Utah 84111 Record Date: February 28, 2020

This summary does not contain all information shareholders should consider, and we encourage shareholders to read the entire proxy statement carefully.

VOTING MATTERS		For more information	Board’s recommendation
Proposal 1	Elect our Board’s 12 nominees for director for a one-year term expiring at the 2021 Annual Meeting of Shareholders	Page 7	FOR each nominee
Proposal 2	Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this proxy statement	Page 33	FOR the proposal
Proposal 3	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020	Page 88	FOR the proposal
Proposal 4	Amend our Restated Certificate of Incorporation to eliminate the supermajority voting and “fair price” requirements for business combinations involving interested shareholders	Page 90	FOR the proposal
Proposal 5	Amend our Restated Certificate of Incorporation to eliminate the “anti-greenmail” provision	Page 92	FOR the proposal
Proposal 6	Amend our Restated Certificate of Incorporation to eliminate the cumulative voting provision that applies when we have a 40% shareholder	Page 94	FOR the proposal
Proposal 7	Shareholder proposal to permit the ability of shareholders to act by written consent, if such proposal is properly presented at the Annual Meeting	Page 96	AGAINST the proposal

Shareholders also will act on any other business that may properly come before the meeting.

HIGHLIGHTS OF THE MERGER

All-stock merger completed on June 29, 2019 (“Merger”) involving Harris Corporation (“Harris”) and L3 Technologies, Inc. (“L3”), with Harris changing its name to “L3Harris Technologies, Inc.” (“L3Harris” or “Company”)

>  Transformational merger – one of largest combinations ever in defense industry – creating an agile global aerospace and defense technology innovator that end-to-end solutions to meet customers’ critical needs.

> Top-tier leadership structure was set under merger agreement, with full transition of Chairman and CEO positions from William M. Brown (formerly Harris’ Chairman, President and CEO) to Christopher E. Kubasik (currently Vice Chairman, President and COO and formerly L3’s Chairman, CEO and President) within three years.

> Reconstituted 12-member Board drew members in equal numbers from L3 and Harris boards.

In this proxy statement, references to the “Harris Board,” the “L3 Board” and the “Harris Compensation Committee” are references to the Harris Board of Directors, the L3 Board of Directors and the Harris Management Development and Compensation Committee, respectively, prior to the completion of the Merger.

1	L3HARRIS 2020 PROXY STATEMENT

BOARD AND GOVERNANCE HIGHLIGHTS

We have long been focused on and committed to responsible and effective corporate governance in order to enhance the creation of sustainable, long-term shareholder value and to be accountable and responsive to our shareholders. The following are highlights regarding our governance framework and the composition of our Board of Directors (our “Board”).

Director Nominees

Our Board’s nominees for election as director are the twelve directors currently comprising our Board:

>	William M. Brown, Chairman and CEO;
>	Christopher E. Kubasik, Vice Chairman, President and COO; and
>
Ten independent directors (Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Corcoran, Thomas A. Dattilo, Roger B. Fradin, Lewis Hay III, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton).

All nominees are independent except for Mr. Brown and Mr. Kubasik. The nominees are standing for election for a one-year term expiring at the 2021 Annual Meeting of Shareholders.

				Other Current Public Company Boards	L3Harris Committee Memberships
Director nominee	Age	Director Since*	Principal Occupation/Experience		Audit	Compensation	Finance	Nominating and Governance	Ad Hoc Technology
Sallie B. Bailey	60	2018	Former EVP and CFO of Louisiana Pacific Corporation	1	■		■
William M. Brown	57	2011	Chairman and CEO of L3Harris	1
Peter W. Chiarelli	69	2012	General, U.S. Army (Retired)	—	■				■
Thomas A. Corcoran	75	1997	President of Corcoran Enterprises, LLC; former Senior Advisor for The Carlyle Group	1	■		■
Thomas A. Dattilo	68	2001	Advisor for private investment firms; former Chairman and CEO of Cooper Tire & Rubber Company	—		■		■
Roger B. Fradin	66	2016	Operating Executive with The Carlyle Group; former Vice Chairman of Honeywell International Inc.	3			■		■
Lewis Hay III	64	2002	Operating Advisor for Clayton Dubilier & Rice, LLC; former Chairman and CEO of NextEra Energy, Inc.	1		■		■
Lewis Kramer	72	2009	Former Global Client Service Partner and National Director of Audit Services of Ernst & Young LLP	1	■	■
Christopher E. Kubasik	58	2018	Vice Chairman, President and COO of L3Harris	—
Rita S. Lane	57	2018	Principal at Hajime, LLC; former VP, Operations of Apple Inc.	2		■	■
Robert B. Millard Lead Independent Director	69	1997	Chairman of Massachusetts Institute of Technology Corporation	1				■	■
Lloyd W. Newton	77	2012	General, U.S. Air Force (Retired); former EVP of Pratt & Whitney Military Engines	—				■	■

* Reflects tenure with L3 or Harris board of directors, as applicable.	■ Member	■ Chairperson

L3HARRIS 2020 PROXY STATEMENT	2

Nominee Skills and Attributes

Our Board believes that these twelve nominees are well positioned to discharge our Board’s responsibilities.

Not only do they represent a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value, but, together, they also possess a deep and unique understanding of our business and the challenges and opportunities L3Harris faces.

Tenure of Director Nominees (including tenure with L3 or Harris board of directors, as applicable)
As shown below, our nominees represent a favorable balance of shorter and longer tenures. At the same time, our Board’s reconstitution in connection with the Merger benefited all nominees through new interactions and refreshed perspectives.

4 UNDER 4 YEARS	4 4 – 10 YEARS	4 MORE THAN 10 YEARS

Nominee Skills and Background	of 12 nominees

Senior P&L Experience				9

Public Company Board						11

M&A/Post Merger Integration				9

Aerospace & Defense		7

Military Service	3

Diverse	3

Technology		7

Finance Expertise			8

Global Operations					10

Key Governance Practices

Below are some key practices and policies that demonstrate our Board’s commitment to responsible and effective corporate governance to enhance the creation of sustainable, long-term shareholder value and to be accountable and responsive to our shareholders:

BOARD STRUCTURE AND POLICIES

>	Independent directors make up approximately 83% of the Board and 100% of each committee.

>	All directors elected annually; majority voting standard in uncontested elections.

>	Lead Independent Director broadly empowered with defined responsibilities and authority.

>	Independent directors regularly hold executive sessions led by Lead Independent Director.

>	Our Board and all standing committees conduct annual self-evaluations for continuous improvement in performance and effectiveness.

>
Our Board membership criteria take into account diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics, as well as avoiding potential overboarding (more than 4 other public company boards, under our guidelines).

>	Policy requiring directors to retire at age 75 (exception for three years for directors designated pursuant to Merger-related provisions of our governing documents).

>	Board reviews and evaluates management development and succession plans.

>
Strong ethics and business conduct program, reflecting our commitment to our Code of Conduct and broader compliance principles, to responsible corporate citizenship and sustainability and to our belief that we should conduct all business dealings with honesty, integrity and responsibility.

3	L3HARRIS 2020 PROXY STATEMENT

SHAREHOLDER INPUT AND ALIGNMENT

>	Meaningful stock ownership guidelines for non-employee directors.

>	Prohibition on short sales, hedging, other derivative transactions and pledging of our common stock by directors and executive officers.

>	Robust proxy access By-Law provision allowing eligible shareholders to nominate and include in our proxy materials candidates for election to our Board.
>	Shareholders holding at least 25% of common stock can call a special meeting.

>	Annual “say-on-pay” advisory vote.

>	Engagement with large share holders on key aspects of our executive compensation program.

PERFORMANCE HIGHLIGHTS

Key 6-Month Fiscal
Transition Period
Financial Results

Revenue, adjusted EBIT and adjusted
free cash flow results are important
because they are components of
performance measures used in
incentive compensation.

* See Appendix A for reconciliations of GAAP to non-GAAP financial measures. “EPS” refers to income from continuing operations per diluted common share.

The holding of the 2020 Annual Meeting approximately six months after the 2019 Annual Meeting reflects our transition to a calendar year oriented financial reporting cycle in connection with the transformational merger that created L3Harris — we changed our fiscal year end from the Friday nearest June 30 to the Friday nearest December 31. As a result, much of the information in this proxy statement, particularly relating to executive compensation matters, relates to the abbreviated six-month transition period of June 29, 2019 through January 3, 2020 (which we sometimes refer to as our “fiscal transition period”).

L3HARRIS 2020 PROXY STATEMENT	4

Strategic Achievements

Our strong fiscal transition period financial results reflected our successful execution of the key strategic priorities L3Harris set for our fiscal transition period, which were:

>	Executing seamless integration of L3 and Harris, including achieving at least $500 million in gross cost synergies from the Merger by the end of 2021;

>	Driving flawless execution and margin expansion through our e3 (excellence everywhere every day) operational excellence program;

>	Building a new performance culture with a strong bias for action and accountability;
>	Growing revenue through investments in differentiated technology and innovation;

>	Reshaping our portfolio to focus on high margin, high growth businesses; and

>	Maximizing cash flow with shareholder friendly capital deployment.

EXECUTIVE COMPENSATION HIGHLIGHTS

Our basic executive compensation philosophy is as follows:

OVERALL OBJECTIVE Encourage and reward creation of sustainable, long-term shareholder value	GUIDING PRINCIPLES > Align with shareholders’ interests > Be competitive at target performance level	> Motivate achievement of financial goals and strategic objectives > Align realized pay with performance

Target Pay Mix for 6-Month Fiscal Transition Period

Consistent with our goals of aligning pay with performance and with the interests of our shareholders, a high percentage of fiscal transition period total target direct compensation is at risk (either performance-based or time-based). Under our incentive plans, compensation may be at risk either because it is performance-based (payouts depend on achievement relative to pre-established performance goals) or time-based (equity awards subject to delayed vesting and thus the risk of a potential decrease in the price of our common stock).

For the calculations below, total target direct compensation for our 6-month fiscal transition period includes 50% of annual base salary level, the target value of annual cash incentive awards (which were granted at 50% of full-year values) and the target value of annual cycle awards of long-term equity-based incentive compensation (also granted at 50% of full-year values); but does not include the target value of the special, one-time integration-related long-term equity-based incentive compensation awards (which are entirely performance-based and at risk) or other compensation elements such as retirement, severance, health, welfare or other personal benefits; transition or relocation benefits; or payouts that occurred in our fiscal transition period as a result of the Merger.

5	L3HARRIS 2020 PROXY STATEMENT

Overview of Compensation Decisions for 6-Month Fiscal Transition Period

	Base Salary Level	Annual Cash Incentive Payout	Target Value of Annual Cycle Awards (Equity-Based)	Target Value of Special, One-Time Integration-Related Awards (Equity-Based)
Mr. Brown	$1,450,000	$1,467,500 117.4% of target	$5,125,000	$7,500,000
Mr. Kubasik	$1,450,000	$1,467,500 117.4% of target	N/A	$7,500,000
Mr. Malave	$625,000	$367,000 117.4% of target	N/A	$2,000,000
Mr. Gautier	$600,000	$283,000 94.3% of target	N/A	$2,000,000
Mr. Zoiss	$600,000	$388,000 129.3% of target	$800,000	$2,000,000

L3HARRIS 2020 PROXY STATEMENT	6

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board unanimously recommends voting FOR election of its 12 nominees for director for a one- year term expiring at the 2021 Annual Meeting of Shareholders.
>  With a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value, as well as a deep and unique understanding of our business and the challenges and opportunities L3Harris faces, our Board is well positioned to discharge its responsibilities.

>  Nominees collectively have broad and diverse leadership experience and many other qualifications, skills and attributes that our Board views as valuable to L3Harris.

>  Favorable balance of shorter and longer tenures among nominees, all of whom are independent, except Mr. Brown, our Chairman and CEO, and Mr. Kubasik, our Vice Chairman, President and COO.

Our entire Board is elected annually by our shareholders. Our Restated Certificate of Incorporation provides that our Board shall consist of not less than 8 or more than 13 directors, the exact number of directors to be determined from time to time by our Board. Each director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, except in the case of death, resignation, retirement or removal from office. Vacancies may be filled by a majority of the remaining directors.

OUR NOMINEES AS A GROUP

Our Board currently consists of the following twelve directors:

>	William M. Brown, Chairman and Chief Executive Officer;

>	Christopher E. Kubasik, Vice Chairman, President and Chief Operating Officer; and
>
Ten independent directors (Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Corcoran, Thomas A. Dattilo, Roger B. Fradin, Lewis Hay III, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton).

Based on the recommendation of our Nominating and Governance Committee, our Board has nominated the 12 directors comprising our Board – all of whom are standing for election as incumbents – for a new one-year term that will expire at the 2021 Annual Meeting of Shareholders.

No nominee is related to any other nominee or to any executive officer of L3Harris or its subsidiaries, by blood, marriage or adoption.

Below we provide information on each nominee’s experience, qualifications, attributes and skills that our Board has determined support the nominee’s nomination and service as a L3Harris director. Data with respect to the number of shares of our common stock beneficially owned by each of our directors as of February 3, 2020 can be found in the table on page 98. Beginning on page 16, we describe our director nomination process and the criteria we apply in selecting nominees.

7	L3HARRIS 2020 PROXY STATEMENT

VOTING STANDARD FOR DIRECTORS

Under our By-Laws and Corporate Governance Guidelines, the voting standard for the election of our directors is a majority voting standard in uncontested elections and a plurality voting standard in contested elections. The election of directors at the 2020 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

To be elected under a majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. Any incumbent director nominee who does not receive more “For” votes than “Against” votes must promptly offer to tender his or her resignation following certification of the vote, and our Nominating and Governance Committee will then recommend to our Board whether or not to accept it. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with the New York Stock Exchange (“NYSE”) independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board will also promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve as a director until the next Annual Meeting of Shareholders and until his or her successor shall be duly elected and qualified, or until his or her prior death, resignation, retirement or removal from office. If our Board accepts the resignation, then a majority of our Board, in its sole discretion, may fill any resulting vacancy or may choose not to fill the vacancy and to decrease the size of our Board.

Proxies will be voted for the election of each of Ms. Bailey, Ms. Lane and Messrs. Brown, Chiarelli, Corcoran, Dattilo, Fradin, Hay, Kramer, Kubasik, Millard and Newton to serve for a one-year term expiring at the 2021 Annual Meeting of Shareholders, unless otherwise specified in the proxy/voting instructions. Proxies cannot be voted for more than the 12 nominees for director named in this proxy statement.

CRITERIA FOR BOARD MEMBERSHIP

General Criteria

Under our Corporate Governance Guidelines, our Board selects director nominees based on the recommendation of our Nominating and Governance Committee and the following criteria:

>	Demonstrated ability and sound judgment;

>	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

>	Willingness to objectively appraise management performance;

>	Current knowledge and contacts in the markets in which we do business and in our industry or other relevant industries, giving due consideration to potential conflicts of interest;

>	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;
>	Diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics;

>	The number of other boards of which the individual is a member; and

>
Compatibility of the individual’s experience, qualifications, skills, attributes and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of L3Harris and the interests of our shareholders.

L3HARRIS 2020 PROXY STATEMENT	8

Incumbent Nominees

Our Nominating and Governance Committee’s process for considering, reviewing and evaluating incumbent directors as potential nominees for re-election typically is as follows:

>	Prior to each annual meeting of shareholders, each current director discusses his or her participation on our Board and its committees and other relevant matters with our Chairman.

>	Each current director also is requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of our Nominating and Governance Committee.
>
In addition, our Nominating and Governance Committee reviews each current director’s experience, qualifications, attributes, skills, tenure, contributions, other directorships, meeting attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.

Our Nominating and Governance Committee followed this process with respect to nominees for election at the 2020 Annual Meeting.

Consideration of Diversity

Our Board values diversity as a factor in selecting nominees to serve on our Board. Although we have adopted no specific policy on diversity, our Nominating and Governance Committee considers our Board membership criteria in selecting nominees for directors, including diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics. Such considerations also may include personal characteristics, functional background, executive or professional experience, and international experience. As a general matter, our Board considers diversity in the context of our Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations and decisions that reflect a broad range of perspectives.

NOMINEE BIOGRAPHIES

Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, which we do not currently anticipate, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, alternatively, our Board may determine to leave the vacancy temporarily unfilled or reduce the number of directors in accordance with our By-Laws.

9	L3HARRIS 2020 PROXY STATEMENT

NOMINEES FOR ELECTION

L3Harris Committees > Audit > Finance	Sallie B. Bailey	Age: 60 Director since Apr. 2018	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge of corporate finance, capital raising, strategic planning, banking relationships, operations, complex information technology and other systems, enterprise risk management and investor relations

>  Knowledge and experience with complex financial and accounting functions and internal controls

>  Knowledge of complex financial, operational, management and strategic issues faced by a large global company

>  Public company board and corporate governance experience

Position, Principal Occupation and Professional Experience

>	Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation (Dec. 2011 - July 2018)

>	Vice President and Chief Financial Officer of Ferro Corporation (Jan. 2007 - July 2010)

>	11-year career at The Timken Company in various senior management positions of increasing responsibility (1995 - 2006), lastly as Senior Vice President, Finance and Controller

>	Previously with Tenneco Inc. in various finance organization roles (1988 - 1995), lastly as Assistant Treasurer

>	Previously with Deloitte and Touche LLP as an audit supervisor

Other Current/Recent Public Company Directorships

>	NVR, Inc. (since 2020)

>	General Cable Corporation (2013 - 2018)

L3Harris Committees > None	William M. Brown	Age: 57 Director since Dec. 2011	Employee Director (not independent)
Qualifications, Skills and Attributes Valuable to L3Harris
>  Current role as our Chief Executive Officer and the terms of employment agreement, as well as his leadership and management skills

>  Knowledge of complex strategic, operational, management and financial issues faced by a large company with international operations

>  Knowledge and expertise related to strategic planning, global supply chain and procurement, productivity and lean manufacturing initiatives, international sales, marketing and operations, domestic and international mergers and acquisitions, regulatory challenges, and enterprise risk management

>  Public company board and governance experience

Position, Principal Occupation and Professional Experience

>	Chairman of the Board and Chief Executive Officer of L3Harris Technologies, Inc. (since June 29, 2019)

>	Chairman of the Board, President and Chief Executive Officer of Harris Corporation (April 2014 - June 28, 2019)

>	President and Chief Executive Officer of Harris Corporation (Nov. 2011 - April 2014)

>
14-year career in U.S. and international roles at United Technologies Corporation (“UTC”), a diversified global building and aerospace company (1997 - 2011), including Senior Vice President, Corporate Strategy and Development; 5 years as President of UTC’s Fire & Security Division; and President of Asia Pacific Operations of UTC’s Carrier Corporation

>	Previously with McKinsey & Company as senior engagement manager and with Air Products and Chemicals, Inc. as project engineer

Other Current/Recent Public Company Directorships

>	Celanese Corporation (since 2016)

L3HARRIS 2020 PROXY STATEMENT	10

L3Harris Committees > Ad Hoc Technology (Chairperson) > Audit	Peter W. Chiarelli	Age: 69 Director since Aug. 2012	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge and expertise in complexities of both U.S. and international militaries, defense communities and defense industries

>  Extensive background in military operations and national security

>  Experience addressing complex operational and strategic issues, managing significant operating budgets, and handling legislative and public affairs

Position, Principal Occupation and Professional Experience

>	Chief Executive Officer, 1560 LLC, a company engaged in public policy and electoral research and analysis (2018 - 2019)

>	Chief Executive Officer of One Mind, a non-profit organization bringing together healthcare providers, researchers and academics to cure brain disorders (April 2012 - Jan. 2018)

>
General, U.S. Army (Retired), retired in March 2012 after nearly 40 years of service with U.S. Army, commanding troops at all levels from platoon to Multi-National Corps and holding various senior officer positions, including:

■
Vice Chief of Staff (Army’s second-highest-ranking officer), with responsibility for oversight of day-to-day operations and for leading budget planning and execution and efforts to modernize equipment, procedures and formations

■	Senior Military Assistant, Secretary of Defense

■	Commander of Multi-National Corps - Iraq
■	Division Commander, Fort Hood, Texas and Baghdad, Iraq
■	U.S. Army Chief of Operations, Training and Mobilization
■	Executive Officer, Supreme Allied Commander, Europe

L3Harris Committees > Audit > Finance	Thomas A. Corcoran	Age: 75 Director since June 29, 2019 (1997 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge of complex operational, management, financial, strategic and governance issues faced by large public companies

>  Knowledge and expertise related to global supply chain, manufacturing, human resources, accounting and internal controls, finance and economic analysis and mergers and acquisitions

>  Knowledge of, and management experience with, aerospace and defense and technology industries and with the government procurement process, including with major U.S. Department of Defense programs

>  Public company board and governance experience

Position, Principal Occupation and Professional Experience

>	President, Corcoran Enterprises, LLC, a private management consulting firm (since 2001)

>	Senior Advisor, The Carlyle Group, a global alternative asset manager (2001 - 2017)

>	President and Chief Executive Officer, Gemini Air Cargo, an aircraft, crew, maintenance and insurance cargo airline (March 2001 - April 2004)

>	President and Chief Executive Officer, Allegheny Teledyne Incorporated, a global manufacturer of technically advanced specialty materials and complex components (Oct. 1999 - Dec. 2000)

>
President and Chief Operating Officer, Electronic Systems Sector and Space & Strategic Missiles Sector, Lockheed Martin Corporation, a global aerospace, defense, security and advanced technologies company (April 1993 - Sept. 1999)

>	26-year career at General Electric in various management positions

Other Current/Recent Public Company Directorships

>	Aerojet Rocketdyne Holdings, Inc. (since 2008)

>	L3 Technologies, Inc. (1997 - June 28, 2019)

11	L3HARRIS 2020 PROXY STATEMENT

L3Harris Committees > Compensation > Nominating and Governance	Thomas A. Dattilo	Age: 68 Director since Aug. 2001	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge of complex operational, management, financial, strategic and governance issues faced by a large global public company

>  Knowledge and expertise related to global supply chain and distribution, mergers and acquisitions, lean manufacturing and related initiatives, international operations, human resources and talent management, accounting and internal controls, and investor relations

>  Experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis

>  Public company board, governance and executive compensation experience

Position, Principal Occupation and Professional Experience

>	Advisor to various private investment firms (currently)

>
Chairman and Senior Advisor to Portfolio Group, a privately-held provider of outsourced financial services to automobile dealerships specializing in aftermarket extended warranty and vehicle service contract programs (Jan. 2013 - June 2016)

>	Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm (2007 - 2009)

>	Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company (“Cooper”), which specializes in design, manufacture and sale of passenger car and truck tires (2000 - 2006)

>	President and Chief Operating Officer of Cooper (1999 - 2000)

>	Previously held senior positions with Dana Corporation, including President of its sealing products group

Other Current/Recent Public Company Directorships

>	Solera Holdings, Inc. (2013 - 2016)

L3Harris Committees > Ad Hoc Technology > Finance (Chairperson)	Roger B. Fradin	Age: 66 Director since Oct. 2016	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge of complex strategic, operational, financial, management and governance issues faced by a large public company

>  Knowledge of domestic and international operations, business development, strategic planning, product development and marketing, technology innovation, corporate finance, mergers and acquisitions, human resources and talent management, accounting and internal controls

>  Entrepreneurial background, with experience in driving growth for business and entering new markets, both organically and through acquisitions

>  Knowledge and experience in capital markets and finance matters

>  Public company board and governance experience

Position, Principal Occupation and Professional Experience

>	Chairman of Resideo Technologies, Inc., a residential comfort, thermal and security solutions provider (since 2018)

>	Chief Executive Officer of Juniper Industrial Holdings, Inc., a special purpose acquisition company focused on industrial and aerospace acquisitions (Oct. 2019 - Jan. 2020)

>	Consultant (since 2020) and Operating Executive (Feb. 2017-2020) for The Carlyle Group, a global alternative asset manager

>	17-year career in senior positions with Honeywell International Inc, a diversified technology and manufacturing company (2000 - 2017), including:

■	Vice Chairman (2014 - 2017)

■	President and Chief Executive Officer, Automation and Controls business unit (2004 - 2014)
■	President and Chief Executive Officer, Security and Fire Solutions business unit

Other Current/Recent Public Company Directorships

>	Juniper Industrial Holdings, Inc. (since 2019)

>	Resideo Technologies, Inc. (since 2018)

>	Vertiv Holdings Co (since 2018)
>	Pitney Bowes Inc. (2012 - 2019)

>	MSC Industrial Direct Co., Inc. (1998 - 2019)

L3HARRIS 2020 PROXY STATEMENT	12

L3Harris Committees > Compensation (Chairperson) > Nominating and Governance	Lewis Hay III	Age: 64 Director since Feb. 2002	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company

>  Knowledge and expertise related to strategic planning, capital raising, financial planning, enterprise risk management, accounting and internal controls, mergers and acquisitions, and investor relations

>  Public company board, governance and executive compensation experience

Position, Principal Occupation and Professional Experience

>	Operating Advisor for Clayton, Dubilier & Rice, LLC, a private equity investment firm (since Jan. 2014)

>
14-year career in senior positions with NextEra Energy, Inc. (formerly FPL Group, Inc.) (“NextEra”), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America (1999 - 2013), including:

■	Chief Executive Officer of NextEra (June 2001 - July 2012)

■	Chairman of NextEra (Jan. 2002 - Dec. 2013)

Other Current/Recent Public Company Directorships

>	Anthem, Inc. (since 2013)

>	Capital One Financial Corporation (2003 - 2019)

L3Harris Committees > Audit (Chairperson) > Compensation	Lewis Kramer	Age: 72 Director since June 29, 2019 (2009 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge and experience with complex financial, audit and accounting matters and complex information technology and other systems

>  Knowledge of capital structure and related credit and finance matters, enterprise risk management and mergers and acquisitions

>  Extensive financial and business knowledge gained while serving as an independent auditor for numerous organizations across many industries

>  Public company board, governance and executive compensation experience

>  Expertise on functioning of audit committees and internal-control related matters

Position, Principal Occupation and Professional Experience

>
Retired from Ernst & Young LLP, a multinational professional services firm, in June 2009 after a nearly 40-year career during which he served on the firm’s U.S. Executive Board and held various senior positions including:

■	Global Client Service Partner for worldwide external audit and all other services for major clients
■	National Director of Audit Services

Other Current/Recent Public Company Directorships

>	Las Vegas Sands Corp. (since 2017)

>	L3 Technologies, Inc. (2009 - June 28, 2019)

13	L3HARRIS 2020 PROXY STATEMENT

L3Harris Committees > None	Christopher E. Kubasik	Age: 58 Director since June 29, 2019 (2018 including L3 service)	Employee Director (not independent)
Qualifications, Skills and Attributes Valuable to L3Harris
>  Current role as our President and Chief Operating Officer and the terms of his employment agreement, as well as his leadership and management skills

>  Knowledge and experience with complex strategic, operational, management and financial issues faced by a large aerospace and defense company with international operations

>  Knowledge and experience with complex financial and accounting functions and internal controls, mergers and acquisitions, human resources and talent development

>  Broad experience in aerospace, defense, and technology industries and with business development and the government procurement process, as well as deep knowledge of Department of Defense customers

>  Public company board and governance experience

Position, Principal Occupation and Professional Experience

>	Vice Chairman, President and Chief Operating Officer of L3Harris Technologies, Inc. (since June 29, 2019)

>	Chairman, Chief Executive Officer and President of L3 Technologies, Inc. (May 2018 - June 28, 2019)

>	Chief Executive Officer and President of L3 Technologies, Inc. (Jan. 2018 - April 2018)

>	President and Chief Operating Officer of L3 Technologies, Inc. (Oct. 2015 - Dec. 2017)

>	President and Chief Executive Officer of Seabury Advisory Group LLC (now part of Accenture plc), a leading aviation and development professional services firm (March 2014 - Oct. 2015)

>	President and Chief Executive Officer of Ackuity Advisors, Inc., an aerospace and defense consulting firm (Jan. 2013 - March 2014)

>
Various senior executive positions with Lockheed Martin Corporation (1999 - 2012), a global aerospace, defense, security and advanced technologies company, including Vice Chairman, President and Chief Operating Officer from 2010 to 2012

>	17-year career with Ernst & Young LLP, where he was named partner in 1996

Other Current/Recent Public Company Directorships

>	L3 Technologies, Inc. (2018 - June 28, 2019)

>	Spirit AeroSystems Holdings, Inc. (2013 - 2016)

L3HARRIS 2020 PROXY STATEMENT	14

L3Harris Committees > Compensation > Finance	Rita S. Lane	Age: 57 Director since June 29, 2019 (2018 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge and expertise related to global supply chain and distribution, manufacturing, sales and marketing and complex information technology and related systems

>  Knowledge and expertise related to strategic planning, technology innovation and research and development

>  Knowledge of complex operational, management, financial and operational issues faced by large global companies

>  Public company board and governance experience

Position, Principal Occupation and Professional Experience

>	Serves as the Principal at Hajime, LLC, a supply chain advisor for start-up companies (since Jan. 2014)

>	Vice President, Operations of Apple Inc., where she oversaw the launch of the iPad® and manufacturing of the Mac® Desktop & Accessories product lines (July 2008 - Jan. 2014)

>	Senior Vice President, Integrated Supply Chain and Chief Procurement Officer of Motorola Solutions, Inc. (June 2006 - July 2008)

>	14-year career with International Business Machines Corporation serving within the Systems & Personal Computer division and as Vice President, Integrated Supply Chain

>	Served for 5 years in the U.S. Air Force as a Captain

Other Current/Recent Public Company Directorships

>	Sanmina Corporation (since 2016)

>	Signify N.V. (since 2016)
>	L3 Technologies, Inc. (2018 - June 28, 2019)

L3Harris Committees > Ad Hoc Technology > Nominating and Governance	Robert B. Millard	Age: 69 Director since June 29, 2019 (1997 including L3 service)	Lead Independent Director (since June 29, 2019)
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge and expertise related to corporate finance, capital raising, financial planning, accounting, mergers and acquisitions, and economic analysis

>  Experience and knowledge related to strategic planning, product development, technology innovation, and talent management

>  Public company board, governance and executive compensation experience

Position, Principal Occupation and Professional Experience

>	Chairman of the Massachusetts Institute of Technology Corporation since 2014

>	Held various positions in business, including:

■	Managing Director at Lehman Brothers and its predecessors (1976 - 2008)
■	Chairman of Realm Partners L.L.C. (2009 - 2014)

Other Current/Recent Public Company Directorships

>	Evercore Inc. (since 2012)

>	L3 Technologies, Inc. (1997 - June 28, 2019)

15	L3HARRIS 2020 PROXY STATEMENT

L3Harris Committees > Ad Hoc Technology > Nominating and Governance (Chairperson)	Lloyd W. Newton	Age: 77 Director since June 29, 2019 (2012 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris
>  Knowledge and expertise in complexities of U.S. military and defense industry and extensive background in U.S. Department of Defense operations and human resources

>  Experience addressing complex organizational and strategic issues, managing significant operating budgets and handling legislative and public affairs

>  Knowledge of, and experience with, large aerospace and defense government projects and with the procurement process, including with major U.S. Department of Defense programs, and with complex operations, business development and technology-driven business environments

>  Public company board and governance experience

Position, Principal Occupation and Professional Experience

>	Executive Vice President, Pratt & Whitney Military Engines, an aerospace manufacturer (Sept. 2000 - March 2006)

>
Four-Star General and Commander, U.S. Air Force (Retired), retired in March 2000, after 34 years of service. Responsible for the recruiting, training and education of all Air Force personnel from 1997 until his retirement. Also served as an Air Force congressional liaison officer with the U.S. House of Representatives and was a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds

Other Current/Recent Public Company Directorships

>	L3 Technologies, Inc. (2012 - June 28, 2019)

>	Torchmark Corporation (2006 - 2018)

DIRECTOR NOMINATION PROCESS

Our Board is responsible for approving nominees to stand for election as directors. Our Nominating and Governance Committee assists in this process, identifying individuals it determines are qualified to become Board members and recommending nominees.

Our Board has a long-standing policy to consider director nominees recommended by shareholders. A shareholder who wishes to recommend a nominee may do so by following the process discussed on page 100. Our Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of our Nominating and Governance Committee, and such nominations will be evaluated and considered by that committee in the same manner in which it evaluates other proposed nominees.

In addition, the “proxy access” provision of our By-Laws allows an individual eligible shareholder, or a group of no more than 20 eligible shareholders, to nominate and include in our proxy materials candidates for election to our Board under terms that include the following:

>	The shareholder or shareholder group must have owned 3% or more of the outstanding shares of our common stock continuously for at least three years.

>	The maximum number of proxy access nominees permitted is the greater of two or 20% of our Board (rounded down to the nearest whole number).

>
The shareholder(s) and the nominee(s) must satisfy additional eligibility and procedural requirements set forth in Article II, Section 11 of our By-Laws, including that a proxy access nomination notice must be delivered to us within a prescribed time period in advance of our Annual Meeting (see page 100 for the specific timeframe that applies to nominations for our 2021 Annual Meeting of Shareholders) and that all nominees and nominating shareholder(s) provide certain information, representations and agreements to us.

Our Board believes that the proxy access provision of our By-Laws strikes an appropriate balance between providing our shareholders with broad and meaningful access to our proxy materials, on one hand, and requiring sufficient transparency, protecting the interests of all shareholders and ensuring effective governance, on the other hand, and reflects best practices by being broadly consistent with other Standard & Poor’s 500 (“S&P 500”) companies’ proxy access by-laws.

Our Nominating and Governance and Committee expects to retain a third-party search firm to assist in identifying and/or evaluating potential nominees, and all of our current independent directors who were previously directors of Harris were identified and/or evaluated using that process.

L3HARRIS 2020 PROXY STATEMENT	16

BOARD REFRESHMENT POLICY

As noted above, upon completion of the Merger on June 29, 2019, our Board was reconstituted to consist of twelve directors:

>	William M. Brown, Chairman and Chief Executive Officer (formerly Harris’ Chairman, President and Chief Executive Officer);

>	Christopher E. Kubasik, Vice Chairman, President and Chief Operating Officer (formerly L3’s Chairman, Chief Executive Officer and President);

>	Five independent directors from the Harris Board (Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Dattilo, Roger B. Fradin and Lewis Hay III); and

>	Five independent directors from the L3 Board (Thomas A. Corcoran, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton).

Our Board believes that these twelve directors not only have a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value, but, together, also possess a deep and unique understanding of our business and thus the challenges and opportunities L3Harris faces, and therefore, our Board is well positioned to discharge its responsibilities. Our Board has a favorable balance of shorter and longer tenures and has benefited through new interactions and the accompanying refreshed perspectives.

We do not impose term limits for directors. Under our retirement policy, a director who reaches age 75 may not be appointed, re-appointed, nominated or stand for election or re-election, but may serve out the remainder of his or her then-current term. This policy does not apply to any director designated pursuant to the Merger-related provisions of our Restated Certificate of Incorporation and our By-Laws, until after the third anniversary of the Merger. A director also is expected to offer to tender his or her resignation from the Board in the event of retirement from his or her principal position or another significant change in employment position or employer. Our Board then would determine whether such director’s continued Board membership under the new circumstances is in the best interests of L3Harris and our shareholders, free from conflicts of interest and otherwise appropriate.

17	L3HARRIS 2020 PROXY STATEMENT

CORPORATE
GOVERNANCE

We have long been focused on and committed to responsible and effective corporate governance in order to enhance the creation of sustainable, long-term shareholder value and to be accountable and responsive to our shareholders. In support of those goals, we have Corporate Governance Guidelines that trace their history to 1960. Our Board regularly reviews our Corporate Governance Guidelines and updates them from time to time as regulatory requirements change and governance practices evolve. Our Nominating and Governance Committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to our Board concerning corporate governance matters.

Our Corporate Governance Guidelines address a broad set of issues that our Board believes are integral to sound governance practices:
>	Board composition

>	Director independence

>	Selection of Chairman

>	Designation and responsibilities of Lead Independent Director

>	Selection of Board nominees

>	Board membership criteria

>	Majority voting for directors

>	Director retirement policy

>	Other directorships
>	Director compensation

>	Stock ownership guidelines

>	Prohibitions on hedging

>	Prohibition on margin accounts and pledging transactions

>	Meeting schedules and agenda

>	Executive sessions of independent directors

>	Access to management

>	Board committees and membership
>	Board and director responsibilities

>	Director orientation and continuing education

>	CEO performance evaluation and compensation

>	Succession planning

>	Board and committee self-evaluations

A copy of our Corporate Governance Guidelines is available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance.

OUR BOARD’S ROLE AND RESPONSIBILITIES

Overview

Our Board is responsible for overseeing the management of our business, property and affairs and is focused on the creation of sustainable, long-term shareholder value. In addition to participating in Board and committee meetings held at our corporate headquarters or other offices or locations and reviewing relevant materials, Board members inform themselves about our business through discussions with our Chief Executive Officer (“CEO”), our President and Chief Operating Officer (“COO”) and our other executives, and by visiting our facilities.

Our Board’s major responsibilities include:

>	overseeing the conduct of our business and reviewing and approving our long-term strategy, key strategic and financial objectives and operating plans and other significant actions;

>	overseeing the management of our business and other enterprise risks;

>	establishing and maintaining an effective governance structure, including appropriate board composition;

>	planning for board succession and appointing directors to fill Board vacancies between annual meetings of shareholders;

>
selecting our CEO and COO, electing our corporate officers, evaluating the performance of our CEO, COO and other executive officers, planning for CEO succession and monitoring management’s succession planning for other executive officers;

>	determining CEO and COO compensation and overseeing the determination of other executive officer compensation;

>	overseeing our ethics and compliance programs; and

>
overseeing our systems of control which promote accurate and timely reporting of financial information to shareholders and our processes for maintaining the integrity of our financial statements and other public disclosures.

L3HARRIS 2020 PROXY STATEMENT	18

Strategy Oversight

Our Board plays an active role in overseeing the formulation and implementation of our overall business strategy. As part of our annual strategic planning process, toward the end of each fiscal year, our senior leadership team and other executives present to our Board Company-wide and business unit annual operating plans and three-year strategic plans for the upcoming fiscal year(s). Our Board thoroughly reviews and provides substantive insight and guidance on these plans and, after further review sessions, approves them. Our Board then receives regular updates throughout the year on the progress, challenges and risks with respect to execution of the plans.

Our Board also routinely receives updates on and discusses topics of strategic importance to us, such as technology, cybersecurity, enterprise risk management and merger, acquisition and portfolio shaping opportunities. Our Board holds executive sessions solely for independent directors, and separately with our CEO and COO present, at each regularly-scheduled Board meeting to discuss strategic matters and other significant business developments.

Risk Oversight

In fulfilling its responsibility of overseeing the management of our business and other enterprise risks, our Board has approved our use of an enterprise risk management (“ERM”) process administered by management, as described below, and considers risks and related mitigation identified through the ERM process or raised in the context of a range of matters on which management reports to our Board or one of its committees.

ENTERPRISE RISK MANAGEMENT PROCESS

Our ERM process, among other things, is designed to identify material risks across L3Harris with input from each business segment and function. This process has been reviewed by our Board and is the subject of oversight and regular review by our Audit Committee. However, the responsibility for the day-to-day management of risk lies with our management, which continually monitors the material risks facing L3Harris, including strategic risk, financial risk, operational risk, and legal and compliance risk. Under our ERM process, which is coordinated through a cross-functional management committee, various material business risks are regularly identified, assessed and prioritized. The top risks to L3Harris, which are reflected in an enterprise risk “heat map,” and any mitigation plans associated with those risks, are reported to our Board. In addition, our management ERM committee regularly provides reports to our senior executives to ensure dissemination of information about identified risks to management and throughout L3Harris. We also manage risk through numerous controls and processes embedded in our operations, which are reviewed from time to time with our Board and/or its relevant committees.

ALLOCATION OF RISK OVERSIGHT RESPONSIBILITIES

As noted above, our Board also considers risks that are raised in the context of various matters that management may bring to the attention of our Board or one of its committees. When a committee considers risks, it provides reports regarding such risks to our full Board. Examples of risks considered by our Board and its committees are shown below:

>
Full Board – elements of risk related to Company-wide and business unit annual operating plans, three-year strategic plans, cybersecurity, merger, acquisition and portfolio shaping opportunities, market environment updates, regular financial and operations updates and other strategic discussions.

>
Audit Committee – elements of risk related to financial reporting, internal audit, internal control over financial reporting, auditor independence and related areas of accounting, taxation, law and regulation.

>	Compensation Committee – elements of risk related to compensation policies and practices and talent management and succession planning.

>
Finance Committee – elements of risk related to liquidity, financial arrangements, capital structure, ability to access capital markets and the financial and investment aspects of our defined contribution and defined benefit plans.

>
Nominating and Governance Committee – elements of risk related to corporate governance issues and various aspects of U.S. and international regulatory compliance, ethics, business conduct, social responsibility, environmental, health and safety matters and export/import controls.

19	L3HARRIS 2020 PROXY STATEMENT

Management Succession Planning

As part of its oversight responsibility for management succession planning, our Board dedicates at least one meeting each year to a comprehensive review of our management succession strategy and our leadership pipeline for key roles, including the CEO, based on our long-term strategy. Our Board’s Compensation Committee facilitates the review session, which includes:

>	consideration and assessment of key leadership talent throughout our Company;

>	our talent strategy for critical positions, including roles for which it may be necessary to consider external candidates; and

>	contingency plans in the event the CEO or another executive officer unexpectedly is unable to serve for any reason, including death or disability.

In addition, management conducts periodic talent reviews of all of our business segments and corporate functional areas, including discussion of the succession plans for key positions and identification of top talent for development in future leadership roles. These reviews inform and support our Board’s review session. Our Board also receives regular updates on key talent indicators for our overall workforce, including employee engagement, attrition, diversity and inclusion, recruiting and development programs and our broader human capital strategy, and has regular opportunities to observe key leaders and high-potential talent through presentations, meetings and other events. On occasion, individual Board members may serve in a mentoring capacity for one or more of our executives.

Ethics, Compliance and Sustainability Oversight

Our Board has responsibility for overseeing our ethics and compliance programs and our activities related to corporate citizenship and responsibility and sustainability. This oversight is carried out largely through our Board’s Nominating and Governance Committee, which assists our Board in overseeing our ethics and business conduct program, our environmental, health and safety programs and our charitable, civic, educational and philanthropic activities, and also monitors and takes appropriate action regarding strategic issues and trends relating to environmental, social and governance efforts and corporate citizenship and responsibility that could affect our operations, financial performance or public image. For additional details on the role of our Nominating and Governance Committee, see page 28.

CODE OF CONDUCT

All L3Harris employees, officers and directors are required to abide by our Code of Conduct to help ensure that we consistently conduct our business in an ethical and legal manner. Our Code of Conduct is an important component of a comprehensive ethics and compliance program that includes compliance with all laws and corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility.

Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibility as to our compliance with the goals and objectives in our Code of Conduct by reviewing and taking action regarding compliance processes, standards and controls and reviewing results of relevant audits and investigations. Our Code of Conduct covers a broad range of topics, including:
>	Respect in the workplace

>	Health and safety

>	Privacy of personally identifiable information

>	Avoiding conflicts of interest

>	Working with governments

>	Commitment to quality

>	Preventing bribery and corruption

>	Business courtesies

>	Fair competition

>	Exports, imports and trade compliance
>	Confidential information and intellectual property

>	Material non-public information and insider trading

>	Communicating L3Harris information

>	Social media

>	Business records and record management

>	Protecting L3Harris and customer assets

>	Political activities and lobbying

>	Human rights

>	Corporate responsibility

Employees are required to report any conduct they believe in good faith to be a violation of our Code of Conduct or policies. Our Code of Conduct is posted on our website at www.l3harris.com/corporate-governance and also is available by written request to our Corporate Ethics Office, L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Code of Conduct that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

L3HARRIS 2020 PROXY STATEMENT	20

SUSTAINABILITY – ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

As an aerospace and defense company, L3Harris leads, manages and monitors a broad range of ESG impacts, and the following summary focuses on key impacts relevant to our business and to our stakeholders.

Sound Governance, Board Leadership. L3Harris is committed to responsible and effective corporate governance to enhance the creation of sustainable, long-term shareholder value and be accountable and responsive to all stakeholders.

In support of those goals, we have Corporate Governance Guidelines that our Board regularly reviews and updates as regulatory requirements change and governance practices evolve.

Our Board is well positioned to discharge its responsibilities. The members have a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value. They also have a deep and unique understanding of the business and the challenges and opportunities L3Harris faces.

Living Our Values. Our unwavering commitment to the highest ethical standards is a cornerstone of our values and our continued success. We instill the highest standards of performance and behavior in our employees, who sign an annual pledge to never compromise our values in order to achieve business objectives. Our customers, shareholders, suppliers and communities expect nothing less.

Advancing Environmental Sustainability & Compliance. The company’s robust environmental, health and safety (“EH&S”) management system provides the framework for establishing policies and standards, as well as enterprise initiatives to reduce solid waste, water usage and greenhouse gas emissions. The EHS management system follows the guidelines and principles outlined in ISO 14001, OHSAS 18001 and ANSI Z10.

Following the Merger, L3Harris is working to re-baseline company metrics and re-announce our long-term goals with the company’s first ESG Report that will be in accordance with industry standards. We are focused on continuous improvement in order to further reduce greenhouse gas emissions and water usage and increase our solid waste diversion rate from landfill.

Strategies to drive continuous improvement include leveraging our EHS management system, IDENTIFYING AND QUANTIFYING ENERGY-SAVING OPPORTUNIES, INSTALLING MORE ENERGY EFFICIENT INFRASTRUCTURE, CONDUCTING solid waste characterization assessments, and establishing employee-led GreenTeams across the organization.

Ensuring a Safe Workplace. L3Harris is committed to protecting the health and safety of our workers and customers and the environments in the global communities where we operate. By leveraging our EHS management system centered around industry best practices and continuous improvement, we minimize and seek to eliminate exposure to hazards every day to promote an ‘Accept Only Zero’ mindset.

Building a High-Performance Culture: Diversity and Inclusion. Our commitment to speed, innovation and flawless execution is matched only by our dedication to providing every employee with rewarding career opportunities and an inclusive environment.

L3Harris is proud to have eight Employee Resource Groups. These voluntary, employee-led groups connect those with shared values and interests, and host activities focused on professional development, community outreach and employee engagement.

We recognize the importance of gender parity and take our commitment to strengthen the pipeline and create pathways for women to reach leadership positions very seriously.

Our CEO has signed the CEO Action for Diversity and Inclusion and the Catalyst CEO Actions for change, where we commit to advance diversity, build inclusion, empower employees, mitigate bias, advance understanding and drive accountability.

Our efforts to create a welcoming, engaging and inclusive workplace have been externally recognized. L3Harris received 100% on the Human Rights Campaign Corporate Equality Index. In addition, L3Harris was the only aerospace and defense company included on the 2020 Bloomberg Gender Equality Index. Last year, L3Harris was also certified as a Great Place to Work.

Supporting Our Communities. Community investment and outreach is more than a business strategy – it’s about driving positive change in the areas that matter most. L3Harris provides philanthropic support to our communities through strategic investments in STEM (Science, Technology, Engineering and Mathematics) programs that strengthen education and skills of our industry’s next generation, projects aligned with our customers’ missions and opportunities in the community.

This past Veterans’ Day, L3Harris launched a company-wide volunteer initiative, LIFT (L3Harris Investing for Tomorrow), that facilitates employee volunteer service. The launch on Veterans’ Day was celebrated with more than 60 events across the U.S.

21	L3HARRIS 2020 PROXY STATEMENT

Communicating With Our Board of Directors

GENERAL COMMUNICATIONS

Shareholders and other persons who wish to communicate with a member or members of our Board, including our Chairman, our Vice Chairman, our Lead Independent Director, the chairperson of any standing committee of our Board or the independent directors as a group, may send an e-mail to the intended recipient(s) c/o our Secretary at corporate.secretary@l3harris.com or may write to the intended recipient(s) c/o our Secretary, L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication and, if it is related to the duties and responsibilities of our Board and its committees, will forward it to the appropriate recipient(s). A director who receives a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee thereof.

Our Board has instructed our Secretary not to forward communications that our Secretary deems unduly hostile, threatening, illegal or otherwise inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications (other than surveys, spam, etc.) that were not forwarded to the intended recipient(s) and will make those communications available to any director upon request.

ACCOUNTING, INTERNAL CONTROL, AUDITING AND OTHER MATTERS

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters, financial reporting or disclosure matters, and other matters relating to actual, alleged or potential violations of any law, rule or regulation relating to securities or to fraud against shareholders. Upon receipt of a complaint or concern, a determination will be made whether it pertains to any of these matters, and if it does, it will be handled in accordance with these procedures. A copy of the procedures is available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance.

Employees may communicate concerns about such matters to their supervisor, manager or ethics advisor, or to the Vice President, Internal Audit or the Director, Ethics and Compliance or certain other individuals. Alternatively, they may communicate their concerns on a confidential, anonymous basis by way of e-mail or toll-free hotline numbers listed on our website and in our Code of Conduct.

Other persons with such complaints or concerns may contact our Vice President, Internal Audit or Director, Ethics and Compliance at 1025 West NASA Boulevard, Melbourne, Florida 32919.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

To further align the interests of our non-employee directors and shareholders, our Board has adopted stock ownership guidelines for our non-employee directors, as follows:

>	Our non-employee directors are expected to own L3Harris stock or stock equivalent units having a minimum value equal to five times the annual cash retainer for service as a member of our Board.

>
Directors are expected to meet these levels within five years after election or appointment to our Board (or five years from the closing of the Merger, in the case of non-employee directors designated by Harris or L3 in connection with the Merger).

Shares owned outright or jointly by the non-employee director and deferred equity awards (on an after-tax basis) credited for the non-employee director under any deferred compensation plan maintained by L3Harris count toward the guidelines. Directors who are retiring and will not be standing for re-election at the next Annual Meeting are no longer subject to the guidelines. As of February 28, 2020, all of our non-employee directors met the stock ownership guidelines or were on track to achieve such ownership within the applicable compliance timeframe.

BOARD LEADERSHIP STRUCTURE

Our Board’s leadership is currently structured as follows:

>	a combined position of Chairman of the Board (“Chairman”) and CEO;

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>	a Vice Chairman of the Board (“Vice Chairman”);
>	a Lead Independent Director with well-defined duties that support our Board’s oversight responsibilities;
>	a robust committee structure comprised solely of independent directors; and
>
engaged Board members who are independent (other than our current Chairman and CEO and our current Vice Chairman, President and COO) and who conduct candid and constructive discussions and deliberations.

Board Policy on Chairman and CEO Roles

Our Board elects a Chairman from among the directors and also may appoint a Vice Chairman, as it has done in connection with the Merger. Our Board combines or separates the positions of Chairman and CEO based on what our Board believes best serves the needs of L3Harris and our shareholders at any particular time based on then-existing facts and circumstances. For example, in connection with the transition to Mr. Brown as Harris’ CEO in November 2011, the Harris Board appointed Mr. Dattilo as non-executive Chairman to provide independent leadership during the transition and enable Mr. Brown to concentrate on our business operation. A few years later, the Harris Board re-combined the CEO and Chairman positions and designated Mr. Dattilo as Lead Independent Director.

This history evidences our Board’s proactive commitment to strong corporate governance and appropriate independent oversight of management. Our Board believes it would be fundamentally wrong, however, to permanently and inflexibly separate or combine the positions of Chairman and CEO and remove our Board’s ability to choose the leadership structure that best serves the needs of L3Harris and our shareholders at a given time based on its unique knowledge of the challenges and opportunities L3Harris faces.

Current Board Leadership

Our Board believes the following factors are key to providing it with appropriate opportunities for oversight, discussion and evaluation of L3Harris’ decisions and direction:

>	the Lead Independent Director structure;
>	the independence of each director, other than Messrs. Brown and Kubasik;
>	the ability of independent directors to participate in the agenda-setting process for our Board and committee meetings;
>	regularly scheduled executive sessions of independent directors; and
>	our directors’ access to management.

Our Lead Independent Director currently is Mr. Millard, whom our Board designated on June 29, 2019 and who succeeds Mr. Hay.
As noted elsewhere, under the terms of the Merger Agreement and the related employment agreements with Mr. Brown and Mr. Kubasik:
>
Mr. Brown will serve as our Chairman and CEO through the second anniversary of the Merger, then step down as CEO and continue to serve for one additional year as Chairman. On the third anniversary of the Merger, he will retire as an officer and employee of L3Harris and resign as a member of our Board.

>
Mr. Kubasik will serve as Vice Chairman, President and COO through the second anniversary of the Merger (or, if earlier, the date that Mr. Brown ceases to serve as our CEO), at which point he will become our CEO. On the third anniversary of the Merger, Mr. Kubasik will become our Chairman.

The employment agreements with Mr. Brown and Mr. Kubasik are described in “Compensation Discussion and Analysis – Employment Agreements” beginning on page 52.

Our Board believes that its current leadership structure provides independent board leadership and oversight while also benefiting from having Mr. Brown serve as Chairman as well as CEO, and that Mr. Brown has demonstrated the strong leadership and vision necessary to drive our strategies and achieve our objectives while so serving. Our Board believes that Mr. Brown’s in-depth knowledge of our business and its challenges and opportunities, as well as his extensive understanding of our day-to-day operations and his ability to provide insight and direction on important strategic initiatives, make him well-positioned to chair regular Board meetings and to bring key business and stakeholder issues to our Board’s attention.

23	L3HARRIS 2020 PROXY STATEMENT

Role of Lead Independent Director
When our Chairman is not an independent director, our independent directors (by affirmative majority vote) designate one independent Board member to serve as Lead Independent Director. Service as Lead Independent Director generally is for a one-year term commencing on the date of our Annual Meeting of Shareholders. Until the third anniversary of the completion of the Merger, our Lead Independent Director must be a director designated by L3 prior to the Merger, who may be removed as Lead Independent Director prior to that anniversary only with the approval of at least 75% of the other then-serving independent directors.
The responsibilities and authority of our Lead Independent Director include:

>  Presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of our independent directors;
>  Serving as liaison between our Chairman and our independent directors;
>  Approving the information sent to our Board and the meeting agendas for our Board;
>  Approving our Board meeting schedules to assure sufficient time for discussion of all agenda items;
>  Calling meetings of our independent directors;
>  Being available for consultation and direct communication with major shareholders, if they request and consistent with our policies regarding shareholder communications;
>  Providing timely feedback from executive sessions of our independent directors to our CEO or other members of senior management;

>  Playing a key role in the annual CEO and COO evaluation process, together with the Chairperson of our Compensation Committee (or the Chairperson of our Nominating and Governance Committee if the same individual is serving as Lead Independent Director and Chairperson of our Compensation Committee);
>  Playing a key role in our Board’s annual self-evaluation process and related matters, together with the Chairperson of our Nominating and Governance Committee (or the Chairperson of our Compensation Committee if the same individual is serving as Lead Independent Director and Chairperson of our Nominating and Governance Committee);
>  Guiding and playing a key role in the CEO succession planning process; and
>  Other responsibilities and authority as our Board may determine from time to time.

The designation of a Lead Independent Director is not intended to inhibit communications among our directors or between any of them and our Chairman.

The agenda for each regularly scheduled Board meeting includes an executive session of independent directors, which is chaired by our Lead Independent Director. The agenda for each regularly scheduled standing committee meeting (other than quarterly earnings review meetings of our Audit Committee) likewise includes an executive session of independent directors.
An important part of the executive sessions of independent directors of our Board and its standing committees is the discussion of results from the annual self-evaluations undertaken by our Board and its standing committees, which are described below.

Self-Evaluations by our Board and Committees

Our Board and its standing committees undertake annual self-evaluations designed to foster continuous improvement in performance and effectiveness. Our Nominating and Governance Committee facilitates our Board’s annual self-evaluation. Directors are asked to consider areas such as our Board’s role, relations with management, composition and meetings, and committee members are asked to consider areas such as the committee’s role and the responsibilities articulated in its charter, its composition and its operation. Self-evaluations may be undertaken utilizing written questionnaires, facilitated discussions or other means, as determined by our Board or the applicable committee. As noted above, review and discussion of the self-evaluation process and results occurs in executive session of our Board or the applicable committee.

Director Independence Standards
Our Board assesses the independence of our directors and examines the nature and extent of any relationships between us and our directors, their families and their affiliates. Our Board is guided in this assessment by our Director Independence Standards, available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance.

For a director to be considered independent, our Board must affirmatively determine that the director does not have any direct or indirect material relationship with us, other than as a director. When assessing the materiality of a director’s relationship with us, our Board will consider the issue not merely from the standpoint of the director, but also from the standpoint of persons

L3HARRIS 2020 PROXY STATEMENT	24

or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.
Pursuant to our Corporate Governance Guidelines, our Board undertook a review of director independence in February 2020, which included a review of the responses of each director to questions regarding his or her commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and discussions with the director. Based on the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that each director, with the exception of Mr. Brown, our Chairman and CEO, and Mr. Kubasik, our Vice Chairman, President and COO, is independent and has no direct or indirect material relationship with L3Harris, other than as a director, that impairs the director’s independence.
In connection with its independence determination, our Board considered that we conduct business with the Massachusetts Institute of Technology, where Mr. Millard is chair of the Massachusetts Institute of Technology Corporation. In no instances did the amount received by us or such other organization in our fiscal transition period exceed the greater of $1 million or 1% of either our or such other organization’s consolidated gross revenues. Mr. Millard did not have any interest in these transactions and was not involved in decisions regarding us with respect to these transactions.

L3HARRIS 2020 PROXY STATEMENT	25

BOARD COMMITTEES
Our Board currently has four standing committees to assist in discharging its responsibilities: Audit, Compensation, Finance, and Nominating and Governance. Our Board also has an Ad Hoc Technology Committee that provides oversight of technology and innovation processes, initiatives and talent.
Each committee regularly reports its activities and actions to our full Board, generally at the next Board meeting following the committee meeting. Our Board has adopted a written charter for each committee. The charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee comply with the NYSE corporate governance requirements. There are no NYSE requirements with respect to our Finance Committee charter.
Copies of all standing committee charters and our Corporate Governance Guidelines are available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance and also are available to shareholders upon written request to our Secretary at L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919.
Each standing committee’s principal functions are summarized below, with a more detailed description of purposes and responsibilities contained in its charter (and in our Corporate Governance Guidelines, in the case of our Nominating and Governance Committee).
Audit Committee	Chair Lewis Kramer	Members Sallie B. Bailey Peter W. Chiarelli Thomas A. Corcoran
Key responsibilities
>
Assisting our Board in overseeing, among other things: the quality and integrity of our financial statements; our compliance with relevant legal and regulatory requirements; our internal control over financial reporting; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and our independent registered public accounting firm.

>	Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm.
>	Pre-approving all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm.
>
Reviewing and discussing with our independent registered public accounting firm, our internal audit department and our management any major issues regarding accounting principles and financial statement presentations, the effect of regulatory and accounting initiatives or actions, as well as off-balance sheet structures, on our financial statements, and any major issues concerning the adequacy of our internal controls or special steps adopted in light of any material control deficiencies.

>	Discussing guidelines and policies governing management’s risk assessment process.
>	Reviewing and discussing our earnings press releases, the types of financial information and earnings guidance we provide, and the types of presentations made by us to analysts and rating agencies.
>
Reviewing and discussing quarterly and year-end operating results with our independent registered public accounting firm, our internal audit department and our management; reviewing our interim financial statements prior to their inclusion in our Form 10-Q filings; and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

Our Board has determined that each member of our Audit Committee:
>	is independent within the meaning of NYSE listing standards, applicable laws and rules and our Director Independence Standards: and
>	satisfies the “financial literacy” requirements of NYSE listing standards and has “accounting or related financial management expertise.”
Our Board also has determined that Mr. Kramer and Ms. Bailey each satisfy the “audit committee financial expert” criteria, as that term is defined by Securities and Exchange Commission (“SEC”) rules.

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Compensation Committee	Chair Lewis Hay III	Members Thomas A. Dattilo Lewis Kramer Rita S. Lane

Key responsibilities

>	Reviewing management training, development, organizational structure and succession plans, and recommending to our Board individuals for election as officers, including executive officers.

>	Overseeing and reviewing our overall compensation philosophy, establishing the compensation and benefits of our executive officers and administering our equity-based compensation plans.

>
Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and COO, evaluating our CEO’s and COO’s respective performance against those goals and objectives, and together with all independent directors of our Board, determining and approving annual salary, cash and equity incentives and other executive benefits for our CEO and COO based on this evaluation.

>	Reviewing and approving the annual salary, cash and equity incentives and other benefits for our other executive officers.

>
Reviewing and approving employment, separation, severance and change in control agreements and terms and any special arrangements in the event of termination of employment, death or retirement of executive officers.

>	Determining stock ownership guidelines for our CEO, COO, executive officers and other corporate officers and overseeing compliance with such guidelines.

>	Overseeing regulatory compliance with applicable executive compensation laws, rules and regulations and with NYSE rules regarding shareholder approval of equity compensation plans.

>
Reviewing, in consultation with our Nominating and Governance Committee, responses to shareholder proposals regarding matters falling within the responsibilities and duties of our Compensation Committee.

>	Reviewing management’s assessment of the effect on our business of risks from our compensation policies and practices and periodically discussing such matters with management.

>	Periodically reviewing our diversity and inclusion efforts.

>
Reviewing and discussing the “Compensation Discussion and Analysis” section of our proxy statement with management and making a recommendation to our Board on the inclusion of such section in our proxy statement.

>	Retaining and terminating independent executive compensation consultants, including approving such consultants’ fees and other retention terms.

Our Board has determined that each member of our Compensation Committee is independent within the meaning of the NYSE listing standards, applicable laws and rules and our Director Independence Standards.

Our Compensation Committee has delegated to our CEO the authority to grant equity awards to employees who are not executive officers, subject to an annual maximum number of shares underlying the awards that may be granted, and annually reviews these awards.

For additional information regarding the role of our Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 35.

Finance Committee	Chair Roger B. Fradin	Members Sallie B. Bailey Thomas A. Corcoran Rita S. Lane

Key responsibilities

>	Periodically reviewing our financial position, capital structure, working capital, capital transactions, equity investments, debt ratings and other matters relating to our financial condition.

>	Reviewing our dividend policy, capital asset plan and share repurchase policy and making recommendations to our Board relating to such policies.
>	Overseeing the financial and investment policies and objectives applicable to our material benefit plans.

Our Board has determined that each member of our Finance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards.

27 L3HARRIS 2020 PROXY STATEMENT

Nominating and Governance Committee	Chair Lloyd W. Newton	Members Thomas A. Dattilo Lewis Hay III Robert B. Millard

Key responsibilities

>	Identifying and recommending qualified individuals for election or re-election to our Board and filling vacancies on our Board.

>	Adopting a policy and procedures for considering director candidates recommended by our shareholders.

>	Developing, reviewing and recommending to our Board our Corporate Governance Guidelines and monitoring trends and evolving practices in corporate governance.

>
Periodically assessing the adequacy of our corporate governance framework, including our Restated Certificate of Incorporation and By-Laws, and recommending changes to our Board for approval, as appropriate.

>	Developing, reviewing and recommending to our Board director compensation and benefit plans.

>	Reviewing, and making recommendations to our Board concerning, the structure, size, composition and operation of our Board and its committees, including recommending committee assignments.

>	Developing, reviewing and recommending to our Board the meeting schedule for our Board and its committees, in consultation with our Lead Independent Director and each committee chairperson.
>	Reviewing, and approving or ratifying, related person transactions in accordance with relevant policies.

>	Reviewing and making recommendations to our Board regarding shareholder proposals and a process for shareholder communications with our Board.

>	Facilitating our Board’s annual self-evaluation of its performance and effectiveness.

>	Retaining and terminating independent director compensation consultants, including approving such consultants’ fees and other retention terms.

>	Assisting our Board in overseeing our ethics and business conduct program consistent with sound, ethical business practices and legal requirements.

>	Assisting our Board in overseeing our environmental, health and safety programs and charitable, civic, educational and philanthropic activities.

>
Reviewing and taking appropriate action concerning strategic issues and trends relating to corporate citizenship and responsibility, including social and political trends and public policy issues that may have an impact on our operations, financial performance or public image.

Our Board has determined that each member of our Nominating and Governance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards.

For additional information regarding the role of our Nominating and Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement beginning on page 30.

Ad Hoc Technology Committee	Chair Peter W. Chiarelli	Members Roger B. Fradin Robert B. Millard Lloyd W. Newton

In addition to the four standing committees shown above, our Board also has an Ad Hoc Technology Committee that provides oversight of technology and innovation processes, initiatives and talent.

L3HARRIS 2020 PROXY STATEMENT 28

OTHER GOVERNANCE MATTERS

Meeting Attendance

In our fiscal transition period, our Board of Directors held 4 meetings, and its committees held a total of 13 meetings, and the average attendance of directors at those meetings is shown in the table below.

Fiscal Transition Period Board and Committee Meetings and Attendance

Board / Committee	Number of Meetings Held	Average Meeting Attendance
Board of Directors	4	100%
Audit Committee	5	100%
Compensation Committee	4	100%
Finance Committee	1	100%
Nominating and Governance Committee	2	100%
Ad Hoc Technology Committee	1	100%

Each director attended 100% of the fiscal transition period meetings of our Board and its committees on which he or she served. All of the directors taken together attended 100% of such meetings of our Board and its committees on which they served. In addition to meetings at our corporate headquarters, our Board periodically holds meetings at other facilities and locations.

We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend each Annual Meeting of Shareholders. All of our Board members attended our 2019 Annual Meeting of Shareholders.

Related Person Transaction Policy

Our Board has adopted a written policy and procedures for the review, approval and ratification of transactions among L3Harris and our directors and executive officers and their related interests. The policy supplements the conflicts of interest policies set forth in our Code of Conduct and our other internal policies and procedures. Under the related person transaction policy, all related person transactions are to be reviewed by our Nominating and Governance Committee. Our Nominating and Governance Committee may approve or ratify a related person transaction if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of L3Harris and our shareholders. This may include situations where we provide to or receive from related persons products or services on an arm’s-length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the review, approval or ratification of the related person transaction.

Under the policy and consistent with SEC rules, a related person transaction is any transaction, arrangement or relationship in which L3Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires that each director and executive officer annually complete a questionnaire to identify his or her related interests and persons and notify us of changes to that information. Before entering into a proposed related person transaction, the related person or involved business area of L3Harris is requested to notify our Secretary of the facts and circumstances of the proposed transaction. If the Secretary determines that the proposed transaction is a related person transaction, it shall be submitted to our Nominating and Governance Committee for review and consideration. A related person transaction entered into without our Nominating and Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to our Nominating and Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by our Nominating and Governance Committee.

Based on its holdings as reported on a Schedule 13G/A filed with the SEC, each of The Vanguard Group and BlackRock, Inc. beneficially owned more than 5% of our common stock as of February 28, 2020. The Vanguard Group and certain of its affiliates provided asset management services in our fiscal transition period for our defined contribution and defined benefit plans, for which participants paid or will pay approximately $57,289. BlackRock, Inc. and certain of its affiliates provided asset management services in our fiscal transition period for certain of our defined contribution and defined benefit plans, for which participants paid or will pay approximately $799,891.

29 L3HARRIS 2020 PROXY STATEMENT

The agreements with each of The Vanguard Group and BlackRock, Inc. were negotiated on an arm’s-length basis, and the ownership of our common stock plays no role in the business relations between us and The Vanguard Group and BlackRock, Inc. In addition, we believe that the agreements represent standard terms and conditions for asset management services. In accordance with our then-existing related person transaction policy, the Harris Governance and Corporate Responsibility Committee reviewed, ratified and approved the agreements entered into by Harris with The Vanguard Group and BlackRock, Inc.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable, long-term value for our shareholders. The program also is intended to recognize the time commitments and potential liability associated with serving on the board of a public company.

Our independent directors are not permitted to receive, directly or indirectly, any consulting, advisory or other compensatory fees from us, and we do not compensate our employee directors separately for service as a director.

The form and amount of director compensation is annually reviewed and assessed by our Nominating and Governance Committee. The committee reviews compensation comparison peer group data and broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, as supplied by independent compensation consultants. If the committee believes any changes to director compensation are warranted, it makes recommendations for the Board to consider.

Our Board compensation program, which reflects Board-approved changes in connection with the Merger that take into account the increased complexity of our business and operations resulting from the completion of the Merger, is described below.

Cash and Equity-Based Retainers for Non-Employee Directors

Effective following the completion of the Merger, our non-employee directors receive the following cash and equity-based retainers:

>	Board member: $130,000 annual cash retainer and $165,000 annual equity-based retainer in the form of director share units (described in more detail below)

>	Lead Independent Director: $35,000 annual cash retainer

>	Chairperson of Audit Committee: $30,000 annual cash retainer

>	Chairperson of any other standing committee: $20,000 annual cash retainer

Each cash retainer is payable on a quarterly basis in arrears and pro-rated based on period of service if a director does not serve for the entire quarter.

For the equity-based retainer, each year at our Annual Meeting of Shareholders, non-employee directors will be granted a number of director share units under the Harris Corporation 2015 Equity Incentive Plan (or any successor equity compensation plan adopted by L3Harris) calculated by dividing $165,000 by the fair market value of one share of L3Harris common stock on the grant date (rounded down to the nearest whole share). The director share units generally will fully vest on the one-year anniversary of the grant date, subject to the non-employee director’s continued service and the terms and conditions of the non-employee director’s director share unit agreement. If a non-employee director becomes a director after an Annual Meeting of Shareholders, he or she will be granted a pro-rated director share unit award based on the period of the non-employee director’s service on our Board during the year. During our fiscal transition period from June 29, 2019 to January 3, 2020, the director share unit award for each non-employee director made at our 2019 Annual Meeting of Shareholders was calculated based on a grant date value of $82,500 instead of $165,000, reflective of the six-month fiscal transition period.

Deferred Compensation Plan for Non-Employee Directors

On June 29, 2019, our Board adopted the L3Harris Technologies, Inc. 2019 Non-Employee Director Deferred Compensation Plan (the “L3Harris Director Deferred Compensation Plan”), an unfunded, non-qualified deferred compensation plan for the benefit of our non-employee directors, which became effective December 31, 2019.

Under the L3Harris Director Deferred Compensation Plan, prior to the commencement of a calendar year beginning on or after January 1, 2020, each non-employee director of L3Harris may elect to defer all or a portion of cash retainer fees to be earned and director share units to be granted in the subsequent year or years. (Special rules govern the timing of deferral elections by new non-employee directors who join our Board after a calendar year has commenced.)

L3HARRIS 2020 PROXY STATEMENT 30

Any cash retainer deferred will be credited as deferred units (each deferred unit is equivalent in value to one share of L3Harris common stock) to the non-employee director’s account as of the date the retainer would have otherwise been paid. The number of deferred units credited will be equal to the cash retainer amount deferred as of such date divided by the fair market value of L3Harris common stock on such date. Any director share unit award deferred will be credited as deferred units to the non-employee director’s account as of the date on which the director share units vest.

Each deferred unit is credited with dividend equivalents equal to dividends paid on L3Harris common stock, which are deemed reinvested in additional deferred units on the dividend payment date. Deferred units will be appropriately adjusted in the event of any change in L3Harris common stock through a merger, consolidation, or otherwise; a stock dividend; or a stock split, combination or other change in L3Harris common stock.

Payment will be made in shares of L3Harris common stock equal to the number of deferred units credited to the director’s account (with any fractional deferred units paid in cash based on the fair market value of one share of L3Harris common stock on the payment date). A director may elect to receive deferred amounts either in a lump sum on a date certain within 90 days after his or her resignation or retirement or in up to 10 annual installments over a designated number of years beginning on a date certain within 90 days after his or her resignation or retirement. Within 90 days following a non-employee director’s death, a lump sum equal to the then-remaining balance in his or her account will be made to his or her beneficiary. Within 10 business days after a change in control (as defined in the Harris Corporation 2015 Equity Incentive Plan) and to the extent permitted by Federal tax laws, each non-employee director (or former non-employee director) will receive a cash lump sum equal to the number of deferred units credited to his or her account on the date of the change in control, multiplied by the fair market value of one share of L3Harris common stock on such date. If payment within 10 business days following a change in control is not permitted by Federal tax laws, then payment will be made at the time and in the form that payment would have been made if a change in control had not occurred.

Reimbursement, Insurance and Charitable Gift Matching

We pay or reimburse each non-employee director for travel and out-of-pocket costs and expenses incurred in connection with attending Board and committee meetings and other meetings on our behalf and attending director education programs. On occasion, spouses or guests are invited to accompany directors to Board-related events, and we cover their travel and related expenses.

We also provide each non-employee director with accidental death and dismemberment insurance of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs, and we pay the premiums for such insurance. The premiums for coverage during our fiscal transition period for all non-employee directors collectively amounted to less than $500. We also provide liability insurance coverage for all of our directors and officers.

Non-employee directors may participate in the same charitable gift matching program available to our employees, under which our foundation matches contributions to eligible educational institutions and tax-exempt organizations up to an annual maximum of $10,000 per director and per employee.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and Board-elected officers, including the executive officers named in the Fiscal Transition Period Summary Compensation Table on page 62. Under these agreements, we indemnify directors and officers with respect to their activities as a director, officer, employee or agent of L3Harris, or when serving at our request as a director, officer, employee or agent or in any other capacity for another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, to which they were, are or are threatened to be made, parties as a result of their service to us. Under the indemnification agreements, each director or officer will continue to be so indemnified with respect to his or her service to or for us even after ceasing to occupy a position as an officer, director, employee or agent of L3Harris.

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FISCAL TRANSITION PERIOD COMPENSATION OF NON-EMPLOYEE DIRECTORS TABLE

The following table sets forth information regarding compensation paid to each of our non-employee directors for our fiscal transition period. We currently do not have a non-equity incentive plan or pension plan for directors.

Non-Employee Director	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Sallie B. Bailey	$65,000	$82,394	$0	$0	$0	$147,394
Peter W. Chiarelli	$75,000	$82,394	$0	$0	$0	$157,394
Thomas A. Corcoran	$65,000	$82,394	$0	$0	$1,000	$148,394
Thomas A. Dattilo	$65,000	$82,394	$0	$0	$0	$147,394
Roger B. Fradin	$75,000	$82,394	$0	$0	$0	$157,394
Lewis Hay III	$75,000	$82,394	$0	$0	$0	$157,394
Lewis Kramer	$80,000	$82,394	$0	$0	$0	$162,394
Rita S. Lane	$65,000	$82,394	$0	$0	$10,000	$157,394
Robert B. Millard	$82,500	$82,394	$0	$0	$0	$164,894
Lloyd W. Newton	$75,000	$82,394	$0	$0	$10,000	$167,394

(1)	Reflects total cash compensation earned in our fiscal transition period for Board, committee, committee chairperson and Lead Independent Director retainers.

(2)
Reflects the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) with respect to director share units awarded in our fiscal transition period.

Under ASC 718, the fair value of the director share unit awards was determined as of the grant date using the closing market price of L3Harris common stock on the grant date. These amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by directors.

As of January 3, 2020, our non-employee directors had the following aggregate number of director share units outstanding: Ms. Bailey — 412 units; Gen. Chiarelli — 412 units; Mr. Corcoran — 412 units; Mr. Dattilo — 412 units; Mr. Fradin — 412 units; Mr. Hay — 412 units; Mr. Kramer — 412 units; Ms. Lane — 412 units; Mr. Millard — 412 units; and Mr. Newton — 412 units.

(3)	Stock options were not an element of compensation for our non-employee directors, and consequently, non-employee directors held no stock options as of January 3, 2020.

(4)	There were no above-market or preferential earnings in the L3Harris Director Deferred Compensation Plan, which became effective December 31, 2019.

(5)
As noted above, our non-employee directors were eligible to participate in our foundation’s charitable gift matching program up to an annual maximum of $10,000 per director. Although directors participated on the same basis as our employees, SEC rules require disclosure of the amount of a director’s participation in a gift matching program. The amounts shown for Mr. Corcoran, Ms. Lane and Mr. Newton reflect charitable gift matching payments made during our fiscal transition period.

L3HARRIS 2020 PROXY STATEMENT 32

PROPOSAL 2:
TO APPROVE, IN AN ADVISORY VOTE,
THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Our Board unanimously recommends voting FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.
>  Executive compensation decisions were made by independent members of our Board and Compensation Committee.

>  Executive compensation for our fiscal transition period reflected pay-for-performance alignment, with strong fiscal transition period financial results and strong 1-year, 3-year and 5-year total shareholder return (“TSR”) results.

As at past Annual Meetings and as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and related SEC rules, we are asking our shareholders to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement. We encourage you, before voting, to review this entire proxy statement, and particularly the Compensation Discussion and Analysis section on pages 35-59, the Compensation Tables section on pages 62-71 and the Potential Payments Upon Termination or a Change in Control section on pages 72-84.

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. Our guiding principles, shown on page 39 and summarized below, provide a framework for our executive compensation program to meet this objective. Specifically, our program is designed to:

>	Directly align the interests of our executives with those of our shareholders.

>	Provide competitive compensation and benefits to attract, motivate and retain executives that drive our desired business results.

>	Ensure that a significant portion of compensation is at-risk and based on company and personal performance so as to motivate achievement of our financial goals and strategic objectives.
>	Align an executive’s realized pay with his or her performance through above-target compensation for above-target performance and below-target compensation for below-target performance.

33 L3HARRIS 2020 PROXY STATEMENT

We believe that our executive compensation program helped to incentivize our executives, was integral to achieving our strong fiscal transition period financial results and strong 1-year, 3-year and 5-year TSR results, and appropriately rewarded executives for that performance.

Please note that your vote on this proposal is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our named executive officers as disclosed in this proxy statement under SEC rules. Also, the vote is advisory, which means that the results are not binding on us. However, our Board and our Compensation Committee, which are responsible for designing and administering our executive officer compensation program, value the opinions expressed by our shareholders and will consider the voting results when making future decisions regarding compensation for our named executive officers.

Shareholders will be voting on the following resolution:

“RESOLVED, that the shareholders of L3Harris Technologies, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in the L3Harris Technologies, Inc. proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal Transition Period Summary Compensation Table and other related tables and accompanying footnotes and narratives.”

We currently hold our advisory vote to approve the compensation of our named executive officers (“Say-on-Pay vote”) annually. Shareholders have an opportunity to cast an advisory vote on the frequency of the Say-on-Pay vote at least every six years, and the next advisory vote on the frequency of the Say-on-Pay vote will be at our 2023 Annual Meeting of Shareholders.

L3HARRIS 2020 PROXY STATEMENT 34

COMPENSATION
DISCUSSION
AND ANALYSIS

Executive Summary	35
Our Executive Compensation Philosophy and Practices	39
Overview of Our Main Executive Compensation Elements	44
Executive Compensation Decisions for Our Six-Month Fiscal Transition Period	47
Employment Agreements	52
Other Compensation Elements	55
Other Compensation Policies	57

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (“CD&A”) is intended to help shareholders understand our overall executive compensation program, objectives, framework and elements. It also discusses and analyzes the basis for the compensation paid with respect to our fiscal transition period to our named executive officers shown in the Fiscal Transition Period Summary Compensation Table on page 62 and the related tables and narrative discussion thereafter.

How Recent Corporate Events Affect This CD&A

This CD&A contains information about our named executive officers’ compensation relating to our most recent fiscal period ended January 3, 2020. When reviewing the information presented here and considering your vote for Proposal 2, it is important to take note of the following circumstances:

Compensation reported for abbreviated 6-month fiscal transition period vs. full fiscal years. In connection with the Merger, we changed our fiscal year end from the Friday nearest June 30 to the Friday nearest December 31. This transition to a calendar-year oriented financial reporting cycle resulted in an abbreviated six-month “fiscal transition period” of June 29, 2019 through January 3, 2020, so the compensation of our executives for the fiscal transition period reflects that shorter time frame. Prior fiscal periods referred to in this proxy statement, by contrast, were our full fiscal years ended June 28, 2019 (fiscal 2019), June 29, 2018 (fiscal 2018) and June 30, 2017 (fiscal 2017).

Post-merger vs. pre-merger information. As noted above, the Merger was completed on June 29, 2019, after the end of our fiscal 2019. Our abbreviated fiscal transition period reflects the results for the combined company, L3Harris, whereas our fiscal 2019, 2018 and 2017 results reflect standalone results for Harris (not for L3 or L3Harris). The description in this proxy statement of our executive compensation program, and of the philosophy, principles and key practices that shape it, apply for L3Harris and also generally applied for Harris prior to the Merger. (In this proxy statement, references to the “Harris Board,” the “L3 Board” and the “Harris Compensation Committee” are references to the Harris Board of Directors, the L3 Board of Directors and the Harris Management Development and Compensation Committee, respectively, prior to the completion of the Merger.)

35 L3HARRIS 2020 PROXY STATEMENT

Our named executive officers for our fiscal transition period were:

William M. Brown	Christopher E. Kubasik	Jesus Malave, Jr.	Todd W. Gautier	Edward J. Zoiss
Chairman and Chief Executive Officer	Vice Chairman, President and Chief Operating Officer	Senior Vice President and Chief Financial Officer	President, Aviation Systems	President, Space and Airborne Systems

On June 29, 2019 following completion of the Merger, Mr. Brown (formerly Harris’ Chairman, President and Chief Executive Officer) became our Chairman and Chief Executive Officer and Mr. Kubasik (formerly L3’s Chairman, Chief Executive Officer and President) became our Vice Chairman, President and Chief Operating Officer.

Fiscal Transition Period Performance

BUSINESS ENVIRONMENT

We are an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. We provide advanced defense and commercial technologies across air, land, sea, space and cyber domains. As of the end of our 6-month fiscal transition period, we had approximately $9 billion in revenue (or approximately $18 billion on an annualized basis) and about 48,000 employees, with customers in over 130 countries. In our fiscal transition period, we derived approximately 73% of our revenue from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, both directly and through prime contractors. Our common stock is listed under ticker symbol “LHX” on the NYSE.

KEY FINANCIAL RESULTS

Our strong fiscal transition period financial results reflected our successful execution against the key strategic priorities we set for our fiscal transition period. Those key strategic priorities were:

>	Executing seamless integration of L3 and Harris, including achieving at least $500 million in gross cost synergies from the Merger by the end of 2021;

>	Driving flawless execution and margin expansion through our e3 (excellence everywhere every day) operational excellence program;

>	Building a new performance culture with a strong bias for action and accountability;
>	Growing revenue through investments in differentiated technology and innovation;

>	Reshaping our portfolio to focus on high margin, high growth businesses; and

>	Maximizing cash flow with shareholder friendly capital deployment.

Key 6-Month Fiscal Transition Period Results vs. Full Year Fiscal Year 2019 Results
(in millions, except per share amounts)	Fiscal Transition Period ($)	Fiscal 2019 ($)
Orders (funded)	$9,428	$7,451
Revenue	$9,263	$6,801
Net income	$834	$949
Adjusted EBIT*	$1,601	$1,345
Operating cash flow	$939	$1,185
Adjusted free cash flow*	$1,449	$1,055
Cash used to repurchase shares of our common stock	$1,500	$200
Annualized cash dividend rate per share**	$3.00	$2.74

*	See Appendix A for reconciliations of GAAP to non-GAAP financial measures.

**	On February 28, 2020, our Board increased our quarterly cash dividend rate from $.75 per share to $.85 per share, for an annualized cash dividend rate of $3.40 per share.

L3HARRIS 2020 PROXY STATEMENT 36

In addition, our financial results for performance measures used in our cash incentive compensation determinations for our fiscal transition period exceeded applicable targets. In particular, our revenue of $9.263 billion exceeded target of $9.229 billion, our adjusted EBIT of $1.601 billion exceeded target of $1.537 billion, and our adjusted free cash flow of $1.449 billion exceeded target of $1.328 billion.

Based on these and prior-period results, we delivered strong 1-year, 3-year and 5-year cumulative TSR results relative to companies in the S&P 500 and to the median of our compensation comparison peer group for our fiscal transition period, as shown below:

TSR Results(1) at End of Fiscal Transition Period

■	L3Harris Technologies, Inc.
■	S&P 500
■	Compensation Comparison Peer Group, Median

(1)
TSR results reflect reinvestment of dividends. As noted above, the closing of the Merger occurred on June 29, 2019, and thus TSR results reflect L3Harris results for the fiscal transition period and Harris standalone results for prior periods.

Target Pay Mix for Fiscal Transition Period

In accordance with our principle of aligning pay with performance, the percentage of total target direct compensation for our fiscal transition period that was at risk was 90% for our CEO, 63% for our COO and 75% for our other named executive officers, on average. Under our incentive plans, compensation may be at risk either because it is performance based (payouts depend on achievement relative to pre-established performance goals) or time-based (equity awards subject to delayed vesting and thus the risk of a potential decrease in the price of our common stock price).

For the calculations below, total target direct compensation for our 6-month fiscal transition period includes 50% of annual base salary level, the target value of annual cash incentive awards (which were granted at 50% of full-year values) and the target value of annual cycle awards of long-term equity-based incentive compensation (also granted at 50% of full-year values); but does not include the target value of the special, one-time integration-related long-term equity-based incentive compensation awards (which are entirely performance based and at risk) or other compensation elements such as retirement, severance, health, welfare or other personal benefits; transition or relocation benefits; or payouts that occurred in our fiscal transition period as a result of the Merger.

37 L3HARRIS 2020 PROXY STATEMENT

CEO, COO and Other Named Executive Officer Fiscal Transition Period Target Direct Compensation Mix

Target Pay Mix for 2020

In connection with returning to a more typical annual compensation cycle for fiscal 2020 (which commenced January 4, 2020) and in accordance with our principle of aligning pay with performance, the percentage of total target direct compensation for 2020 that is at risk is 90% for our CEO, 90% for our COO and 79% for our other named executive officers, on average.

For the calculations below, total target direct compensation for fiscal 2020 includes annual base salary level, the target value of annual cash incentive awards and the target value of annual cycle awards of long-term equity-based incentive compensation (which consists of our more typical historic mix of performance share units, stock options and restricted stock units); but does not include other compensation elements such as retirement, severance, health, welfare or other personal benefits; or transition or relocation benefits.

CEO, COO and Other Named Executive Officer 2020 Target Direct Compensation Mix

L3HARRIS 2020 PROXY STATEMENT 38

Shareholder Engagement on Executive Compensation and
“Say-on-Pay” Results

As part of our shareholder outreach, we seek shareholder views and input on our executive compensation program. In fact, past input received from our large shareholders influenced our determinations to adjust the weighting of certain financial performance measures under our annual cash incentive compensation plan and to alter the financial performance measures for our performance share units. In addition, as part of our investor relations engagement processes following transformative merger and acquisition activity (including the Merger), we have engaged with several among our larger shareholders to understand those metrics important to them to ensure the Merger is successful and delivers long-term shareholder value. As a result of that engagement, we altered our existing short- and long-term incentive plan designs to reflect their feedback. We expect to continue to seek the views and input of our large shareholders regarding our executive compensation program on a regular basis.

At our 2019 Annual Meeting, approximately 94% of the shares voted on the “say-on-pay” proposal were cast in support of L3Harris’ fiscal 2019 executive compensation and related disclosures. At that time, our Compensation Committee viewed those results as broad shareholder support for L3Harris’ executive compensation program and consequently made no material changes to the program or to L3Harris’ compensation policies. Our Board and Compensation Committee will continue to consider input from shareholders, including through advisory votes on executive compensation, in making compensation decisions and reviewing executive compensation programs and policies.

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

Overall Objective and Guiding Principles

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. Our guiding principles provide a framework for our executive compensation program to meet this objective.

GUIDING PRINCIPLES FOR EXECUTIVE COMPENSATION

Align with Shareholders’ Interests
We believe an executive’s interests are directly aligned with our shareholders’ interests when our compensation programs appropriately balance short-and long-term financial performance, create a “pay for profitable growth” environment, are impacted by our stock price performance and require meaningful ownership of our stock.

Be Competitive at Target Performance Level
We believe an executive’s total compensation should be competitive at the target performance level to motivate performance and to attract, retain, develop and reward executives who possess the abilities and skills to build long-term shareholder value.

Motivate Achievement of Financial Goals and Strategic Objectives
We believe an effective way to incentivize an executive to create long-term shareholder value is to make a significant portion of overall compensation dependent on the achievement of our short- and long-term financial goals and strategic objectives and on the value of our stock.

Align Realized Pay with Performance
We believe that although an executive’s total compensation should be tied to achievement of financial goals and strategic objectives and should be competitive at the target performance level, above-target performance should be appropriately rewarded and there should be downside risk of below-target compensation if we do not achieve our financial goals and strategic objectives.

Although compensation levels differ among our named executive officers based on competitive factors and their varying roles, responsibilities and performance, there are no material differences in the manner in which total target direct compensation is determined for any of our named executive officers or the compensation policies that apply to them. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers, except that not all executive officers were granted a special, one-time integration-related long-term equity-based incentive compensation award.

39 L3HARRIS 2020 PROXY STATEMENT

Key Practices

In accordance with our overall objective and our guiding principles, we follow sound executive compensation practices that are designed to encourage and reward the creation of sustainable, long-term shareholder value.

WHAT WE DO	WHAT WE DON’T DO

>  Place executive compensation decisions in the hands of independent directors

>   Retain an independent executive compensation consulting firm

>   Periodically review and change composition of compensation comparison peer group, as appropriate

>   Make a significant portion of each executive’s overall compensation dependent on our performance against pre-determined targets for short- and long-term financial measures

>   Make a significant portion of each executive’s overall compensation opportunity equity-based to establish a strong link between compensation and our stock price performance and to provide rewards in alignment with shareholder returns

>   Align performance share unit award payouts with our stock price performance through a relative TSR adjustment metric

>   Have meaningful stock ownership guidelines to maintain alignment of executives’ interests with those of our shareholders

>   Hold annual “say-on-pay” advisory vote and seek input of large shareholders on key aspects of our executive compensation program

>   Regularly review and evaluate plans for management development, succession and diversity

>   Pay cash severance under executive change in control severance agreements only on a “double trigger” basis

>   Have a “clawback” policy to recover cash and equity incentive payments from executives if our financial statements are restated due to errors, omissions or fraud

>   Provide for accelerated vesting of equity-based compensation granted after fiscal 2019 only on a “double trigger” basis

>   Maintain a 12-month minimum vesting period for annual cycle awards of equity-based compensation, except in the case of death, disability or a qualifying termination after a change in control

>   Provide excessive perquisites

>   Permit repricing or back-dating of options

>  Provide excise tax gross-ups under executive change in control severance agreements

>  Pay dividend equivalents to executive officers on performance share unit and restricted stock unit awards (except to extent earned at end of the applicable period)

>   Permit directors, executives or other employees to engage in short sales or enter into hedging, puts, calls or other “derivative” transactions with respect to our securities

>   Permit directors or executives to hold or purchase our stock on margin or in a margin account or otherwise pledge our stock as collateral for margin accounts, loans or any other purpose

>  Provide guaranteed incentive payouts over multi-year periods

L3HARRIS 2020 PROXY STATEMENT 40

Who Does What

ROLE OF COMPENSATION COMMITTEE

Our Compensation Committee sets the philosophy, objectives, elements, policies and practices of compensation for our executive officers. In approving compensation levels and targets, individual objectives and financial performance measure targets for our named executive officers, our Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

Our Compensation Committee has the authority to retain compensation consultants and other advisors to assist it in fulfilling its duties and responsibilities and has directly retained FW Cook—a nationally recognized, independent executive compensation consulting firm—to provide it with objective analysis, recommendations on plan design, competitive market data and other advice and information related to CEO and COO compensation and the compensation of other executive officers. (FW Cook also served in a comparable capacity for the L3 Compensation Committee prior the Merger.) FW Cook performs these services solely at the direction and under the supervision of our Compensation Committee and does not provide any other services for, or receive other remuneration from, L3Harris.

Prior to the Merger, the Harris Compensation Committee had comparable authority and directly retained Pearl Meyer & Partners (“PM”), a nationally recognized, independent executive compensation consulting firm for similar purposes, and the Harris Governance and Corporate Responsibility Committee separately retained PM to provide it with similar types of analysis, recommendations, advice and information related to the compensation of non-employee directors. PM performed these services solely at the direction and under the supervision of the applicable committee and did not provide any other services for, or receive other remuneration from, Harris. PM’s services in fiscal 2019 included providing recommendations to the Harris Compensation Committee prior to the Merger on the compensation arrangements for our CEO and COO following the Merger.

With regard to FW Cook’s services related to CEO and other executive officer compensation, our Compensation Committee has sole authority to modify or approve FW Cook’s remuneration, determine the nature and scope of its services, evaluate its performance, terminate the engagement and engage a replacement or additional consultant at any time. Our Compensation Committee also regularly meets with FW Cook in executive session, without our CEO or other members of management present. Taking into consideration the independence factors in the NYSE listing standards and SEC rules, our Compensation Committee has made the determination that, in its business judgment, FW Cook was independent and that its work did not raise any conflicts of interest.

ROLE OF CEO

Our Compensation Committee considers recommendations from our CEO, with input from our COO, in making decisions regarding our executive compensation program and the compensation of our other executive officers. During the annual compensation planning process, our CEO recommends targets for all incentive compensation programs. The targets are based on our Board-approved annual operating plan and long-term strategic plan. As part of the annual performance review process, which includes an assessment of each executive officer’s performance against individual objectives, our CEO, with input from our COO, presents an evaluation of each executive officer’s contributions (including both strengths and development needs), reviews succession plans for each executive position, and recommends specific compensation for the other executive officers, including base salary level adjustments and annual cash incentive and equity awards.

Annual Compensation Cycle

Our Board and Compensation Committee generally follow an annual compensation cycle with respect to each new fiscal year as described below, and they generally followed that cycle for our abbreviated six-month fiscal transition period, making adjustments as they deemed necessary to accommodate the shorter time frame (for example, approving target compensation values and granting equity awards earlier in the process; and approving annual cash incentive award target values and annual cycle equity award target values at 50% of full-year values). We returned to our typical annual compensation cycle starting with our fiscal year 2020 (which commenced January 4, 2020).

With respect to the compensation decisions described below, the independent directors of our Board make all final compensation decisions for our CEO and COO (typically based on the recommendation of our Compensation Committee in both cases), and our Compensation Committee makes them for other executive officers. These decisions include: determining the types and levels of benefits; establishing performance measures, weightings and targets; setting target compensation values; granting equity awards and determining payouts. As noted below in the “Employment Agreements” section of this CD&A, the base salary level, annual cash incentive and annual cycle awards of long-term equity-based incentive compensation for our CEO and COO, as well as the special, one-time integration-related long-term equity-based incentive compensation awards for our CEO and COO, are required to be the same pursuant to our employment agreements with them.

41 L3HARRIS 2020 PROXY STATEMENT

WHAT WE DO PRIOR TO OR EARLY IN A NEW FISCAL YEAR

Consider program design changes

Determine what changes, if any, should be made to the executive compensation program for the new fiscal year (after receiving input from our CEO, COO and independent compensation consultant, and an assessment of compensation trends and competitive market data).

Set target compensation values

The process for setting target compensation values includes a review of:

>  the executive’s three-year compensation history, including base salary level and annual cash incentive and equity awards;

>  the types and levels of other benefits available to the executive, such as change in control severance arrangements; and

>  compensation comparison peer group data or broad compensation market data, including surveys.

Establish performance measures and targets and individual performance objectives

Establish:

>   short- and long-term financial performance measures and their relative weighting and associated targets for performance-based, at-risk elements of compensation for the new fiscal year; and

>  individual performance objectives for each executive and for his or her business unit or organization.

These measures, weightings and targets and performance objectives are intended to align with our Board-approved annual operating plan and long-term strategic plan and create a “pay for profitable growth environment” and thereby encourage and reward the creation of sustainable, long-term value for our shareholders.

Make equity grants

Annual equity award grants to executive officers are made at meetings, the dates for which usually are set one year or more in advance, and annual equity award grants to our other eligible employees typically are made on the same date. We do not time equity grants to take advantage of information, either positive or negative, about us that has not been publicly disclosed.

In special circumstances, such as new hires or promotions or for retention or recognition, grants may occur outside of the typical cycle. Under a policy adopted by our Compensation Committee, such grants are made on the first trading day of the month following the hiring, promotion or other event (if this day falls during a “quiet period” under our insider trading policy, then on the first trading day after such period ends).

WHAT WE DO AFTER THAT FISCAL YEAR ENDS

Conduct performance reviews

>  For our CEO and COO, the independent directors of our Board conduct a performance review, evaluating such executive officer’s achievement of objectives established early in the fiscal year, other accomplishments, overall company performance and such executive officer’s self-evaluation of performance for the fiscal year. This review occurs in executive session, under the leadership of our Compensation Committee Chairperson and without our CEO, COO or other members of management present.

>  For our other executive officers, our CEO, with input from our COO, provides our Compensation Committee with specific compensation recommendations based on a review and assessment of each executive officer’s performance, including achievement of objectives established early in the fiscal year for the executive and his or her business unit or organization, contribution to company performance and other accomplishments.

Determine payouts

Payouts of performance-based, at-risk elements of compensation to executives are determined based on performance reviews relative to pre-determined objectives and formulaic calculations of our financial results for the fiscal year against pre-determined targets, typically after audited financial statements become available approximately two months after the fiscal year end.

For fiscal 2019, due to the then-impending closing of the Merger, performance reviews were conducted and payouts of performance-based elements of compensation to Harris executive officers were approved on June 28, 2019, immediately before fiscal 2019 ended, instead of after the fiscal year ended as in a typical compensation cycle. For our abbreviated fiscal transition period, which began June 29, 2019 and ended January 3, 2020, in connection with selecting executives for roles in the combined Company after the Merger, target compensation values and equity-based compensation awards for executives were approved within the first month following the completion of the Merger, with equity-based compensation awards granted on August 1, 2019 (the first trading day after our “quiet period” ended, in accordance with our insider trading policy).

L3HARRIS 2020 PROXY STATEMENT 42

Competitive Considerations

BENCHMARKING

Our Board and Compensation Committee set total target direct compensation for our CEO, COO and other executives in their discretion (including based on factors such as experience, position, responsibilities, tenure and contributions), but generally within the range of 20% below to 20% above the median of total target direct compensation for comparable positions in our compensation comparison peer group (to the extent such data is available) and after considering other broad compensation market data, including surveys. For our fiscal transition period, our Human Resources Department performed a comprehensive assessment and benchmarking of the competitive compensation positioning of our CEO, COO and other executive officers and the mix and elements of their compensation, primarily focusing on our compensation comparison peer group, but also using broad general industry and aerospace and defense compensation market data. For our fiscal transition period, our Compensation Committee also engaged FW Cook to review, assess and validate our Human Resources Department’s assessment and benchmarking process.

COMPENSATION COMPARISON PEER GROUP

Our compensation comparison peer group is used to assess the competitiveness of the compensation of our CEO, COO and other executive officers. We seek to include companies that compete with us for executive talent and are similar to us in industry, business model, revenue and/or market capitalization. Our Compensation Committee periodically reviews the composition of this peer group and makes changes it determines are appropriate based on changes to our businesses or to the attributes of companies in the group or the availability of their compensation data. Our independent compensation consultant, our CEO, our COO and management provide input to our Compensation Committee regarding changes to the attributes of peer companies.

Compensation Comparison Peer Group for Fiscal Transition Period and 2020

(Companies added shown in red)

Eaton Corporation plc	Lockheed Martin Corporation	Rockwell Automation, Inc.
Emerson Electric Co.	Motorola Solutions, Inc.	Spirit AeroSystems Holdings, Inc.
General Dynamics Corporation	Northrop Grumman Corporation	Textron Inc.
Honeywell International Inc.	Parker Hannifin Corporation	United Technologies Corporation
Leidos Holdings, Inc.	Raytheon Company

Our compensation comparison peer group for our fiscal transition period initially was proposed by Aon, subsequently was reviewed and endorsed by FW Cook and PM in support of their respective work for the L3 and Harris Compensation Committees prior to the Merger, and was approved by the L3 and Harris Compensation Committees, in connection with L3 and Harris entering into the Merger Agreement and the employment arrangements with Messrs. Brown and Kubasik. The changes to our compensation comparison peer group for our fiscal transition period (compared with the previous compensation comparison peer group for Harris) were based on the larger size of our combined Company and refreshed business model following the Merger, with companies added shown in red in the table above and the following companies removed:

>
Companies removed: Curtiss-Wright Corporation, Huntington Ingalls Industries, Inc., L3 Technologies, Inc., Orbital ATK, Inc., Rockwell Collins, Inc., Teledyne Technologies Incorporated and TransDigm Group Incorporated.

Companies added to the group compete with L3Harris for executive talent and are similar to L3Harris following the Merger in industry, business model, revenue and/or market capitalization. Companies removed from the group generally were removed due to acquisitions by other companies, evolving business disparity or evolving revenue or market capitalization disparity.

In August 2019, our Compensation Committee approved the same compensation comparison peer group for fiscal 2020 as was approved for our fiscal transition period.

43 L3HARRIS 2020 PROXY STATEMENT

OVERVIEW OF OUR MAIN EXECUTIVE
COMPENSATION ELEMENTS

The compensation program for our executive officers primarily consists of the following elements:

>	base salary;

>	annual cash incentive award compensation; and

>	equity-based long-term incentive compensation.

As noted above, the overall objective of our compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. Our Compensation Committee believes that the current elements of our executive compensation program further this objective. They directly align the interests of our executives and shareholders, are competitive, motivate achievement of our short- and long-term financial goals and strategic objectives and align realized pay with performance.

We do not have a formal policy relating to the mix among the various elements of our compensation program. However, we believe that the greater an executive’s responsibility level and ability to influence results, the greater the portion of his or her overall compensation that should be performance-based, at-risk compensation.

The equity-based long-term incentive compensation we granted in our fiscal transition period included restricted stock unit awards as part of our annual compensation cycle, as well as special, one-time integration-related awards consisting of performance share units and performance stock options. These awards are discussed in more detail below in this CD&A. For 2020, we returned to our more typical mix of types of equity-based awards for our annual long-term incentive compensation element—performance share units, stock options and restricted stock units.

Base Salary

Base salary reflects a fixed, stable portion of the overall compensation package and also generally serves as the base amount from which other compensation elements are determined. It represents a relatively small percentage of total target direct compensation, particularly for executive officers with greater responsibility and ability to influence results.

Our Compensation Committee reviews executive base salary levels prior to or early in each fiscal year and whenever there is a substantial change in an executive’s responsibilities or in market conditions. It generally targets an executive officer’s base salary level to fall between 20% below and 20% above the market median for comparable positions at companies in our compensation comparison peer group, and considers other relevant market data, including surveys. However, an executive’s base salary level also is influenced by his or her experience, position, responsibilities, tenure, contributions and individual performance, as well as current business conditions and our business outlook.

Annual Cash Incentive

We provide our executive officers the opportunity to earn annual cash incentive compensation under our Annual Incentive Plan. Awards under this plan are structured to provide payouts ranging from 0% to 200% of pre-established award target values, depending on:

>	our performance against specific pre-determined financial performance measures; and

>	named executive officer performance against pre-determined individual objectives and contribution to our overall results.

For executives, this structure creates:

>	the upside potential of above-target payouts if our financial performance is above target; and

>	the downside risk of below-target payouts if our financial performance is below target.

Through this structure, the annual cash incentive motivates our executives to focus on achieving or exceeding pre-determined financial performance measure targets and individual objectives strategically chosen to align with the interests of our shareholders.

SETTING AWARD TARGET VALUES

As described above in “Annual Compensation Cycle,” early in the fiscal year, an annual cash incentive compensation award target value is set for each executive officer. For the named executive officers, these target values generally are set as a percentage of base salary level, using as a reference point either compensation comparison peer group data (if such data is available for a comparable position) or broad compensation market data, including surveys. The independent directors of our Board (based on the recommendation of our Compensation Committee) set target values for our CEO and COO, and our

L3HARRIS 2020 PROXY STATEMENT 44

Compensation Committee sets them for other executive officers. (As noted above, target values for our fiscal transition period were 50% of full-year values, reflecting the 6-month duration of our fiscal transition period.)

ESTABLISHING METRICS AND INDIVIDUAL PERFORMANCE OBJECTIVES

Also early in the fiscal year, specific financial performance measures and their relative weighting and associated targets and thresholds are established, as well as individual performance objectives for each executive officer. Again, the independent directors of our Board (in the case of our CEO and COO) and our Compensation Committee (in the case of other executive officers) establish these metrics and objectives.

As a general principle, we seek to establish targets for financial performance measures that are aligned with our annual operating plan and are challenging yet achievable. Targets are set at levels we believe require significant effort on the part of executives, yet also represent a reasonable expectation of financial results based on prior-year performance, existing business conditions, the markets in which we participate and our outlook.

DETERMINING PAYOUTS

The independent directors of our Board (in the case of our CEO and COO) and our Compensation Committee (in the case of other executive officers) determine and approve payouts of performance-based, cash incentive compensation under our Annual Incentive Plan, based on formulaic calculations of our financial results against pre-determined financial performance measure targets, as well as performance reviews relative to pre-determined objectives for the fiscal year. Pre-determined objectives generally emphasize ethics; compliance and safety; operational excellence; talent; engagement; diversity and inclusion; and environmental, social and governance focus areas. Payout determinations typically occur after audited financial statements become available (approximately two months after the end of each fiscal year). In certain instances, as permitted under our Annual Incentive Plan, financial performance measure targets and our actual results may be adjusted in recognition of unusual or nonrecurring events affecting us or our financial statements, such as items that are determined not to be reflective of normal, ongoing business operations. At the request of the Chairperson of our Audit Committee, our Internal Audit Department independently verifies calculations for Annual Incentive Plan payouts.

For corporate executives, payouts are based 100% on consolidated L3Harris results; for segment presidents, payouts are based 50% on segment results and 50% on consolidated L3Harris results; and for other segment executives, payouts are based 80% on segment results and 20% on consolidated L3Harris results.

Long-Term Incentives

We provide long-term incentive compensation to executive officers under our 2015 Equity Incentive Plan (our “Equity Incentive Plan”). Long-term incentive compensation is designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives.

TYPES OF EQUITY AWARDS USED

We award different types of equity-based compensation because we believe that each type incentivizes and rewards shareholder value creation in a different way. Equity awards also are intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock. Types of awards we typically use are:

>
Performance share units. Performance share unit awards motivate our executives to achieve our multi-year financial and operating goals because the number of units ultimately earned depends on how we perform, generally over a three-year performance period, against financial performance measures and their relative weighting and associated targets established early in the first fiscal year of each performance period. As with all forms of equity-based compensation, the value of performance share units also is impacted directly by increases or decreases in our stock price.

>
Stock options. Stock options motivate our executives to increase shareholder value because the options have value, and compensation can be realized, only to the extent the price of our common stock increases between the grant date and the date of exercise.

>
Restricted stock units. Restricted stock unit awards primarily facilitate retention and succession planning because they carry restrictions that typically expire only if the executive is still employed with us at the end of a three-year period.

In limited circumstances, we also may grant performance stock options to better align compensation with execution against certain strategic initiatives, as well as shares of restricted stock and restricted stock unit awards to facilitate recruitment.

As noted above, due to the special circumstances of the Merger, the types of equity-based compensation we granted in our fiscal transition period included restricted stock units in respect of our annual cycle awards of long-term incentive compensation, as well as special, one-time integration-related awards consisting of performance share units and performance

45 L3HARRIS 2020 PROXY STATEMENT

stock options. These awards are discussed in more detail below in this CD&A. For fiscal 2020, we returned to our more typical mix of types of equity-based awards for our annual long-term incentive compensation element—performance share units, stock options and restricted stock units.
SETTING AWARD TARGET VALUES

Early in the fiscal year, the total target value for long-term equity incentive compensation awards is established for each executive officer. For the named executive officers, the target value typically is set using our compensation comparison peer group data as a reference point, if available for a comparable position, and/or other broad compensation market data, including surveys. The independent directors of our Board (based on the recommendation of our Compensation Committee) set target values for our CEO and COO, and our Compensation Committee sets them for other executive officers.

DETERMINING THE MIX OF INCENTIVES FOR EACH EXECUTIVE

Early in the fiscal year, the appropriate mix of types of equity-based compensation (i.e., the percentage of total award target value allocated to each type of award) is determined for each executive officer. The independent directors of our Board (based on the recommendation of our Compensation Committee) determine the mix for our CEO and COO, and our Compensation Committee determines the mix for other executive officers. These determinations are made after considering relevant data for our compensation comparison peer group, the retention value of each type of compensation and other factors important to us, including linking incentive compensation to performance; tax and accounting treatment; and our Compensation Committee’s independent compensation consultant’s recommendation.

We then determine the specific numbers of units or options to be granted to each executive officer based on the applicable percentage of total award target value allocated to each type of award. For our fiscal transition period, we valued units or options using the grant date fair value method, consistent with the valuation method required for calculating amounts shown in the “Stock Awards” and “Option Awards” columns of the Fiscal Transition Period Summary Compensation Table on page 62, and we expect to use this valuation method in subsequent fiscal years. For fiscal 2019 and prior fiscal years, we valued units or options based on a 60-day average closing market price of our common stock prior to the grant date.

PERFORMANCE SHARE UNITS

Establishing performance metrics. As described above in “Annual Compensation Cycle,” early in the first fiscal year of each multi-year performance period (generally three years), we establish specific financial performance measures and their relative weighting and associated targets and thresholds, which serve as the basis for measuring how we perform and for determining payouts. Performance share unit awards generally are structured to provide payouts in shares of our common stock ranging from 0% to 200% of the target number of performance share units granted under such awards. The independent directors of our Board (based on the recommendation of our Compensation Committee) establish the metrics for our CEO and COO, and our Compensation Committee establishes them for other executive officers.

As a general principle, we seek to establish targets for financial performance measures that are aligned with our three-year strategic plan and are challenging yet achievable. Targets are set at levels we believe require significant effort on the part of executives, yet also represent a reasonable expectation of financial results based on prior-year performance, existing business conditions, the markets in which we participate and our outlook.

Determining payouts. The independent directors of our Board (based on the recommendation of our Compensation Committee, in the case of our CEO and COO), and our Compensation Committee (in the case of other executive officers) determine and approve payouts under performance share unit awards for the multi-year performance period that concludes at the end of that fiscal year, based on formulaic calculations of our results against pre-determined financial performance measure targets for such performance period. Payout determinations typically occur after audited financial statements become available (approximately two months after the end of each fiscal year). In certain instances, as permitted under our Equity Incentive Plan, financial performance measure targets and our actual results may be adjusted in recognition of unusual or nonrecurring events affecting us or our financial statements, such as items that are determined not to be reflective of normal, ongoing business operations. At the request of the Chairperson of our Audit Committee, our Internal Audit Department independently verifies calculations for payouts in respect of performance share unit awards.

As previously disclosed in our proxy statement for our 2019 Annual Meeting of Shareholders, due to the special circumstances of the Merger, payouts in respect of performance share unit awards for the fiscal 2017-2019, fiscal 2018-2020 and fiscal 2019-2021 performance periods were determined and approved immediately before our fiscal 2019 ended in advance of the Merger closing on June 29, 2019. For details on such approval in fiscal 2019 and payouts in our fiscal transition period, see the Compensation and Discussion Analysis—Executive Compensation Decisions For Fiscal 2019—Long-Term Incentives discussion in our proxy statement for our 2019 Annual Meeting of Shareholders filed with the SEC on September 10, 2019. Due to the vesting and payouts of all then-outstanding performance share unit awards in connection with the end of fiscal 2019 and the Merger closing, no payout determinations in respect of performance share unit awards were required or made during our fiscal transition period.

L3HARRIS 2020 PROXY STATEMENT 46

STOCK OPTIONS
Stock options granted to our executive officers typically have the following terms:

>	Exercise price equal to the closing price of our common stock on the grant date;

>
Vesting in equal installments of one-third each on the first, second and third anniversary of the grant date, subject to the recipient’s continued employment through the applicable vesting date (except in the case of performance stock options granted in our fiscal transition period, which have “cliff” vesting of 100% on June 29, 2022, the third anniversary of the Merger, reflecting alignment with the performance metric for those options);

>	Expiration 10 years from the grant date; and

>	“Double trigger” accelerated vesting (for options granted after fiscal 2019; accelerated vesting upon a change in control or other events for options granted through fiscal 2019).

Stock options, including performance stock options, may not be repriced, replaced, modified or regranted through cancellation if the effect thereof would be to reduce the exercise price of such stock options, except with prior approval of our shareholders, or in connection with a change in our capitalization, including spin-offs.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS
Restricted stock or restricted stock units are used primarily to facilitate retention and succession planning and, in more limited circumstances, as a recruitment mechanism to replace the value of equity awards that an executive may have forfeited upon leaving a former employer. Restrictions on these awards, which typically expire at the end of a three-year period, provide that the shares or units may not be sold or otherwise transferred and will be immediately forfeited if the recipient’s employment ends for any reason other than involuntary termination without cause, voluntary termination for good reason, death, disability or retirement.

EXECUTIVE COMPENSATION DECISIONS FOR OUR SIX-MONTH FISCAL TRANSITION PERIOD

This section describes the compensation paid or awarded for our fiscal transition period to our named executive officers with respect to each major compensation element (base salary, annual cash incentive and long-term incentives) and how this compensation was determined. Timing of compensation decisions generally is described in the preceding sections on “Our Executive Compensation Philosophy and Practices” and “Overview of our Main Executive Compensation Elements.”

Base Salary

The table below shows the fiscal transition period annual base salary level for each named executive officer (including a comparison with fiscal 2019 for named executive officers who were employed with Harris in fiscal 2019).

Annual Base Salary Levels: Fiscal Transition Period vs. Fiscal 2019

	Fiscal 2019 Annual Base Salary Level	Fiscal Transition Period Annual Base Salary Level	% Change	Reason for Change
Mr. Brown	$1,350,000	$1,450,000	7.4%	Merit / market (larger company)
Mr. Kubasik	$—	$1,450,000	N/A	N/A
Mr. Malave	$—	$625,000	N/A	N/A
Mr. Gautier	$—	$600,000	N/A	N/A
Mr. Zoiss	$500,000	$600,000	20%	Merit / market (larger business)

Actual base salary amounts paid for our abbreviated 6-month fiscal transition period are shown in the “Salary” column of the Fiscal Transition Period Summary Compensation Table on page 62.

Annual Cash Incentive

AWARD TARGET VALUES FOR FISCAL TRANSITION PERIOD
The table below shows information regarding each named executive officer’s fiscal transition period annual cash incentive award target value under the Annual Incentive Plan. (As noted above, target values for our fiscal transition period were 50% of full-year values, reflecting the 6-month duration of our fiscal transition period.)

47 L3HARRIS 2020 PROXY STATEMENT

Annual Cash Incentive: Award Target Values for Named Executive Officers, Fiscal Transition Period vs. Fiscal 2019

	Fiscal Transition Period Cash Incentive Target Value	Fiscal 2019 Cash Incentive Target Value (as % of Base Salary)	Fiscal Transition Period Cash Incentive Target Value (as % of Base Salary)*	% Change	Reason for Change
Mr. Brown	$1,250,000	170%	172%	1%	Rounding
Mr. Kubasik	$1,250,000	—%	172%	N/A	N/A
Mr. Malave	$312,500	—%	100%	N/A	N/A
Mr. Gautier	$300,000	—%	100%	N/A	N/A
Mr. Zoiss	$300,000	75%	100%	33%	Merit / market (larger business)

*	Calculated based on 100% of full-year value (as opposed to 50% of full-year value) for comparability with fiscal 2019 amount.

PERFORMANCE MEASURES AND PERFORMANCE TARGETS FOR OUR FISCAL TRANSITION PERIOD
The graphics below show the three financial performance measures and their relative weighting and associated performance targets for our fiscal transition period annual cash incentive awards under the Annual Incentive Plan for our named executive officers. The graphics also show how varying levels of performance would result in different payout percentages. The same financial performance measures, weighting and mathematical relationship between performance and payout percentages were approved for L3Harris as well as all four reporting segments, including our Aviation Systems segment and Space and Airborne Systems segment (which are relevant for Messrs. Gautier and Zoiss, respectively, in their roles as segment presidents). Our Board and Compensation Committee chose these performance measures and their relative weighting based on their business judgment that they would incentivize our performance against our key strategic priorities we set in our annual operating plan for our fiscal transition period (for example, executing seamless integration of L3 and Harris; driving flawless execution and margin expansion; growing revenue; and maximizing cash flow with shareholder friendly capital deployment).

Annual Cash Incentive: Financial Performance Measures, Weighting, Performance Targets and Payout Percentages
Measures and Weighting

40% EARNINGS BEFORE INTEREST AND TAXES (EBIT)	40% FREE CASH FLOW (FCF)	20% REVENUE

Our ability to generate profits from revenue: can be increased by efficient management and operation of our business, including reducing costs, improving procurement and sourcing practices and achieving operational excellence.
	The cash we generate after accounting for capital expenditures: can be increased by accelerating cash receipts, improving payment terms, reducing inventory, increasing prices and reducing expenses.	What we generate from normal business activities: can be increased by improving market share, introducing new products, entering new markets, enhancing execution and pricing effectively.

Performance Targets (in millions)
	L3Harris	Aviation Systems	Space & Airborne Systems
EBIT	$1,537	$316	$441
FCF	$1,328	366	$340
Revenue	$9,229	2,123	$2,329
Relationship Between Performance and Payout Percentage

As the graphic shows, varying performance levels were linked to specific resulting payout percentages, with performance below threshold (set at 80% of target performance) resulting in a payout percentage of zero.

PAYOUTS FOR FISCAL TRANSITION PERIOD
The first table below shows results for each financial performance measure for L3Harris as well as for our Aviation Systems segment (relevant for Mr. Gautier) and our Space and Airborne Systems segment (relevant for Mr. Zoiss). It also shows how we used those results to calculate weighted payout percentages for annual cash incentive awards under our Annual Incentive Plan.

The second table shows how we used these weighted payout percentages to determine payouts for our named executive officers, linking their annual cash incentive award payouts under our Annual Incentive Plan to our fiscal transition period results for each pre-established financial performance measure.

L3HARRIS 2020 PROXY STATEMENT 48

Annual Cash Incentive: Results and Payout Percentages for Fiscal Transition Period

Financial Performance Measure		Target1 (in millions)	Result (in millions)	Adjusted Result[2] (in millions)	Adjusted Result Relative to Target	Resulting Payout %	Weighted Payout %
L3HARRIS
EBIT	— 40%	$1,537	$1,031	$1,601	104.1%	108.2%	117.4%
FCF	— 40%	$1,328	$766	$1,450	109.2%	135.2%
Revenue	— 20%	$9,229	$9,263	$9,240	100.1%	100.2%
AVIATION SYSTEMS SEGMENT
EBIT	— 40%	$316	$289	$289	91.5%	80.7%	70.7%
FCF	— 40%	$366	$288	$293	80.0%	50.0%
Revenue	— 20%	$2,123	$2,038	$2,038	96.0%	92.0%
SPACE & AIRBORNE SYSTEMS SEGMENT
EBIT	— 40%	$441	$442	$442	100.2%	100.4%	140.7%
FCF	— 40%	$340	$441	$441	129.6%	200.0%
Revenue	— 20%	$2,329	$2,360	$2,360	101.3%	102.6%

(1)
The types of Merger-related adjustments to our adjusted results as described in footnote (2) below were anticipated when targets were approved and thus were reflected in the targets, which makes them comparable.

(2)
Calculations are based on our financial results calculated in accordance with GAAP, adjusted as permitted under our Annual Incentive Plan in recognition of unusual or nonrecurring events affecting us or our financial statements. These adjustments are made in accordance with pre-established guidelines, including that any adjustment must be objectively measurable under GAAP.

The reported EBIT result for L3Harris was increased $570 million on a net basis, reflecting the exclusion of $834 million of charges for Merger deal and integration costs, amortization of acquisition-related intangibles, the fair value step-up in inventory sold, cumulative adjustment to lease expense and losses and other costs related to debt refinancing, partially offset by the exclusion of $264 million of gains from the sales of businesses and assets and pension curtailment. The reported free cash flow result for L3Harris was increased $684 million for cash flow used for Merger deal and integration costs and a voluntary, advance contribution to our qualified defined benefit pension plans. The reported revenue result for L3Harris was decreased $23 million for revenue generated by businesses divested in the fiscal transition period. The reported free cash flow result for Aviation Systems was increased $4.8 million for cash flow used for advance expense payments.

Annual Cash Incentive: Payouts for Fiscal Transition Period

	Annual Incentive Plan Target Granted	Weighted Payout % Under Annual Incentive Plan	Actual Payout (in $)	Actual Payout (as % of Target)
Mr. Brown	$1,250,000	117.4%	$1,467,500	117.4%
Mr. Kubasik	$1,250,000	117.4%	$1,467,500	117.4%
Mr. Malave	$312,500	117.4%	$367,000	117.4%
Mr. Gautier	$300,000	94.1%*	$283,000	94.3%
Mr. Zoiss	$300,000	129.1%*	$388,000	129.3%

*
Weighted payout percentage reflects 50% of calculated weighted payout percentage for applicable segment (Aviation Systems for Mr. Gautier and Space and Airborne Systems for Mr. Zoiss) and 50% of calculated weighted payout percentage for L3 Harris in accordance with provisions designed to incentivize segment executives to drive both segment and overall company results.

Although our Compensation Committee typically engages in pay differentiation in accordance with our pay-for-performance philosophy, the payouts shown above reflect no adjustments from the formulaic calculations of weighted payout percentages based on financial results against pre-determined targets (other than rounding up to the nearest thousand), which our Compensation Committee determined was appropriate for our abbreviated, 6-month fiscal transition period.

The payouts under our Annual Incentive Plan for our fiscal transition period also are shown in the note to the “Non-Equity Incentive Plan Compensation” column of the Fiscal Transition Period Summary Compensation Table on page 62.

49 L3HARRIS 2020 PROXY STATEMENT

Long-Term Incentives

The long-term incentives we granted to named executive officers in our fiscal transition period are summarized as follows:

>	Restricted stock units in respect of our annual cycle awards of long-term incentive compensation cycle:
■
granted only to certain executive officers—those employed with Harris at the time of the Merger who in accordance with Harris’ ordinary course annual compensation cycle practices would have received equity-based awards in August 2019 (and as noted above, granted with target values at 50% of full-year values, reflecting the six-month duration of our fiscal transition period).

■
restricted stock units chosen based on their retention value; alignment with outstanding restricted stock units of L3Harris executive officers who were employed with L3 at the time of the Merger granted to them by L3 in early calendar 2019 prior to the Merger in accordance with L3’s ordinary course annual compensation cycle practices and the terms of the Merger Agreement; and concurrence of FW Cook and PM in support of their respective work for the Compensation Committees of L3 and Harris prior to the Merger.

■	3-year cliff vesting.

>
Special, one-time integration-related awards consisting of performance share units and performance stock options designed to drive successful execution of the integration of L3 and Harris (a strategic objective following the Merger):

■	granted to all named executive officers.
■
mix of performance share units and performance stock options, chosen based on their value in motivating achievement of synergy targets and other financial performance that our named executive officers can influence directly; their retention value; the terms of the employment arrangements with Messrs. Brown and Kubasik and alignment of incentives for other named executive officers; and concurrence of FW Cook and PM in support of their respective work for the Compensation Committees of L3 and Harris prior to the Merger.

■	3-year cliff vesting.

For named executive officers employed with Harris at the time of the Merger, the Merger (which occurred at the very beginning of our fiscal transition period) also resulted in accelerated vesting and payouts of outstanding performance share unit awards and restricted stock unit awards as well as accelerated vesting of unvested stock options pursuant to the terms and conditions of those awards. (Double-trigger accelerated vesting on a change in control applies for equity awards granted after the Merger; single-trigger accelerated vesting on a change in control has been discontinued.)

EQUITY-BASED AWARDS FOR FISCAL TRANSITION PERIOD: TARGET VALUES AND FORM

The table below shows the total target value of equity-based long-term incentive compensation in respect of our annual cycle awards for our fiscal transition period for the named executive officers employed with Harris at the time of the Merger (including a comparison with fiscal 2019). (As noted above, target values for our fiscal transition period were set at 50% of full-year values, reflecting the six-month duration of our fiscal transition period.)

Annual Compensation Cycle Awards: Target Values for Certain Named Executive Officers
(Fiscal Transition Period vs. Fiscal 2019)

	Fiscal 2019 Target Value	Fiscal Transition Period Target Value	% Change (on Full-Year Basis)*	Reason for Change (on Full-Year Basis)
Mr. Brown	$8,800,000	$5,125,000	16%	Merit / market (larger company)
Mr. Zoiss	$1,050,000	$800,000	52%	Merit / market (larger business)

*	Calculated based on fiscal transition period target value at 100% of full-year value (as opposed to 50% of full-year value) for comparability with fiscal 2019 amount.

>	These target values were allocated 100% as restricted stock units.

Although not in respect of our annual cycle awards, Mr. Malave also was granted an award of restricted stock units in our fiscal transition period, which was in connection with his hiring as our Senior Vice President and Chief Financial Officer to offset foregone equity compensation from his prior employer, had a target value of $950,000 and is subject to ratable vesting in equal portions over three years.

L3HARRIS 2020 PROXY STATEMENT 50

Messrs. Kubasik and Gautier (who were employed with L3 at the time of the Merger) were not granted annual compensation cycle equity-based awards during our fiscal transition period, because L3 had granted them equity-based awards in early calendar 2019 prior to the Merger in accordance with L3’s ordinary course annual compensation cycle practices and the terms of the Merger Agreement.

The table below shows the target values of the special, one-time integration-related equity-based long-term incentive compensation awards made during our fiscal transition period for each named executive officer.

Special, One-Time Integration-Related Awards Made During Fiscal Transition Period: Target Values

	Total Target Value	Performance Share Units Target Value	Performance Stock Options Target Value
Mr. Brown	$7,500,000	$2,500,000	$5,000,000
Mr. Kubasik	$7,500,000	$2,500,000	$5,000,000
Mr. Malave	$2,000,000	$660,000	$1,340,000
Mr. Gautier	$2,000,000	$660,000	$1,340,000
Mr. Zoiss	$2,000,000	$660,000	$1,340,000

As reflected in the table, the total target values were allocated as follows:

>	33% as performance share units
>	67% as performance stock options

METRICS FOR SPECIAL, ONE-TIME INTEGRATION-RELATED AWARDS
The special, one-time integration-related performance share units and performance stock options are subject to cliff vesting and Merger synergy and other performance metrics summarized as follows:

>
The performance share units are subject to future vesting and adjustment based on an award payout formula that measures, as of December 31, 2021, L3Harris achievement relative to a target level of $500 million for full-year run rate gross synergies from the Merger (with a minimum threshold set at 80% of target performance), with an upward or downward modifier for achievement relative to a target for cumulative earnings per share. Actual payouts for the performance share units will be made in shares of L3Harris common stock and can range from 0% to 400% of the target number of performance share units granted (0% to 200% for full-year run rate gross synergies performance relative to the $500 million target, with a 50% to 200% modifier for cumulative earnings per share performance relative to target). Vesting does not occur until June 29, 2022 and is conditioned on the executive officer’s continuing employment with us through that date (with certain exceptions).

>
The performance stock options are subject to future vesting based on L3Harris achievement by December 31, 2021 of a threshold level for full-year run rate gross synergies from the Merger. Vesting does not occur until June 29, 2022 and is conditioned on the executive officer’s continuing employment with us through that date (with certain exceptions).

Our Board and Compensation Committee chose to use full-year run rate gross synergies and cumulative earnings per share as financial performance measures based on their business judgment that these measures would motivate elements of performance that executive officers could influence directly and that also would improve earnings per share over the long term and create long-term shareholder value.

For further information related to grants to our named executive officers in our fiscal transition period of restricted stock unit awards or special, one-time integration-related awards of performance share units or performance stock options, and related terms and conditions, see the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes.

For information related to equity awards prior to our fiscal transition period and related terms and conditions, see the notes to the Outstanding Equity Awards at Fiscal Transition Period End Table on page 67 and related notes.
FISCAL 2018-2020 CYCLE PSU AND FISCAL 2019-2021 CYCLE PSU AWARDS: ACCELERATED PAYOUTS MADE DURING FISCAL TRANSITION PERIOD

As noted above, the Merger closing (which occurred at the very beginning of our fiscal transition period) triggered accelerated vesting and payouts of both fiscal 2018-2020 cycle performance share unit awards (granted in fiscal 2018) and fiscal 2019-2021 cycle performance share unit awards (granted in fiscal 2019), pursuant to the terms and conditions of those awards. Although payouts of long-term incentive compensation awards normally are approved after our fiscal year has ended, the then-impending Merger necessitated changing this timing for fiscal 2019, and those payouts instead were approved by

51 L3HARRIS 2020 PROXY STATEMENT

the Harris Board and the Harris Compensation Committee on June 28, 2019, immediately before our fiscal 2019 ended and in advance of the Merger closing and the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on the closing date in accordance with the Merger Agreement).

For details on such approval in fiscal 2019 and payouts in our fiscal transition period, see the Compensation and Discussion Analysis—Executive Compensation Decisions For Fiscal 2019—Long-Term Incentives discussion in our proxy statement for our 2019 Annual Meeting of Shareholders filed with the SEC on September 10, 2019. These payouts are reflected in the Option Exercises and Stock Vested in Fiscal Transition Period Table on page 69 and related notes.

CERTAIN RESTRICTED STOCK UNITS AND STOCK OPTIONS: ACCELERATED VESTING AND PAYOUTS DURING FISCAL TRANSITION PERIOD

As noted above, the Merger closing also resulted in accelerated vesting and payouts of then-outstanding restricted stock unit awards and accelerated vesting of then-unvested stock options, in both cases pursuant to the terms and conditions of those awards. For details on such vesting and payouts (which occurred in our fiscal transition period), see the Option Exercises and Stock Vested in Fiscal Transition Period Table on page 69 and related notes.

CERTAIN LEGACY L3 INCENTIVE PLAN AWARDS: ACCELERATED VESTING AND PAYOUTS DURING FISCAL TRANSITION PERIOD

The Merger closing also resulted in accelerated vesting and payouts of cash amounts then-outstanding under legacy L3 multi- year performance cash and annual cash incentive plans, based on payout determinations made shortly before the Merger by the compensation committee of the board of directors of L3 after consultation with Harris.

EMPLOYMENT AGREEMENTS

Agreements With Mr. Brown

Brown Original Agreement. We have an employment agreement with Mr. Brown that was entered into when he accepted the position of President and Chief Executive Officer of Harris in 2011 (the “Brown Original Agreement”). The Brown Original Agreement addresses, among other things, Mr. Brown’s compensation arrangements as well as payments and benefits to be provided to him if his employment is terminated by us without “cause” or by him as a result of a “constructive termination.” The Harris Compensation Committee and the independent directors of the Harris Board approved the Brown Original Agreement in the belief that it was critical to Mr. Brown’s decision to accept employment with Harris and would assist in his retention. In addition, it binds Mr. Brown to certain non-compete and non-solicitation undertakings that continue to have significant value to the company.

In negotiating the compensation arrangements for Mr. Brown in the Brown Original Agreement, the Harris Compensation Committee received information, analysis and advice from its independent compensation consultant, independent legal counsel and a national executive search firm retained by the Harris Board’s CEO search committee. The Harris Compensation Committee and the Harris Board also considered the same executive compensation objectives and competitive positioning approach used for other executives and the substantial amount of long-term compensation that Mr. Brown forfeited to join Harris. As a result, Mr. Brown’s compensation arrangement addressed “ongoing” compensation and benefits as well as “transition” compensation. Elements of “ongoing” compensation and benefits provided under the Brown Original Agreement that continued in our fiscal transition period included:

>	base salary;
>	annual cash incentive opportunity under our Annual Incentive Plan;
>	eligibility for annual grants of equity-based long-term incentives; and
>	eligibility to participate in our retirement and employee welfare and benefit plans in accordance with their terms.

Brown Letter Agreement. In connection with entering into the Merger Agreement, we entered into an agreement with Mr. Brown addressing his employment following completion of the Merger (the “Brown Letter Agreement”). The Harris Compensation Committee and the independent directors of the Harris Board approved the Brown Letter Agreement in the belief that it would assist in retaining Mr. Brown’s valued service in connection with and after the Merger. The Brown Letter Agreement provides that:

>
Mr. Brown will serve as Chairman and Chief Executive Officer of L3Harris through the second anniversary of the closing of the Merger (the “Initial Period”). For the one-year period thereafter (the “Subsequent Period”), he will serve as Chairman of L3Harris. On the third anniversary of the closing of the Merger, he will retire as an officer and employee of L3Harris and will resign as a member of L3Harris’ Board of Directors.

L3HARRIS 2020 PROXY STATEMENT 52

>
During the Initial Period, Mr. Brown’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Kubasik. (The Board maintains discretion to increase these amounts.)

>
After the closing of the Merger, L3Harris would grant Mr. Brown a one-time integration-related award composed of performance share units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration-related award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee. (This award was granted in August 2019 as described above in this CD&A; for further information related to the terms and conditions, see the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes.)

>
If during the Subsequent Period there is a qualifying termination of Mr. Brown (as defined in his Executive Change in Control Severance Agreement entered into with Harris), Mr. Brown would be eligible for the compensation, benefits and other rights provided under that Executive Change in Control Severance Agreement, with such amounts determined using a “3X” multiple. In addition, his outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested and exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance share units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Mr. Brown would also receive benefit continuation payments in lieu of providing in-kind medical and prescription drug coverage until he reaches the age of 65 (or, if earlier, the date he becomes eligible to receive comparable benefits from another employer). Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

>
Upon his retirement at the end of the Subsequent Period, Mr. Brown will not receive any cash severance, but his equity awards (other than those comprising the integration award) will be treated as described above regarding a qualifying termination, and his integration award will pay or vest, as applicable, based on actual performance. In addition, Mr. Brown will receive the benefit continuation payments described above regarding a qualifying termination, and for 12 months following his retirement, have access to office space and administrative support provided by L3Harris.

>
Except as expressly modified by the Brown Letter Agreement, the terms of Mr. Brown’s pre-merger Executive Change in Control Severance Agreement with Harris and his 2011 employment agreement with Harris remain in full force and effect, including the restrictive covenants and confidentiality provisions of those agreements.

For a summary of the payments and benefits to be provided to Mr. Brown if his employment is terminated, and a description of his Executive Change in Control Severance Agreement, see the “Potential Payments Upon Termination or a Change in Control” section beginning on page 72.

Agreement With Mr. Kubasik

In connection with entering into the Merger Agreement, L3 and Mr. Kubasik, L3’s then-serving Chairman, Chief Executive Officer and President, entered into the Kubasik Letter Agreement, which addresses Mr. Kubasik’s employment following completion of the Merger. Pursuant to approval from the L3Harris Board, L3Harris assumed the Kubasik Letter Agreement following completion of the Merger and Mr. Kubasik’s appointment as Vice Chairman, President and Chief Operating Officer of L3Harris. The Kubasik Letter Agreement provides that:

>
Mr. Kubasik will serve as Vice Chairman, President and Chief Operating Officer of L3Harris through the Initial Period. Upon the commencement of the Subsequent Period (or, if earlier, the date that Mr. Brown ceases to serve as the Chief Executive Officer of L3Harris), Mr. Kubasik will become the Chief Executive Officer of L3Harris. On the third anniversary of the closing of the Merger, Mr. Kubasik will also become Chairman of L3Harris.

>
During the Initial Period, Mr. Kubasik’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Brown. (The Board maintains discretion to increase these amounts.)

>
After the closing of the Merger, L3Harris would grant Mr. Kubasik a one-time integration-related award composed of performance share units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration-related award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee. (This award was granted in August 2019 as described above in this CD&A; for further information related to the terms and conditions, see the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes.)

53 L3HARRIS 2020 PROXY STATEMENT

>
In the event that L3Harris terminates him without “cause” or he terminates his employment for “good reason,” Mr. Kubasik’s outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested and exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance share units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

>
The protection period under which Mr. Kubasik will be covered by L3’s Amended and Restated Change in Control Severance Plan (the “L3 CIC Plan”) was extended until the fourth anniversary of the closing of the Merger, in the event of his termination without “cause” or for “good reason” (each as defined in the L3 CIC Plan and modified in the Kubasik Letter Agreement).

>
The definition of “cause” under the L3 CIC Plan as applicable to Mr. Kubasik was modified to include an act of misconduct in violation of certain L3Harris policies or federal or applicable state law regarding discrimination or sexual harassment of subordinate employees that creates a material risk of meaningful harm to L3Harris.

>
The definition of “good reason” under the L3 CIC Plan as applicable to Mr. Kubasik was modified to include the following events: failure to promote him to the contemplated new roles upon and after the closing of the Merger; failure of Mr. Brown to cease providing services to L3Harris on or before the third anniversary of the closing of the Merger; or L3Harris’ material breach of the Kubasik Letter Agreement. Mr. Kubasik also agreed to a limited waiver of his “good reason” rights related to his contemplated relocation to Florida, certain across-the-board changes in employee benefits and his transition to the role of Vice Chairman, President and Chief Operating Officer at the closing of the Merger.

>	Mr. Kubasik is eligible to receive an additional payment of up to $1,250,000 for relocation-related expenses, with gross up of amounts taxed as ordinary income.

>
Certain restrictive covenants and confidentiality provisions of the L3 CIC Plan apply as a condition to severance benefits under the L3 CIC Plan and are extended to 24 months following termination of employment.

For a summary of the payments and benefits to be provided to Mr. Kubasik if his employment is terminated, and a summary of the L3 CIC Plan terms applicable for him, see the “Potential Payments Upon Termination or a Change in Control” section beginning on page 72.

Agreement With Mr. Malave

We have an employment letter agreement (the “Malave Letter Agreement”) with Mr. Malave pursuant to which he was appointed Senior Vice President and Chief Financial Officer of L3Harris effective June 29, 2019 (the beginning of our fiscal transition period). The Malave Letter Agreement provides for the following compensation and benefits:

>	base salary at the annual rate of $625,000;

>
eligibility to receive an annual cash incentive under our Annual Incentive Plan with a target value of 100% of his base salary (with annual cash incentive payment for six-month fiscal transition period equal to 50% of annual target);

>	commencing with calendar year 2020, eligibility to receive annual equity awards granted under our Equity Incentive Plan with a target value of $2,000,000;

>
a one-time restricted stock unit award under our Equity Incentive Plan with a grant date value of $950,000 and subject to ratable vesting over three years. (This award was granted in August 2019; for further information related to the terms and conditions, see the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes.);

>
a one-time momentum equity award under our Equity Incentive Plan consisting of performance share units with a target value of $660,000 and performance-based stock options with a grant date value of $1,340,000 and a term of ten years, both subject to 3-year cliff vesting based on achievement relative to a specified level for full-year run rate gross synergies from the Merger. (This award was granted in August 2019 and is summarized in the discussion of the special, one-time integration-related equity-based awards we granted in our fiscal transition period; for further information related to the terms and conditions, see the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes.);

>	a one-time cash sign-on bonus of $200,000;

>	eligibility to participate in our retirement and employee health and welfare plans; and

>	certain relocation benefits, including a $10,000 “disruption payment” to cover miscellaneous expenses related to his relocation.

L3HARRIS 2020 PROXY STATEMENT 54

The Malave Letter Agreement does not provide for a term of employment. However, if Mr. Malave’s employment is terminated within 36 months of his start date involuntarily by L3Harris other than for “cause” or voluntarily by Mr. Malave for “good reason” (as those terms are defined in his agreement), then, subject to his execution and delivery of a general release of claims against L3Harris, he would be entitled to receive a severance payment equal to his then-current annual base salary plus a pro rata annual cash bonus for the performance period in which the termination occurs, subject to achievement of the applicable performance goals through the end of such performance period. The restricted stock units granted to him in August 2019 also would become fully vested in the case of such termination.

In addition, in the case of such termination on or following the future date of a “change in control” (as defined in his agreement), then, in lieu of the severance payments described in the preceding paragraph and subject to his execution and delivery of a general release of claims against L3Harris, he would be entitled to a severance payment equal to (a) two times the sum of his then-current annual base salary and target annual cash bonus and (b) a pro rata annual cash bonus for the performance period in which the termination occurs, subject to achievement of the applicable performance goals through the end of such performance period.

For a summary of the payments and benefits to be provided to Mr. Malave if his employment is terminated, see the “Potential Payments Upon Termination or a Change in Control” section beginning on page 72.

OTHER COMPENSATION ELEMENTS

Health and Welfare Benefits

We maintain health, welfare and other benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, basic, supplemental and dependent life insurance, basic and supplemental accidental death and dismemberment insurance and business travel insurance, as well as paid time off, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as many of our other salaried employees. We also provide liability insurance coverage to all Board-appointed officers, and our executive officers have the option to participate in a group excess liability umbrella policy at their own expense.

We offer a long-term disability plan to many of our U.S.-based employees, including our named executive officers. The plan is fully insured and provides a benefit of 60% of eligible compensation before offsets for Social Security and certain other Company- or government-provided disability or other benefits. Eligible compensation for purposes of this plan is currently limited to $400,000 per year, and we provide a supplemental long-term disability benefit of 50% of eligible compensation above $400,000 and up to $800,000, for a maximum annual supplemental benefit of $200,000.

Perquisites

We provide only minimal executive perquisites. Board-elected or appointed officers are eligible for annual Company-paid physical examinations. We believe this practice is in the best interest of our Company because the health of an executive officer is critical to his or her performance. In addition, executives who were employed with L3 at the time of the Merger may continue to receive perquisites under legacy L3 compensatory plans until such plans are modified. We do not provide tax reimbursement or gross-up payments with respect to any perquisites provided solely to executive officers. Tax gross-up payments pursuant to a plan, policy or arrangement applicable to a broad base of management employees, such as a relocation or tax equalization policy, are permitted.

In consideration of the time demands on our CEO and COO and to minimize and more effectively utilize their travel time, our Compensation Committee has authorized limited personal use of Company-owned aircraft by our CEO and COO and their family members and guests. Limits on the number of hours are set by our Compensation Committee and reviewed annually. In our fiscal transition period, personal use of Company-owned aircraft by each of Mr. Brown and Mr. Kubasik was below the limits set by our Compensation Committee. Our CEO and COO are responsible for paying the tax on income imputed for such personal use of Company-owned aircraft. In very limited instances as approved by our CEO, we also may provide limited personal use of Company-owned aircraft for other executives.

Perquisites provided in our fiscal transition period represent a small portion of the total compensation of the applicable named executive officer. The dollar values ascribed to these perquisites are shown in the Fiscal Transition Period Summary Compensation Table on page 62 under the “All Other Compensation” column and related notes.

Starting in 2020, our Board-elected or appointed officers are eligible to receive Company-paid financial planning and advice and state tax preparation services from a designated third-party provider, but are responsible for paying the tax on income imputed

55 L3HARRIS 2020 PROXY STATEMENT

for such services if they elect to receive them. (Messrs. Kubasik and Gautier were eligible for these services in our fiscal transition period pursuant to legacy L3 compensatory plans that remained operative.)

Retirement Programs

TAX-QUALIFIED RETIREMENT PLANS

We maintain the L3Harris Retirement Savings Plan (our “RSP”), which is a tax-qualified, 401(k) defined contribution retirement plan available to most of our U.S.-based employees, including our named executive officers. Subject to applicable limits under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), participants may generally contribute up to 70% of eligible compensation. In general, after one year of service we will make a matching contribution of up to 6% of eligible compensation that is contributed by a participant. During our fiscal transition period, we also maintained an analogous legacy L3 tax-qualified, 401(k) defined contribution retirement plan (the “L3 401(k) Plan”) available to most U.S.-based employees who were employees of L3 at the time of the Merger. The assets of the L3 401(k) Plan plan were combined into the trust for our RSP effective December 31, 2019, and the participants in the plan became eligible to participate in our RSP effective January 1, 2020.

NON-QUALIFIED SUPPLEMENTAL RETIREMENT PLANS

To the extent contributions by participants to our RSP are subject to certain limitations under the Internal Revenue Code, certain of our salaried employees, including our named executive officers, may elect to participate in our Excess Retirement Savings Plan (“ERSP”), which is an unfunded, non-qualified defined contribution plan. In addition, our Compensation Committee has discretion to provide for the deferral of other compensation under our ERSP, including equity awards. During our fiscal transition period, we also maintained an analogous legacy L3 unfunded, non-qualified defined contribution plan (the “SSP-II”) available to certain salaried employees who were employees of L3 at the time of the Merger. The participants in the SSP-II became eligible to participate in our ERSP effective January 1, 2020, at which time no further contributions were permitted in the SSP-II.

The value of our contributions credited to our named executive officers’ accounts under our RSP and ERSP (or under the L3 401(k) Plan or the SSP-II) is shown in the Fiscal Transition Period Summary Compensation Table on page 62 under the “All Other Compensation” column and related notes. Additional information regarding our ERSP and credits to accounts under our ERSP or the SSP-II is shown in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 70.

In addition, Mr. Gautier was a participant under the L3 Supplemental Executive Retirement Plan, a non-qualified, unfunded, defined benefit pension plan, which we maintained following the Merger and from which he received during our fiscal transition period an accelerated payout triggered by the change in control under the plan as a result of the Merger. Effective January 1, 2020, Mr. Gautier (and other plan participants) became ineligible to receive continued service credits under the plan and became eligible to participate only in our RSP and ERSP. Additional information regarding the plan and Mr. Gautier’s payout is set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 70.

Severance Arrangements

As a general matter, most of our employees are “employees at-will.” Messrs. Brown, Kubasik and Malave are our only named executive officers with a contract that would require us to pay cash severance upon termination of employment other than in connection with a change in control. These payments are governed by their respective employment agreements, discussed beginning on page 72.

Although Messrs. Gautier and Zoiss did not have severance agreements during our fiscal transition period other than in connection with a change in control (see related discussion below), we had a long-standing practice of providing reasonable severance compensation for terminating an executive’s employment without cause, based on relevant factors such as the reason for termination and length of the executive’s employment. In February 2020, we adopted the new L3Harris Severance Pay Plan, which provides severance benefits to a full-time regular employee (including an executive) if the employee is terminated due to an involuntary or voluntary reduction-in-force. The terms of the new plan do not apply for executives who have operative severance arrangements pursuant to a separate contract.

A description of the contractual benefits to each of Messrs. Brown, Kubasik and Malave in the event of his termination can be found in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72.

L3HARRIS 2020 PROXY STATEMENT 56

Change in Control Severance Arrangements

Prior to the Merger, Harris had entered into change in control severance agreements with its Board-elected or appointed officers, including those named executive officers of L3Harris who were employed with Harris at the time of the Merger (Messrs. Brown and Zoiss), and L3 had adopted the L3 CIC Plan covering its executive officers and other corporate employees, including Messrs. Kubasik and Gautier. The Harris Board and the L3 Board, respectively, believed that these arrangements would maintain alignment of the interests of individuals covered by the arrangements and shareholders during the period of an actual or rumored change in control and were necessary in some cases to attract and retain executives and that these arrangements would facilitate objective assessment of potential transactions that may be in our shareholders’ best interests but could negatively impact the covered individual’s future employment. Under these arrangements, severance benefits would be provided to a covered individual if the covered individual is terminated without “cause” or resigns for “good reason” (such as a material adverse change in compensation or job responsibilities) within two years following a change in control. A “double trigger” was included in these arrangements so that benefits would be provided only if there is both a change in control and a termination of employment.

These change in control severance arrangements do not provide for gross-ups for excise taxes that may be imposed by the Internal Revenue Service (“IRS”) on payouts made to a covered individual. The arrangements do provide for a “best net after-tax” payment approach that reduces payments and benefits if the reduction would result in the covered individual receiving higher payments and benefits on a net after-tax basis.
The change in control severance arrangements with Mr. Malave are pursuant to the Malave Letter Agreement, and those arrangements are described above in the “Agreement with Mr. Malave” discussion of this CD&A.
A description of the material terms of the change in control severance agreements for Messrs. Brown and Zoiss and of the L3 CIC Plan applicable for Messrs. Kubasik and Gautier, as well as a summary of potential payments upon termination or a change in control for our named executive officers, can be found in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72. This includes a discussion of how annual cash incentive awards and equity awards are treated upon a change in control.

The Merger constituted a change in control transaction under the change in control severance arrangements described above, which are still operative for applicable covered individuals, including our named executive officers who were employed with L3 or Harris at the time of the Merger. In February 2020, we adopted the new L3Harris Executive Change in Control Severance Plan, which provides severance benefits to executive officers and certain other executives (excluding our CEO and COO) if the executive is terminated without “cause” or resigns for “good reason” (such as a material adverse change in compensation or job responsibilities or location) within two years following a change in control. The plan includes a “double trigger” so that we would provide benefits only if there is both a change in control and a termination of employment. The plan does not provide for gross-ups for excise taxes that may be imposed by the IRS on payouts made to an executive, but does provide for a “best net after-tax” payment approach that reduces payments and benefits to an executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis. The terms of the new plan do not apply for our CEO and COO and also do not apply for individuals covered by the change in control severance arrangements described above until after the expiration of the applicable change in control severance arrangements described above. The plan is designed to preserve the focus and productivity of our executives, avoid disruption and prevent attrition during a period of uncertainty. Our Board believes that the plan will align the interests of our executives and shareholders during the period of an actual or rumored change in control and is necessary in some cases to attract and retain executives. Our Board also believes that the plan will facilitate objective assessment of potential transactions that may be in our shareholders’ best interests but could negatively impact an executive’s future employment.

OTHER COMPENSATION POLICIES
Recovery of Executive Compensation (“Clawback”)

Our executive compensation program permits us to recover all or a portion of any performance-based compensation, whether cash or equity, if our financial statements are restated as a result of errors, omissions or fraud. The amount that may be recovered would be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that our Compensation Committee or the independent members of our Board shall determine. The amount that may be recovered, however, may not be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.

57 L3HARRIS 2020 PROXY STATEMENT

Consideration of Risk Elements
For a discussion of our consideration of risks related to our compensation policies and practices, as well as factors mitigating those risks, see the “Relationship Between Compensation Plans and Risk” section of this proxy statement beginning on page 61.

Stock Ownership Guidelines
To further promote management’s ownership of our shares and more closely align management and shareholder interests, our Compensation Committee has established the following stock ownership guidelines for our Board-elected or appointed officers.
Stock Ownership (as a multiple of base salary)

CEO			6x
President and COO			6x
Other Senior corporate officers & segment Presidents (including the other named executive officers)		3x
Other corporate officers	2x
Base
Salary

What counts: Shares owned outright or jointly by the executive, shares credited under any retirement plan sponsored by us, share equivalents represented by amounts deferred in the L3Harris Stock Fund account of our ERSP, and restricted stock and restricted stock unit awards (on an after-tax basis).
What doesn’t count: Stock options, including performance stock options, and unearned performance share units.

Executives are expected to meet these ownership levels by the end of the five-year period from their date of hire or promotion into a position covered by the guidelines. Our Compensation Committee conducts an annual review to assess compliance with the guidelines. As of February 28, 2020, our named executive officers met or were on track to meet the applicable stock ownership guidelines within the applicable timeframe.
Executive officers are not permitted to sell our shares (other than the sale of shares to pay the exercise price and related taxes upon the exercise of stock options) until they have satisfied the applicable guidelines. Executives age 62 or older are not subject to the guidelines.

No Repricing of Options
We have not repriced options, nor have we replaced options if our stock price declined after the grant date. The exercise price of stock options is the closing market price of our common stock on the grant date (or on the prior business day if the grant is made on a weekend or holiday). Our Compensation Committee and Board, however, also have discretion to set the exercise price of stock options higher than the closing market price of our common stock on the grant date.

Equity Grants by CEO
As permitted under our equity incentive plans, our Board has delegated to our CEO the authority to grant equity awards to employees who are not executive officers. Such grants are subject to our equity grant policy. The annual maximum number of shares underlying the awards that may be granted pursuant to this delegation is set by our Compensation Committee, which reviews these awards annually.

Insider Trading Policy and Policy against Hedging and Pledging
Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security (whether issued by us or another company) while such person is aware of material non-public information about the issuer of the security (except pursuant to an approved 10b-5 trading plan), or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities and from entering into hedging, puts, calls or other derivative

L3HARRIS 2020 PROXY STATEMENT 58

transactions with respect to our securities. Our policies also prohibit directors and executives from purchasing our stock on margin, holding our stock in a margin account or otherwise pledging our stock as collateral for margin accounts, loans or any other purpose. We do permit the use of “cashless exercise” procedures to exercise stock options granted by us if such exercise complies with our insider trading and other relevant policies. None of our directors or executive officers pledged our stock during our fiscal transition period. We also have procedures that require trades by directors and executive officers to be pre-cleared by our General Counsel or his staff.

Tax and Accounting Considerations
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year in excess of $1 million to its CEO or any of its four other most highly compensated executive officers as of the end of the year. In the past, certain compensation was specifically exempt from the deduction limit to the extent it was “performance-based” under Section 162(m). In evaluating whether to structure executive compensation components as performance-based and thus exempt from the deduction limit, our Compensation Committee considered the net cost to us and its ability to effectively administer executive compensation in the long-term interest of shareholders. Our Compensation Committee believed that it was important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, our Compensation Committee retained the flexibility to approve elements of compensation that it believed were consistent with the objectives of our executive compensation program, but that may not have been fully deductible. For example, sign-on bonuses and time-based restricted stock or restricted stock units granted without performance conditions were not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may have been limited.
Section 162(m) of the Internal Revenue Code was amended by the Tax Cuts and Jobs Act of 2017. Effective for taxable years beginning after December 31, 2017, the amended law eliminated the Section 162(m) exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and expanded the definition of “covered employee” to include a company’s chief financial officer and any individual who was a covered employee of us in any taxable year beginning after December 31, 2016. As a result of the changes to Section 162(m), our Compensation Committee anticipates that the portion of future compensation paid to our named executive officers in excess of $1 million will not be deductible. Our Compensation Committee believes that our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Internal Revenue Code.

NONQUALIFIED DEFERRED COMPENSATION
Under Section 409A of the Internal Revenue Code, “nonqualified deferred compensation” must be deferred and paid under plans or arrangements that satisfy certain requirements with respect to the timing of deferral elections, timing of payments and certain other matters. If these requirements are not complied with, amounts deferred under compensation arrangements that are subject to Section 409A will be currently includable in income to the employee and subject to an excise tax to be assessed on the employee. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they either are exempt from, or satisfy the requirements of, Section 409A.

ACCOUNTING FOR EQUITY-BASED COMPENSATION
Before we grant equity-based compensation awards, we consider the accounting impact of the award. This involves analyzing the award’s impact both as structured and in other possible scenarios.

59 L3HARRIS 2020 PROXY STATEMENT

COMPENSATION
COMMITTEE
REPORT

The following Report of our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report by reference therein.
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board of Directors of L3Harris Technologies, Inc., and the Board of Directors of L3Harris Technologies, Inc. has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2020 Annual Meeting of Shareholders and incorporated by reference in L3Harris Technologies, Inc.’s Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020.
Submitted on February 27, 2020 by the Compensation Committee of the Board of Directors of L3Harris Technologies, Inc.

Lewis Hay III, Chairperson

Thomas A. Dattilo

Lewis Kramer

Rita S. Lane

L3HARRIS 2020 PROXY STATEMENT 60

RELATIONSHIP BETWEEN
COMPENSATION PLANS
AND RISK

In fiscal 2017, the Harris Compensation Committee and management, with the assistance of Aon Hewitt Associates LLC, conducted a review of Harris’ compensation strategies, plans, programs, policies and practices, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of Harris’ compensation strategies, plans, programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on Harris.
The review included variable pay, sales commission and other compensation plans and considered the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan. Management and the Harris Compensation Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which included the annual incentive and long-term compensation plans that are described in the CD&A section of this proxy statement. Based on the review, management and the Harris Compensation Committee concluded that Harris’ compensation strategies, plans, programs, policies and practices did not pose material risk due to a variety of mitigating factors. These factors included:

>	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity, and delivers rewards based on sustained performance over time;
>
The Compensation Committee’s power to set short-and long-term performance objectives for incentive plans, which appropriately correlated with shareholder value and which use multiple financial metrics to measure performance;

>
Performance share unit awards that generally are tied to financial performance measures spanning overlapping three-year performance periods, creating a focus on driving sustained performance over multiple performance periods, which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one performance period;

>	The use of equity awards with vesting periods to foster retention and align executives’ interests with those of shareholders;
>	Capping potential payouts under both short-and long-term incentive plans to eliminate the potential for any windfalls;
>	A “clawback” policy that allows recovery of all or a portion of any performance-based compensation if financial statements are restated as a result of errors, omissions or fraud;
>	Share ownership guidelines; and
>	A broad array of competitive benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their careers.

Our compensation strategy, plans, programs, policies and practices did not materially change from those of Harris prior to the Merger, and we did not materially change them in our fiscal transition period. As a result, both management and our Compensation Committee have again concluded that our compensation strategies, plans, programs, policies and practices are not reasonably likely to have a material adverse effect on us.

61 L3HARRIS 2020 PROXY STATEMENT

COMPENSATION
TABLES

FISCAL TRANSITION PERIOD SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for our abbreviated, approximately six-month fiscal transition period of June 29, 2019 to January 3, 2020 and for our fiscal years ended June 28, 2019, June 29, 2018 and June 30, 2017. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving at the end of our fiscal transition period. The following table and the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 should be viewed together for a more complete presentation of both the annual and long-term incentive compensation elements of our executive compensation program.

Name and Principal Position*	Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Option Awards $(4)	Non-Equity Incentive Plan Compensation $(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(6)	All Other Compensation $(7)	Total $
William M. Brown	Fiscal Transition
Chairman and	Period	$752,885	$0	$7,625,336	$5,000,034	$1,467,500	$0	$899,875	$15,745,630
Chief Executive	2019	$1,338,462	$0	$7,491,095	$2,269,511	$3,735,000	$0	$889,464	$15,723,532
Officer	2018	$1,287,500	$0	$6,974,118	$2,201,394	$2,640,000	$0	$913,101	$14,016,113
	2017	$1,237,499	$0	$4,492,551	$4,198,276	$2,100,000	$0	$447,824	$12,476,150

Christopher E.	Fiscal Transition	$752,885	$0	$2,500,194	$5,000,034	$1,467,500	$0	$5,454,550	$15,175,163
Kubasik(8)	Period
Vice Chairman,
President and Chief
Operating Officer

Jesus Malave, Jr.(9)	Fiscal Transition	$324,519	$200,000	$1,610,121	$1,340,037	$367,000	$0	$140,008	$3,981,685
Senior Vice President	Period
and Chief Financial
Officer

Todd W. Gautier(10)	Fiscal Transition	$311,538	$0	$660,027	$1,340,037	$283,000	$ 174,750	$2,736,271	$5,505,623
President,	Period
Aviation Systems

Edward J. Zoiss(11)	Fiscal Transition	$311,538	$0	$1,460,171	$1,340,037	$388,000	$0	$116,455	$3,616,201
President,	Period
Space and Airborne
Systems

(1)
The “Salary” column reflects the base salary amount (not base salary level) for each of our named executive officers for our fiscal transition period or respective fiscal year. Amounts shown include any portion of base salary deferred and contributed by our named executive officers to our RSP or ERSP or the L3 401(k) Plan or SSP-II. See the Fiscal Transition Period Nonqualified Deferred Compensation Table on page 71 and related notes for information regarding contributions by our named executive officers to our ERSP or the SSP-II.

(2)	The amount shown for Mr. Malave for the fiscal transition period represents a one-time cash sign-on bonus paid under the terms of his employment letter agreement.

L3HARRIS 2020 PROXY STATEMENT 62

(3)
The “Stock Awards” column reflects the aggregate grant date fair value computed in accordance with ASC 718 for the fiscal transition period or respective fiscal year with respect to performance share units and restricted stock units granted to our named executive officers. Amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of the special, one-time integration-related performance share units granted in our fiscal transition period were determined as of the grant date using the closing market price of our common stock on the grant date. The grant date fair values of performance share units granted prior to our fiscal transition period were calculated based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to companies in the S&P 500, less a discount because dividends are not payable on performance share units during the performance period. Although dividends also are not payable during the performance period of the special, one-time integration-related performance share units granted in our fiscal transition period, the grant date fair values of those performance share units do not reflect any discounts. The grant date fair values of restricted stock units were determined as of the grant date using the closing market price of our common stock on the grant date. Although dividends also are not payable during the restricted period of fiscal transition period restricted stock units granted to certain of our named executive officers in August 2019 and were not payable during the restriction period on fiscal 2018 and 2019 restricted stock units granted to our named executive officers in August 2017 and August 2018, respectively (which vested at the time of the Merger), the grant date fair values of restricted stock units do not reflect any discounts. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.

As noted, the grant date fair values of performance share units granted prior to our fiscal transition period reflect discounts (because dividends are not payable on performance share units during the performance period), which were approximately: (a) $8.54 per share for fiscal 2019 performance share units granted in August 2018; (b) $7.18 per share for fiscal 2018 performance share units granted in August 2017; and (c) $6.68 per share for fiscal 2017 performance share units granted in August 2016. For all grants of performance share units, each performance share unit earned at the end of the applicable multi-year performance period and paid out receives accrued dividend equivalents in an amount equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period. Payment of such dividend equivalents is made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. Dividends declared with respect to issued and outstanding shares of our common stock were $1.50, $2.74, $2.28 and $2.12 per share in our fiscal transition period and fiscal 2019, 2018 and 2017, respectively. The dollar value of dividend equivalents on vested performance share units is included in the “All Other Compensation” column.

The grant date fair values of performance share units were computed based on the probable outcome of the performance conditions as of the grant date of such awards, which was at target. The respective grant date fair values of the performance share units granted in our fiscal transition period and fiscal 2019, 2018 or 2017, as applicable, assuming at such grant date the maximum payment (400% of target for the special, one-time integration-related performance share units granted in our fiscal transition period and 200% of target for performance share units granted prior to our fiscal transition period), would have been as follows: Mr. Brown — $10,000,776, $10,218,486, $9,541,398 and $8,985,102; Mr. Kubasik — $10,000,776; Mr. Malave — $2,640,108; Mr. Gautier — $2,640,108; and Mr. Zoiss — $2,640,108. See the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to equity awards granted in our fiscal transition period and the Outstanding Equity Awards at Fiscal Transition Period End Table on page 67 and related notes for information with respect to equity awards granted prior to our fiscal transition period.

(4)
The “Option Awards” column reflects the aggregate grant date fair value computed in accordance with ASC 718 for the fiscal transition period or respective fiscal year with respect to performance stock options and stock options granted to our named executive officers. Amounts reflect our accounting for these option grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of these option grants were calculated as of the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair values per share of our common stock underlying these option grants were as follows: (a) $38.61 for fiscal transition period performance stock option grants in August 2019; (b) $30.05 for fiscal 2019 stock option grants in August 2018; (c) $18.59 for fiscal 2018 stock option grants in August 2017; and (d) $13.82 for fiscal 2017 stock option grants in August 2016. The assumptions used for the valuations are set forth in the Notes to our audited consolidated financial statements in our Transition Report on Form 10-KT for our fiscal transition period (Note 16) and in our Annual Reports on Form 10-K for fiscal 2019 (Note 15), 2018 (Note 14) or 2017 (Note 15), respectively. The grant date fair values of performance stock options were computed based on the probable outcome of the performance conditions as of the grant date of the performance stock options, which was at target, and also represents the maximum number of shares underlying the performance stock option award. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to performance stock options granted in our fiscal transition period and the Outstanding Equity Awards at Fiscal Transition Period End Table on page 67 and related notes for information with respect to stock options and performance stock options granted prior to our fiscal transition period.

(5)
The “Non-Equity Incentive Plan Compensation” column reflects payouts to our named executive officers of cash amounts earned under our Annual Incentive Plan. Amounts shown include any portion of these payouts deferred and contributed by the recipient to our RSP or our ERSP or the SSP-II. See the Fiscal Transition Period Nonqualified Deferred Compensation Table on page 71 and related notes for information regarding contributions by our named executive officers to our ERSP or the SSP-II. For additional information about our Annual Incentive Plan and these payouts, see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes.

(6)
As described in the “Nonqualified Deferred Compensation” section beginning on page 70 of this proxy statement, Mr. Gautier participated in the legacy L3 Supplemental Executive Retirement Plan, a non-qualified, unfunded, defined benefit pension plan.  The amount shown for Mr. Gautier represents the change between the actuarial present value of Mr. Gautier’s total accumulated pension benefit thereunder from June 29, 2019 to December 31, 2019.  The legacy L3 Supplemental Executive Retirement Plan was combined with the ERSP effective December 31, 2019, and there will be no further participation in the legacy L3 Supplemental Executive Retirement Plan by Mr. Gautier or any of our other employees after December 31, 2019.

(7)	The following table describes the components of the “All Other Compensation” column for our fiscal transition period:

Fiscal Transition Period All Other Compensation Table

	Insurance Premiums	Company Contributions to RSP or L3 401(k) Plan	Company Credits to ERSP/SSP-II (nonqualified)	Perquisites and Other Personal Benefits	Dividend Equivalents on Vested Stock Awards	Merger- Related Accelerated Payouts
Name	(a)	(b)	(c)	(d)	(e)	(f)	Total
William M. Brown	$2,256	$3,346	$267,485	$42,238	$584,550	$—	$899,875
Christopher E. Kubasik	$13,176	$3,346	$87,731	$293,407	$275,890	$4,781,000	$5,454,550
Jesus Malave, Jr.	$868	$—	$—	$139,140	$—	$—	$140,008
Todd W. Gautier	$11,346	$1,385	$46,353	$8,840	$51,976	$2,616,371	$2,736,271
Edward J. Zoiss	$833	$1,385	$50,885	$—	$63,352	$—	$116,455

63 L3HARRIS 2020 PROXY STATEMENT

(a)
Reflects the dollar value of premiums paid by us for life insurance for our named executive officers under our broad-based group basic life insurance benefit, and also for Messrs. Kubasik and Gautier, the dollar value of premiums paid by us for executive life insurance and executive medical reimbursement under legacy L3 health and welfare plans that continued during our fiscal transition period (but which are no longer provided effective January 1, 2020).

(b)	Reflects our contributions credited to accounts of our named executive officers under our RSP or the L3 401(k) Plan, are tax-qualified, defined contribution plans.

(c)
Reflects our credits to accounts of our named executive officers under our ERSP or the SSP-II, which are unfunded, nonqualified defined contribution retirement plans. For additional information regarding our ERSP or the SSP-II, see the Fiscal Transition Period Nonqualified Deferred Compensation Table on page 71 and related notes.

(d)
The amount for Mr. Brown was for personal use of Company-owned aircraft. The amount for Mr. Kubasik consisted of $72,716 for personal use of Company-owned aircraft; $208,720 for relocation, commuting and related temporary living expenses and allowances; and $11,971 for Company-paid financial planning and advice and federal and state tax preparation services from a designated third-party provider, including imputed income for such services (but no gross-up for payment of taxes for such imputed income). The amount for Mr. Malave was for payment or reimbursement of relocation, commuting and related temporary living expenses and allowances. The amount for Mr. Gautier was for Company-paid financial planning and advice and federal and state tax preparation services from a designated third-party provider, including imputed income for such services (but no gross-up for payment of taxes for such imputed income). The amount for Mr. Zoiss was $0.

The incremental cost to us of personal use of Company-owned aircraft is calculated based on our average variable operating costs, which include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. Our total annual variable operating costs are divided by the annual number of miles the Company-owned aircraft flew to derive an average variable cost per mile, which is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of Company-owned aircraft is imputed at “Standard Industry Level” rates to the applicable named executive officers, who do not receive any gross-up for payment of taxes for such imputed income. The amount related to the loss of tax deduction to us due to the personal use of Company-owned aircraft under the Internal Revenue Code is not included.

As noted above, we also offer a supplemental long-term disability benefit to employees with eligible compensation in excess of $400,000 and offer our executives the option to participate in a group excess liability umbrella policy. No premiums are payable by us for these benefits and there is no incremental cost reflected for our named executive officers.

Certain Company-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the Company-owned aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to us. We also have Company-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Company-purchased event tickets. No amounts are included because there is no incremental cost to us of such personal use. For a discussion of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(e)
Reflects the dollar value of dividend equivalents paid in cash to our named executive officers with respect to performance share units and restricted stock units, which vested at the time of the Merger. The value of such dividend equivalents was not factored into the grant date fair value of the underlying performance share units and restricted stock units.

(f)
Reflects payouts to Messrs. Kubasik and Gautier of cash amounts under legacy L3 multi-year performance cash and annual cash incentive plans as a result of the change in control due to the Merger, based on payout determinations made shortly before the Merger by the compensation committee of the board of directors of L3 after consultation with Harris. For Mr. Gautier, also reflects his cash distribution under the legacy L3 Supplemental Executive Retirement Plan, a non-qualified, unfunded, defined benefit pension plan, as a result of the change in control due to the Merger.

(8)	Mr. Kubasik was employed with L3 at the time of the Merger and was not a named executive officer of L3Harris prior to the fiscal transition period.

(9)	Mr. Malave joined L3Harris on June 29, 2019 and was not a named executive officer of L3Harris prior to the fiscal transition period.

(10)	Mr. Gautier was employed with L3 at the time of the Merger and was not a named executive officer of L3Harris prior to the fiscal transition period.

(11)	Mr. Zoiss was not a named executive officer of L3Harris prior to the fiscal transition period.

Salary and Bonus as a Proportion of Fiscal Transition Period Total Compensation

Using the amounts shown under the “Salary” and “Bonus” and “Total” columns in the Fiscal Transition Period Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of such named executive officer’s fiscal transition period total compensation was as follows:

Name	Salary and Bonus as Proportion of Fiscal Transition Period Total Compensation
William M. Brown	4.8%
Christopher E. Kubasik	5.0%
Jesus Malave, Jr.	13.2%
Todd W. Gautier	5.7%
Edward J. Zoiss	8.6%

L3HARRIS 2020 PROXY STATEMENT 64

GRANTS OF PLAN-BASED AWARDS IN FISCAL TRANSITION PERIOD TABLE

The following table provides information about cash (non-equity) and equity incentive compensation plan-based awards granted to our named executive officers in our fiscal transition period, including: (1) the grant date and approval date of equity awards; (2) the range of cash payouts that were possible in respect of awards under our Annual Incentive Plan; (3) the range of performance share units that may be earned in respect of grants under performance share unit awards; (4) grants under restricted stock unit awards; (5) the number of shares underlying, and exercise price of, stock option grants; and (6) the grant date fair value of grants under performance share unit and restricted stock unit awards and stock options grants computed under ASC 718.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name/Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)	Options (#)	Awards ($/Share)(4)	Awards ($)(5)
William M. Brown
Annual Incentive Plan	—	—	$125,000	$1,250,000	$2,500,000	—	—	—	—	—	—	—
Restricted stock units	8/1/19	7/23/19				—	—	—	25,019	—	—	$5,125,142
Performance share units	8/1/19	7/23/19				3,051	12,205	48,820	—	—	—	$2,500,194
Performance stock options	8/1/19	7/23/19				—	129,501	—	—	—	$204.85	$5,000,034
Christopher E. Kubasik
Annual Incentive Plan	—	—	$125,000	$1,250,000	$2,500,000	—	—	—	—	—	—	—
Performance share units	8/1/19	7/23/19				3,051	12,205	48,820	—	—	—	$2,500,194
Performance Stock options	8/1/19	7/23/19				—	129,501	—	—	—	$204.85	$5,000,034
Jesus Malave, Jr.
Annual Incentive Plan	—	—	$31,250	$312,500	$625,000	—	—	—	—	—	—	—
Restricted stock units	8/1/19	7/23/19				—	—	—	4,638	—	—	$950,094
Performance share units	8/1/19	7/23/19				806	3,222	12,888	—	—	—	$660,027
Performance stock options	8/1/19	7/23/19				—	34,707	—	—	—	$204.85	$1,340,037
Todd W. Gautier
Annual Incentive Plan	—	—	$15,000	$300,000	$600,000	—	—	—	—	—	—	—
Performance share units	8/1/19	7/23/19				806	3,222	12,888	—	—	—	$660,027
Performance Stock options	8/1/19	7/23/19				—	34,707	—	—	—	$204.85	$1,340,037
Edward J. Zoiss
Annual Incentive Plan	—	—	$15,000	$300,000	$600,000	—	—	—	—	—	—	—
Restricted stock units	8/1/19	7/23/19				—	—	—	3,906	—	—	$800,144
Performance share units	8/1/19	7/23/19				806	3,222	12,888	—	—	—	$660,027
Performance stock options	8/1/19	7/23/19				—	34,707	—	—	—	$204.85	$1,340,037

65 L3HARRIS 2020 PROXY STATEMENT

(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of cash payouts that were possible in respect of awards under our Annual Incentive Plan (no payout is made for performance below threshold) in respect of our fiscal transition period performance. Amounts actually earned under our Annual Incentive Plan for our fiscal transition period were determined and approved by our independent directors, in the case of Messrs. Brown and Kubasik, and our Compensation Committee, in the case of our other named executive officers, in February 2020 and paid soon thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Fiscal Transition Period Summary Compensation Table on page 62. For additional information related to our Annual Incentive Plan and these payouts, including financial performance measures and associated weighting and targets, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that were possible to earn and the range of options that were possible to earn and vest at the time of grant in respect of the grants of performance share units and performance stock options, respectively, comprising the special, one-time integration-related awards under our Equity Incentive Plan in our fiscal transition period.

For these grants of performance share units, the number of shares that were possible to earn at the time of grant ranged from 0% to a maximum of 400% of the target number of performance share units based on an award payout formula of 0% to 200% for L3Harris achievement, as of December 31, 2021, relative to a target level of $500 million for full-year run rate gross synergies from the Merger (with a minimum threshold set at 80% of target performance), with a 50% to 200% modifier (i.e., downward or upward) for L3Harris achievement, as of December 31, 2021, relative to a target for cumulative earnings per share. For additional information related to the performance measures and associated weighting and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. For these grants, cash dividend equivalents are not payable during the performance period on performance share units, and instead, each performance share unit earned and paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the performance period, with payment of such dividend equivalents to be made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. For these grants, an executive officer must remain employed with us through June 29, 2022 to earn an award. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these performance share units upon a termination of employment or change in control.

For these grants of performance stock options, the number of options that were possible to earn and vest at the time of grant were either 0% or 100% of the target number of performance stock options based on the performance vesting condition of L3Harris achievement by December 31, 2021 of a threshold level for full-year run rate gross synergies from the Merger. For additional information related to the performance measure and associated target, see the “Compensation Discussion and Analysis” section of this proxy statement. For these grants, an executive officer must remain employed with us through June 29, 2022 for these options to be earned and to vest. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these performance stock options and upon a termination of employment or change in control. These performance stock options expire no later than 10 years from grant date. For additional information related to the terms and conditions of these performance stock options, see the Outstanding Equity Awards at Fiscal Transition Period End Table on page 77 and related notes.

(3)
The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted stock units granted under our Equity Incentive Plan in our fiscal transition period. For these grants, cash dividend equivalents are not payable during the restriction period on restricted stock units, and instead, each restricted stock unit paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the restriction period, with payment of such dividend equivalents to be made in cash at the time of the actual payout of restricted stock units after completion of the restriction period. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these restricted stock units upon a termination of employment or change in control. For additional information related to the terms and conditions of these restricted stock units, see the Outstanding Equity Awards at Fiscal Transition Period End Table on page 77 and related notes.

(4)
The “Exercise or Base Price of Option Awards” column shows the exercise price per share for the performance stock options at the time of grant, which was the closing market price per share of our common stock on the grant date.

(5)
The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value computed in accordance with ASC 718 of performance share units (at target), performance stock options (at target) and restricted stock units granted in our fiscal transition period. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service- based vesting conditions.

The grant date fair values of these performance share units were computed based on the probable outcome of the performance conditions as of the grant date of such awards (which was at target) and were determined as of the grant date using the $204.85 closing market price of our common stock on the grant date.

The grant date fair values of these performance stock options were calculated at the grant date using the Black-Scholes-Merton option-pricing model and were computed based on the probable outcome of the performance vesting condition as of the grant date of the performance stock options (which was at target). The grant date fair value per share of our common stock underlying these performance stock options was $38.61.

The grant date fair values of restricted stock units were determined as of the grant date using the $204.85 closing market price of our common stock on the grant date.

The assumptions used for the valuations are set forth in Note 16 to our audited consolidated financial statements in our Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020. These amounts reflect our accounting for these grants and do not necessarily correspond to the actual values that may be realized by our named executive officers.

L3HARRIS 2020 PROXY STATEMENT 66

OUTSTANDING EQUITY AWARDS AT FISCAL TRANSITION PERIOD END TABLE

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of January 3, 2020. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Name/Option Grant Date(1)

William M. Brown 8/25/2012	181,600	0	—	$46.53	8/25/2022	25,019	$5,265,749	48,820	$10,275,145
8/23/2013	177,900	0	—	$56.97	8/23/2023
8/23/2014	138,000	0	—	$71.02	8/23/2024
8/28/2015	390,290	0	—	$77.54	8/28/2025
8/27/2016	303,820	0	—	$90.84	8/27/2026
8/25/2017	118,429	0	—	$119.66	8/25/2027
8/25/2018	75,524	0	—	$163.23	8/25/2028
8/1/2019	1,385,563 —	0 —	129,501	$204.85	8/1/2029
Christopher E. Kubasik 10/30/2015	66,258	0	—	$97.24	10/30/2025	11,830	$2,489,860	48,820	$10,275,145
2/16/2016	76,190	0	—	$89.39	2/16/2026	31,792	$6,691,262
2/21/2017	56,624	0	—	$129.85	2/21/2027	43,622	$9,181,122
12/20/2017	112,138	0	—	$149.31	12/20/2027
2/20/2018	97,171	0	—	$162.30	2/20/2028
8/1/2019	408,381 —	0 —	129,501	$204.85	8/1/2029
Jesus Malave, Jr. 8/1/2019	—	—	34,707	$204.85	8/1/2029	4,638	$976,160	12,888	$2,712,537
Todd W. Gautier 2/21/2017	15,571	0	—	$129.85	2/21/2027	8,181	$1,721,855	12,888	$2,712,537
2/20/2018	13,158	0	—	$162.30	2/20/2028	1,602	$337,173
8/1/2019	28,729 —	0 —	34,707	$204.85	8/1/2029	9,783	$2,059,028
Edward J. Zoiss 8/22/2014	5,300	0	—	$71.02	8/22/2024	3,906	$822,096	12,888	$2,712,537
8/28/2015	18,410	0	—	$77.54	8/28/2025
8/26/2016	27,800	0	—	$90.84	8/26/2026
8/25/2017	12,277	0	—	$119.66	8/25/2027
8/24/2018	9,012	0	—	$163.23	8/24/2028
8/1/2019	72,799 —	0 —	34,707	$204.85	8/1/2029

67 L3HARRIS 2020 PROXY STATEMENT

(1)
All options granted are nonqualified stock options. The exercise price for all stock options, other than stock options granted to Messrs. Kubasik and Gautier prior to August 1, 2019, is the closing market price of a share of our common stock on the grant date, except that the grants made to Mr. Brown by Harris’ independent directors on August 25, 2012, August 23, 2014, August 27, 2016 and August 25, 2018 were annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plan. The stock options granted to Messrs. Kubasik and Gautier prior to August 1, 2019 are stock options originally granted by L3 to purchase shares of L3 common stock at an exercise price equal to the closing market price of a share of L3’s common stock on the grant date, each of which was converted on June 29, 2019 upon completion of the Merger pursuant to the Merger Agreement into an option to purchase a number of shares of our common stock equal to the original number of shares of L3 common stock subject to the L3 stock option multiplied by 1.30 (the exchange ratio in the Merger), at an exercise price equal to the original exercise price of the L3 stock option divided by 1.30. The exercise price for all stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. All then-outstanding unvested options immediately vested on June 29, 2019 as a result of the Merger, which constituted a change in control pursuant to their terms and conditions. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these options upon a termination of employment or change in control.

(2)
The following table details the regular vesting schedule for all unvested stock options as of January 3, 2020 for each named executive officer. In general, options expire 10 years from the grant date. (As noted in note (1) above, all then-outstanding unvested options immediately vested on June 29, 2019 as a result of the Merger, which constituted a change in control pursuant to their terms and conditions.)

Name	Grant Date	Option Vesting Date	Number of Shares Underlying Options
William M. Brown	8/1/2019	6/29/2022	129,501
Christopher E. Kubasik	8/1/2019	6/29/2022	129,501
Jesus Malave, Jr.	8/1/2019	6/29/2022	34,707
Todd W. Gautier	8/1/2019	6/29/2022	34,707
Edward J. Zoiss	8/1/2019	6/29/2022	34,707

These are performance stock options shown at target, which were granted as part of the special, one-time integration-related awards in our fiscal transition period and for which the number of options that were possible to earn and vest at the time of grant were either 0% or 100% of the target number of performance stock options based on the performance vesting condition of L3Harris achievement by December 31, 2021 of a threshold level for full-year run rate gross synergies from the Merger. For additional information related to the performance measure and associated target, see the “Compensation Discussion and Analysis” section of this proxy statement. For these performance stock options, an executive officer must remain employed with us through June 29, 2022 for these options to be earned and to vest. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these performance stock options in these situations and upon a termination of employment or change in control. These performance stock options expire no later than 10 years from grant date.

(3)
These are restricted stock unit awards and restricted stock awards, as follows: (a) in the case of Messrs. Brown and Zoiss, restricted stock units granted on August 1, 2019 as part of the annual compensation cycle awards in our fiscal transition period that are scheduled to vest on August 1, 2022 if the holder is employed by us on such date; (b) in the case of Mr. Malave, restricted stock units granted on August 1, 2019 in connection with his hiring as our Senior Vice President and Chief Financial Officer to offset foregone equity compensation from his prior employer, of which one-third (1,546) are scheduled to vest on August 1, 2020 if Mr. Malave is employed by us on such date, one-third (1,546) are scheduled to vest on August 1, 2021 if Mr. Malave is employed by us on such date, and the remaining one-third (1,546) are scheduled to vest on August 1, 2022 if Mr. Malave is employed by us on such date; (c) in the case of Mr. Kubasik, 11,830 restricted stock units converted from L3 performance stock units based on the greater of the target and actual level of performance through the effective time of the Merger (as reasonably determined by the compensation committee of the Board of Directors of L3 after consultation with Harris that are scheduled to vest on December 31, 2020 (the last day of the original performance period applicable to the L3 performance stock units) if Mr. Kubasik is employed by us on such date and 31,792 shares of restricted stock converted from L3 shares of restricted stock that are scheduled to vest on December 14, 2021 if Mr. Kubasik is employed by us on such date; and (d) in the case of Mr. Gautier, 8,181 restricted stock units converted from L3 restricted stock units that are scheduled to vest on February 11, 2022 if Mr. Gautier is employed by us on such date and 1,602 restricted stock units converted from L3 performance stock units based on the greater of the target and actual level of performance through the effective time of the Merger (as reasonably determined by the compensation committee of the Board of Directors of L3 after consultation with Harris) that are scheduled to vest on December 31, 2020 (the last day of the original performance period applicable to the L3 performance stock units) if Mr. Gautier is employed by us on such date. In the case of Messrs. Kubasik and Gautier, the conversions of their restricted stock units from L3 performance stock units or restricted stock units and of their shares of restricted stock from L3 shares of restricted stock occurred as of June 29, 2019 upon completion of the Merger pursuant to the Merger Agreement based on the 1.30:1 exchange ratio in the Merger.

For these restricted stock unit awards, cash dividend equivalents are not payable during the restriction period on restricted stock units, and instead, each restricted stock unit paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the restriction period, with payment of such dividend equivalents  to be made in cash at the time of the actual payout of restricted stock units after completion of the restriction period. For these shares of restricted stock, dividend equivalents are paid in an amount equal to the dividends paid on our common stock.  See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these restricted stock unit awards and restricted stock awards upon a termination of employment or change in control.

(4)
The market value shown was determined by multiplying the number of restricted stock units or shares of restricted stock that had not vested by the $210.47 closing market price per share of our common stock on January 3, 2020, the last trading day of our fiscal transition period.

(5)
These are performance share units granted as part of the special, one-time integration-related awards in our fiscal transition period. The numbers of performance share units and related values as of January 3, 2020 represent the maximum possible payouts of the performance share units (400% of target), rather than payouts at target, in accordance with SEC rules requiring reporting of these amounts in this manner because our performance exceeded target during the last completed fiscal year or years over which performance is measured. Actual performance will cause the number of shares that are earned to range from 0% to a maximum of 400% of the target number of performance share units based on an award payout formula of 0% to 200% for L3Harris achievement, as of December 31, 2021, relative to a target level of $500 million for full-year run rate gross synergies from the Merger (with a minimum threshold set at 80% of target performance), with a 50% to 200% modifier (i.e., downward or upward) for L3Harris achievement, as of December 31, 2021, relative to a target for cumulative earnings per share. Cash dividend equivalents are not payable during the performance period on performance share units, and instead, each performance share unit earned and paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the performance period, with payment of such dividend equivalents to be made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. For these performance share units, an executive officer must remain employed with us through June 29, 2022 to earn an award. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 72 for the treatment of these performance share units upon a termination of employment or change in control.

L3HARRIS 2020 PROXY STATEMENT 68

For more information regarding performance share units, see the Grants of Plan-Based Awards in Fiscal Transition Period Table on page 65 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement.

(6)
The market value shown was determined by multiplying the number of unearned and unvested performance share units (at maximum) by the $210.47 closing market price per share of our common stock on January 3, 2020, the last trading day of our fiscal transition period.

OPTION EXERCISES AND STOCK VESTED IN FISCAL TRANSITION PERIOD TABLE

The following table provides information for each of our named executive officers regarding (1) stock option exercises during our fiscal transition period, including the number of shares acquired and value realized on exercise, and (2) vesting of stock awards during or in respect of our fiscal transition period, including the number of shares acquired and value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
William M. Brown	366,552	$64,032,589	145,552(3)	$27,528,250
Christopher E. Kubasik	—	—	59,177(4)	$11,210,098
Jesus Malave, Jr.	—	—	—	—
Todd W. Gautier	12,727	$2,548,841	9,936(5)	$1,884,134
Edward J. Zoiss	—	—	16,094(6)	$3,043,858

(1)
Value realized on exercise of stock options was determined by multiplying the number of options exercised by the difference between the weighted-average selling price of the shares of our common stock sold on the date of exercise and the exercise price, irrespective of any taxes owed upon exercise.

(2)
Unless otherwise specified in the notes below, consists of shares earned and acquired on vesting upon completion of the Merger on June 29, 2019 (the beginning of our fiscal transition period) of performance share unit awards (including L3 performance share unit awards) and shares acquired on vesting upon completion of the Merger on June 29, 2019 of restricted stock unit awards (including L3 restricted stock unit awards), with value realized on vesting of those performance share unit and restricted stock unit awards determined by multiplying the number of shares acquired on vesting by the $189.13 closing market price of our common stock on June 28, 2019, the last trading day prior to the day of vesting, as described further in the notes below. Upon the vesting and release of performance share unit and restricted stock unit awards, shares are surrendered to satisfy income tax withholding requirements. Amounts shown for number of shares acquired and value realized on vesting, however, have not been reduced to reflect shares surrendered to cover such tax withholding obligations. With respect to performance share unit awards granted by Harris prior to the Merger, as noted elsewhere, the Merger closing on June 29, 2019 triggered accelerated vesting and payouts of performance share unit awards for the fiscal 2018-2020 and fiscal 2019-2021 performance period award cycles. In anticipation of the closing, payouts in respect of those awards were therefore determined and approved on June 28, 2019, and the number of shares earned and acquired on vesting in respect of those awards for the: (a) fiscal 2018-2020 performance period award cycle, as a percentage of the target number of units under those awards as granted in fiscal 2018, was 171.2%; and (b) fiscal 2019-2021 performance period award cycle, as a percentage of the target number of units under those awards as granted in fiscal 2019, was 169.6%. For additional information with respect to payouts in respect of performance share unit awards for the fiscal 2018-2020 and fiscal 2019-2021 performance period award cycles, see the “Compensation Discussion and Analysis” section of this proxy statement and the “Compensation Discussion and Analysis—Executive Compensation Decisions For Fiscal 2019—Long-Term Incentives” discussion in our proxy statement for our 2019 Annual Meeting of Shareholders filed with the SEC on September 10, 2019. With respect to performance share unit awards granted by L3 prior to the Merger, (x) the number of shares earned and acquired on vesting in respect of those awards and (y) the number of shares acquired on vesting of restricted stock units that were converted from those awards in connection with the Merger, in each case, was based on the greater of the target and actual level of performance through the effective time of the Merger (as reasonably determined by the compensation committee of the Board of Directors of L3 after consultation with Harris).

(3)
Consists of (a) 63,050 shares earned and vested in respect of a performance share unit award granted in fiscal 2018 for the three-year performance period of fiscal 2018-2020; (b) 49,496 shares earned and vested in respect of a performance share unit award granted in fiscal 2019 for the three-year performance period of fiscal 2019-2021; (c) 18,414 shares acquired on vesting of restricted stock units granted on August 25, 2017; and (d) 14,592 shares acquired on vesting of restricted stock units granted on August 25, 2018, in each case, as described further in note (2) above.

(4)
Consists of (a) 22,098 shares earned and vested in respect of L3 performance share unit awards granted in February 2017 and February 2018, as described further in note (2) above; (b) 35,025 shares acquired on vesting of L3 restricted stock units granted prior to October 12, 2018, as described further in note (2) above; and (c) 2,054 shares acquired on vesting on December 31, 2019 of restricted stock units that were converted from L3 performance stock units in connection with the Merger, with vesting on the last day of the original performance period applicable to such L3 performance stock units, as described further in note (2) above, with value realized on vesting of $406,425 (2,054 shares multiplied by the $197.87 closing market price of our common stock on December 31, 2019). (These share amounts reflect the 1.30:1 exchange ratio in the Merger.)

(5)
Consists of (a) 4,425 shares earned and vested in respect of L3 performance share unit awards granted in February 2017 and February 2018, as described further in note (2) above; (b) 4,946 shares acquired on vesting of L3 restricted stock units granted prior to October 12, 2018, as described further in note (2) above; and (c) 565 shares acquired on vesting on December 31, 2019 of restricted stock units that were converted from L3 performance stock units in connection with the Merger, with vesting on the last day of the original performance period applicable to such L3 performance stock units, as described further in note (2) above, with value realized on vesting of  $111,797 (565 shares multiplied by the $197.87 closing market price of our common stock on December 31, 2019). (These share amounts reflect the 1.30:1 exchange ratio in the Merger.)

(6)
Consists of (a) 6,536 shares earned and vested in respect of a performance share unit award granted in fiscal 2018 for the three-year performance period of fiscal 2018-2020; (b) 5,907 shares earned and vested in respect of a performance share unit award granted in fiscal 2019 for the three-year performance period of fiscal 2019-2021; (c) 1,909 shares acquired on vesting of restricted stock units granted on August 25, 2017; and (d) 1,742 shares acquired on vesting of restricted stock units granted on August 24, 2018, in each case, as described further in note (2) above.

69 L3HARRIS 2020 PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION

Retirement Savings Plan

Our RSP is a tax-qualified, 401(k) defined contribution retirement plan available to most of our U.S.-based employees, including our named executive officers. Under our RSP, subject to applicable limits under the Internal Revenue Code, participants generally may contribute up to 70% of eligible compensation, the most significant components of which are base salary and annual incentive payments. In general, following one year of service, we match up to the first 6% of eligible compensation that is contributed by a participant. The Internal Revenue Code limits certain contributions to a participant’s RSP account and also limits the amount of compensation that may be considered when determining benefits under our RSP.

Participants in our RSP are immediately vested in contributions they make and are fully vested in the remainder of their account (including contributions we make) upon termination of employment on or after the attainment of age 55 or due to their disability or death. In general, participants also become fully vested in the remainder of their account after three years of employment with us (contributions we make generally are subject to three-year graduated vesting).

During our fiscal transition period, we also maintained the L3 401(k) Plan, an analogous legacy L3 tax-qualified, 401(k) defined contribution retirement plan available to most U.S.-based employees who were employees of L3 at the time of the Merger. The assets of the L3 401(k) Plan were combined into the trust for our RSP effective December 31, 2019, and the participants in the plan became eligible to participate in our RSP effective January 1, 2020.

Supplemental Executive Retirement Plans

To the extent contributions by participants to our RSP are limited by the Internal Revenue Code, certain of our salaried employees, including our named executive officers, are eligible to participate in our ERSP. The ERSP is an unfunded, nonqualified defined contribution retirement plan intended to make up the difference between the amount actually credited to a participant’s account under our RSP and the amount that, in the absence of certain Internal Revenue Code limits, would have been credited to the participant’s account.

In addition, our Compensation Committee may, at its discretion, provide for the deferral of other compensation to executive officers under our ERSP, including equity awards.

During our fiscal transition period, we also maintained the SSP-II, an analogous legacy L3 unfunded, non-qualified defined contribution plan available to certain salaried employees who were employees of L3 at the time of the Merger. The participants in the SSP-II became eligible to participate in our ERSP effective January 1, 2020, at which time no further contributions were permitted in the SSP-II.

The value of our contributions credited to our named executive officers’ accounts under our RSP and ERSP (or under the L3 401(k) Plan or the SSP-II) is shown in the Fiscal Transition Period Summary Compensation Table on page 62 under the “All Other Compensation” column and related notes.

In addition, Mr. Gautier was a participant under the L3 Supplemental Executive Retirement Plan, a non-qualified, unfunded, defined benefit pension plan, which we maintained following the Merger and from which he received during our fiscal transition period an accelerated payout triggered by the change in control under the plan as a result of the Merger. Effective January 1, 2020, Mr. Gautier (and other plan participants) became ineligible to receive continued service credits under the plan and became eligible to participate only in our RSP and ERSP.

Deferred compensation under our ERSP or the SSP-II generally will be paid or commence being paid to a participant in January of the calendar year following the year in which such participant reaches age 55 or the year in which such participant’s employment terminates, whichever is later. Participants select the form in which payment will be made, typically a lump sum or annual payments over a period of 3, 5, 7, 10 or 15 years. Deferred amounts generally may not be withdrawn prior to their payment date, except to meet an “unforeseeable financial emergency,” as defined under U.S. Federal tax law, or in the event of a change in control of the Company that satisfies certain requirements of U.S. Federal tax law. Payments to “specified employees,” as defined under U.S. Federal tax law, are delayed at least six months after termination of employment (this six-month delay generally does not apply to amounts deferred prior to 2005).

The vesting provisions of our ERSP are generally the same as the vesting provisions of our RSP. Participants in our ERSP are immediately vested in contributions they make and are fully vested in the remainder of their account upon termination of employment on or after the attainment of age 55 or due to their disability or death. Participants also generally become fully

L3HARRIS 2020 PROXY STATEMENT 70

vested in the remainder of their account after three years of employment with us (contributions we make generally are subject to three-year graduated vesting).

Earnings on amounts credited to a participant’s account in our ERSP or the SSP-II are based on participant selections among investment choices, which substantially mirror the investment choices available under our RSP. Participants may elect that a portion of their account be deemed invested in the Company stock fund, and such amounts are credited with dividend equivalents equal to the dividends paid on our common stock, which are then deemed reinvested in the Company stock fund. No above-market or preferential earnings are paid or guaranteed on investment choices.

Amounts credited to a participant’s account in our ERSP or the SSP-II may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” and are required to be fully funded upon a change in control of the Company. The assets in such trust are subject to the claims of our creditors, and participants are treated as our unsecured general creditors. Amounts credited to our named executive officers’ accounts in our ERSP or the SSP-II as of the end of fiscal 2019 were paid out to such named executive officers following the Merger, which constituted a change in control pursuant to the terms and conditions of our ERSP and the SSP-II (with the rabbi trust funding requirement waived by participants).

Fiscal Transition Period Nonqualified Deferred Compensation Table

The following table summarizes the amounts credited, earnings or losses and account balances for our named executive officers under our ERSP or the SSP-II. For additional information related to our ERSP or the SSP-II, see the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 59.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(4)
William M. Brown	$163,115	$267,485	$(145,226)	$4,398,938	$607,025
Christopher E. Kubasik	$29,786	$87,731	$(7,433)	$632,693	$29,568
Jesus Malave, Jr.	$0	$0	$0	$0	$0
Todd W. Gautier	$15,505	$46,353	$(7,818)	$191,005	$15,532
Edward J. Zoiss	$227,154	$50,885	$16,992	$723,660	$477,346

(1)
Represents contributions to our ERSP or the SSP-II of salary, annual cash incentives or other eligible compensation that have been deferred and credited during our fiscal transition period. The portion representing deferral of base salary is included in the Fiscal Transition Period Summary Compensation Table on page 62 in the “Salary” column for our fiscal transition period. The portion representing deferral of annual cash incentives relates to deferred Annual Incentive Plan payments in our fiscal transition period in respect of fiscal 2019 performance, the amount of which is included in the Fiscal Transition Period Summary Compensation Table on page 62 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2019. Any contributions by our named executive officers to our ERSP of deferred Annual Incentive Plan payments in respect of our fiscal transition period performance will be contributions in fiscal 2020.

(2)
Represents contributions by us to our ERSP or the SSP-II credited during our fiscal transition period, which are included in the Fiscal Transition Period Summary Compensation Table on page 62 in the “All Other Compensation” column.

(3)
None of the earnings in this column are included in the Fiscal Transition Period Summary Compensation Table on page 62 because no preferential or above-market amounts are paid on balances in our ERSP or the SSP-II.

(4)	Includes amounts reported as compensation in the Fiscal Transition Period Summary Compensation Table for fiscal 2019, 2018 and 2017 as follows: Mr. Brown — $1,881,354.

71 L3HARRIS 2020 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section sets forth information regarding compensation and benefits that each of our named executive officers would receive in the event of termination of employment of such named executive officer under several different circumstances, including: (1) termination by us for cause; (2) a voluntary termination (resignation) by such named executive officer; (3) termination by such named executive officer for good reason (constructive involuntary termination); (4) involuntary termination by us without cause; (5) death; (6) disability; (7) retirement or (8) termination by us without cause or by such named executive officer for good reason following a future change in control of the Company, as well as in the event of a future change in control of the Company without termination of employment of such named executive officer.

Potential Termination Payments Under Brown Employment Agreements

In October 2011, our Board approved, and Harris and Mr. Brown entered into, the Brown Original Agreement providing for Mr. Brown’s employment as our Chief Executive Officer and President. In connection with entering into the Merger Agreement, we and Mr. Brown, on October 12, 2018, entered into the Brown Letter Agreement addressing Mr. Brown’s employment following completion of the Merger. The Brown Original Agreement provided for an initial employment term that commenced on November 1, 2011 and ended on October 31, 2016, and as of November 1, 2016, the employment term automatically extended for successive one-year periods unless we or Mr. Brown provide prior written notice that the employment term would not be so extended. Under the Brown Original Agreement, we agreed to provide Mr. Brown with certain benefits in the event of termination of Mr. Brown’s employment by us without “cause” or by Mr. Brown for a “constructive termination” (as such terms are defined in the agreement).

Under the Brown Original Agreement, “cause” generally means:

>	A substantial and continual failure or refusal by him to perform his material duties under his employment agreement (other than any failure resulting from illness or disability);

>	A willful breach by him of any material provision of his employment agreement;

>	Any reckless or willful misconduct (including action or failures to act) by him that causes material harm to our business or reputation;

>	Any unexcused, repeated or prolonged absence from work by him (other than as a result of, or in connection with, sickness, injury or disability) during a period of 90 consecutive days;

>	A conviction of him for the commission of a felony (including entry of a nolo contendere plea) or an indictment of him for the commission of a felony under the U.S. Federal securities laws;

>	Embezzlement or willful misappropriation by him of our property;

>	A willful and substantial violation by him of a material Company policy that is generally applicable to all employees or all of our officers (including our Code of Conduct); or

>	A failure by him to cooperate in an internal investigation after being instructed by our Board to cooperate.

“Constructive termination” generally means, without Mr. Brown’s consent:

>
A reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable in a substantially similar manner and proportion to our other senior executive officers;

>
Our removal of him from his position as Chief Executive Officer or President (The Brown Letter Agreement providing for Mr. Brown’s role as Chairman and CEO following the Merger constituted Mr. Brown’s consent to removal of him as President.);

>	Our assignment to him of duties or responsibilities that are materially inconsistent with his positions with us;

>	Any requirement by us that he relocate his principal place of employment to a location other than our principal headquarters;

>	Our failure to nominate him for reelection to our Board upon expiration of his term at any annual meeting of our shareholders during the term of his employment;

>	Our failure to obtain an assumption of his employment agreement by a successor of the Company;

>	Our delivery of a notice not to renew his employment term pursuant to his employment agreement; or

>
Our termination of the indemnification agreement we have entered into with him without entering into a replacement or successor agreement, or making other appropriate indemnification arrangements in favor of him, on terms reasonably acceptable to him and no less favorable to him than to our other senior executives.

Under the Brown Original Agreement, if Mr. Brown’s employment is terminated by us without cause (other than by reason of death or disability) or by Mr. Brown as a result of a constructive termination, then Mr. Brown will be entitled to receive from us compensation that has accrued but not yet been paid and, subject to his execution and delivery of a release of claims against us:

L3HARRIS 2020 PROXY STATEMENT 72

>	Pro-rated annual cash incentive compensation for the fiscal year of termination based on the achievement of performance objectives;

>
Severance payments, paid in substantially equal monthly installments over a 24-month period, in an aggregate amount equal to two times the sum of his then-current base salary and target annual cash incentive compensation for the year of termination;

>	COBRA continuation medical benefits for a period of 18 months following the termination date;

>
Each unvested time-based vesting stock option will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, at which time any remaining unvested portion of the stock options will be forfeited, and to the extent vested, will remain outstanding for the 27-month period following the termination date, but in no event beyond the normal expiration period;

>
Each performance share unit will remain outstanding and eligible to vest for the remainder of the applicable performance period if the termination date is prior to the end of the applicable performance period, with vesting subject to attainment of the applicable performance goals and to pro-ration based on the portion of the applicable performance period which has elapsed as of the termination date (with the remainder of the award forfeited); and

>	Each other equity award will be treated in the manner set forth in the applicable plan and award agreement.

Under the Brown Original Agreement, if Mr. Brown’s employment is terminated by us for cause or due to Mr. Brown’s death or disability, or upon Mr. Brown’s retirement or resignation, then Mr. Brown (or his estate or legal representative, as appropriate) will be entitled to receive from us:

>	Accrued but unpaid base salary and unpaid vacation time through the date of termination;

>	Earned but unpaid annual cash incentive compensation under our Annual Incentive Plan (or any successor plan) for the prior fiscal year;

>	Reimbursement of reasonable business expenses incurred prior to the date of termination; and

>	Other or additional compensation benefits, if any, in accordance with the terms of our applicable plans or employee benefit programs for terminated employees.

Under the Brown Original Agreement, if Mr. Brown’s employment is terminated due to death or disability, then Mr. Brown (or his estate or legal representative, as appropriate) also will be entitled to receive from us the vesting of any equity-based awards then held by him, if and to the extent provided in the applicable plan and award agreements. We may, at our option, terminate Mr. Brown’s employment in the event of his disability.

The Brown Original Agreement also provides that he may not for a two-year period following termination of his employment for any reason, without our prior written consent, directly or indirectly:

>	Hold a 5% or greater equity, voting or profit participation interest in, or associate with, an enterprise that competes with us; or

>	Solicit any customer or any employee to leave us.

The Brown Original Agreement also contains a non-disparagement clause applicable during the term of his employment and for a period of two years thereafter.

If there is a change in control of the Company (including the Merger) and Mr. Brown’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Brown will be entitled to the compensation and benefits provided under his change in control severance agreement, as modified by the Brown Letter Agreement, in lieu of any compensation or benefits receivable under the Brown Original Agreement.

The Brown Letter Agreement addressing Mr. Brown’s employment following completion of the Merger provides that:

>
Mr. Brown will serve as Chairman and Chief Executive Officer of L3Harris through the two-year Initial Period following the Merger. For the one-year Subsequent Period, he will serve as Chairman of L3Harris. On the third anniversary of the closing of the Merger, he will retire as an officer and employee of L3Harris and will resign as a member of L3Harris’ Board of Directors.

>
During the Initial Period, Mr. Brown’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Kubasik. (Our Board maintains discretion to increase these amounts.)

>
After the closing of the Merger, L3Harris would grant Mr. Brown a one-time integration award composed of performance stock units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee. (This award was granted in August 2019.)

73 L3HARRIS 2020 PROXY STATEMENT

>
If during the Subsequent Period there is a qualifying termination of Mr. Brown (as defined in his Executive Change in Control Severance Agreement entered into with Harris), Mr. Brown would be eligible for the compensation, benefits and other rights provided under that Executive Change in Control Severance Agreement, with such amounts determined using a “3X” multiple. In addition, his outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested, exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance stock units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Mr. Brown would also receive benefit continuation payments in lieu of providing in-kind medical and prescription drug coverage until he reaches the age of 65 (or, if earlier, the date he becomes eligible to receive comparable benefits from another employer). Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

>
Upon his retirement at the end of the Subsequent Period, Mr. Brown will not receive any cash severance, but his equity awards (other than those comprising the integration award) will be treated as described above regarding a qualifying termination, and his integration award will pay or vest, as applicable, based on actual performance. In addition, Mr. Brown will receive the benefit continuation payments described above regarding a qualifying termination, and for 12 months following his retirement, have access to office space and administrative support provided by L3Harris.

>
Except as expressly modified by the Brown Letter Agreement, the terms of Mr. Brown’s pre-Merger Executive Change in Control Severance Agreement with Harris and his 2011 employment agreement with Harris remain in full force and effect, including the restrictive covenants and confidentiality provisions of those agreements.

Potential Payments Under Kubasik Letter Agreement

In connection with entering into the Merger Agreement, L3 and Mr. Kubasik, L3’s then-serving Chairman, Chief Executive Officer and President, entered into the Kubasik Letter Agreement, which addresses Mr. Kubasik’s employment following completion of the Merger. Pursuant to approval from our Board, we assumed the Kubasik Letter Agreement following completion of the Merger and Mr. Kubasik’s appointment as our Vice Chairman, President and Chief Operating Officer. The Kubasik Letter Agreement provides that:

>
Mr. Kubasik will serve as Vice Chairman, President and Chief Operating Officer of L3Harris through the Initial Period. Upon the commencement of the Subsequent Period (or, if earlier, the date that Mr. Brown ceases to serve as the Chief Executive Officer of L3Harris), Mr. Kubasik will become the Chief Executive Officer of L3Harris. On the third anniversary of the closing of the Merger, Mr. Kubasik will also become Chairman of L3Harris.

>
During the Initial Period, Mr. Kubasik’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Brown. (Our Board maintains discretion to increase these amounts.)

>
After the closing of the Merger, L3Harris would grant Mr. Kubasik a one-time integration award composed of performance stock units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee. (This award was granted in August 2019.)

>
In the event that L3Harris terminates him without “cause” or he terminates his employment for “good reason,” Mr. Kubasik’s outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested, exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance stock units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

>
The protection period under which Mr. Kubasik will be covered by L3’s Amended and Restated Change in Control Severance Plan (the “L3 CIC Plan”) was extended until the fourth anniversary of the closing of the Merger, in the event of his termination without “cause” or for “good reason” (each as defined in the L3 CIC Plan and modified in the Kubasik Letter Agreement).

>
The definition of “cause” under the L3 CIC Plan as applicable to Mr. Kubasik was modified to include an act of misconduct in violation of certain L3Harris policies or federal or applicable state law regarding discrimination or sexual harassment of subordinate employees that creates a material risk of meaningful harm to L3Harris.

L3HARRIS 2020 PROXY STATEMENT 74

>
The definition of “good reason” under the L3 CIC Plan as applicable to Mr. Kubasik was modified to include the following events: failure to promote him to the contemplated new roles upon and after the closing of the Merger; failure of Mr. Brown to cease providing services to L3Harris on or before the third anniversary of the closing of the Merger; or L3Harris’ material breach of the Kubasik Letter Agreement. Mr. Kubasik also agreed to a limited waiver of his “good reason” rights related to his contemplated relocation to Florida, certain across-the-board changes in employee benefits and his transition to the role of Vice Chairman, President and Chief Operating Officer at the closing of the Merger.

>	Mr. Kubasik is eligible to receive an additional payment of up to $1,250,000 for relocation-related expenses, with gross up of amounts taxed as ordinary income.

>
Certain restrictive covenants and confidentiality provisions of the L3 CIC Plan apply as a condition to severance benefits under the L3 CIC Plan and are extended to 24 months following termination of employment.

Potential Payments Under Malave Letter Agreement

We are party to the Malave Letter Agreement with Mr. Malave pursuant to which he was appointed Senior Vice President and Chief Financial Officer of L3Harris effective June 29, 2019 (the “Start Date”). The Malave Letter Agreement includes the following compensation and benefits:

>	base salary at the annual rate of $625,000;

>	eligibility to receive an annual cash incentive under our Annual Incentive Plan with a target value of 100% of his base salary;

>	commencing with calendar year 2020, eligibility to receive annual equity awards granted under our Equity Incentive Plan with a target value of $2,000,000;

>	one-time restricted stock unit award granted in August 2019 under our Equity Incentive Plan with a grant date value of $950,000 (“One-Time RSU Award”), subject to vesting ratably over three years;

>
a one-time momentum equity award granted in August 2019 under our Equity Incentive Plan comprised of (a) performance share units with a target value of $660,000; and (b) performance-based stock options with a grant date value of $1,340,000 and a term of ten years. Both components of the momentum equity award will be subject to three-year cliff vesting and will vest (if at all) subject to achievement of applicable cost synergy goals for the Merger established by the Compensation Committee;

>	a one-time cash sign-on bonus of $200,000;

>	eligibility to participate in our retirement and employee health and welfare plans; and

>	certain relocation benefits.

Under the Malave Letter Agreement, in the event that L3Harris terminates Mr. Malave without “cause” (as defined in the Malave Letter Agreement) or he terminates his employment for “good reason” (as defined in the Malave Letter Agreement) within 36 months after the Start Date:

>	the One-Time RSU Award will become fully vested;

>
if such termination is not in connection with a “change in control” (as defined in the Malave Letter Agreement), then subject to certain conditions, Mr. Malave will receive a severance benefit equal to (i) his then current annual base salary (provided that, in the event of a termination by him for Good Reason due to material reduction in his base salary, the severance will be in an amount equal to his annual base salary before such material reduction), and (ii) a pro rata annual cash bonus for the performance period in which his termination occurs, subject to actual achievement of applicable performance goals through the end of such performance period; and

>
if (in either case) such termination is on or following a “change in control” and within 36 months after the Start Date, then, in lieu of any severance benefits payable as described above, and subject to certain conditions, Mr. Malave will receive a severance benefit equal to (i) a “2X” multiple of his then current annual base salary (provided that, in the event of a termination by him for Good Reason due to material reduction in his base salary, the severance will be in an amount equal to his annual base salary before such material reduction) plus his then current target annual cash bonus, and (ii) a pro rata annual cash bonus for the performance period in which his termination occurs, subject to actual achievement of applicable performance goals through the end of such performance period, pro-rated based on the number of days he was employed during such performance period.

Mr. Malave’s entitlement to severance benefits under the Malave Letter Agreement is in lieu of severance benefits under any L3Harris severance plan or other severance benefits to which he may be entitled. However, if L3Harris implements a new executive severance plan or plans in which he is eligible to participate with terms and benefits equal to or in excess of those in the Malave Letter Agreement, then his right to severance benefits will be determined solely in accordance with the terms of such new plan(s), which will replace and supersede the terms of Malave Letter Agreement.

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Potential Payments Under Executive Change in Control Severance Arrangements

Change in Control Severance Agreements

Prior to the Merger, the Harris Board had approved change in control severance agreements for our pre-Merger Board-elected or appointed officers, including those named executive officers of L3Harris who were employed by Harris at the time of the Merger (Messrs. Brown and Zoiss), to provide continuity of management and ensure dedication of our executives in the event of a threatened or actual change in control. Under these agreements, we would provide severance benefits to those officers if, within two years following a “change in control:”

>	The executive terminates employment for “good reason;” or

>	We terminate the executive’s employment for any reason other than for “cause” (all terms as defined in the change in control severance agreement and summarized below).

Benefits are paid only on a “double trigger” basis: in other words, there must be both a change in control and a qualifying termination of employment.

Meaning of “change in control.” Under these agreements, a “change in control” generally means the occurrence of any one of the following events:

>	Any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

>	A change in the majority of our Board not approved by two-thirds of our incumbent directors;

>
The consummation of a merger, consolidation or reorganization, unless immediately following such transaction: (1) more than 60% of the total voting power resulting from the transaction is represented by shares that were our voting securities immediately prior to the transaction; (2) no person becomes the beneficial owner of 20% or more of the total voting power of our outstanding voting securities as a result of the transaction; and (3) at least a majority of the members of the board of directors of the company resulting from the transaction were our incumbent directors at the time of our Board’s approval of the execution of the initial agreement providing for the transaction;

>	Our shareholders approve a plan of complete liquidation or dissolution of L3Harris; or

>	We consummate a sale or disposition of all or substantially all of our assets.

The Merger constituted a change in control under these agreements.

Meaning of “good reason.” Under these agreements, “good reason” generally means:

>	A reduction in the executive’s annual base salary or current annual incentive target award;

>
The assignment of duties or responsibilities that are inconsistent in any material adverse respect with the executive’s position, duties, responsibility or status with us immediately prior to the change in control;

>	A material adverse change in the executive’s reporting responsibilities, titles or offices with us as in effect immediately prior to the change in control;

>
Any requirement that the executive: (1) be based more than 50 miles from the facility where the executive was located at the time of the change in control or (2) travel on L3Harris business to an extent substantially greater than the travel obligations of the executive immediately prior to the change in control; or

>
Failure by us to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to the change in control.

Meaning of “cause.” Under these agreements, the term “cause” generally means:

>	A material breach by the executive of the duties and responsibilities of the executive’s position; or

>	The conviction of the executive of, or plea of nolo contendere by the executive to, a felony involving willful misconduct that is materially injurious to us.

Potential cash severance payment. If triggered, the lump-sum cash severance benefit payable to an executive under the executive’s change in control severance agreement would consist of:

>	Unpaid base salary through the date of termination;

>	A pro-rated annual bonus (as determined under the change in control severance agreement);

>	Any unpaid accrued vacation pay;

>
To the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards that have been earned or became payable pursuant to the terms of any compensation plan but that have not yet been paid to the executive;

L3HARRIS 2020 PROXY STATEMENT 76

>
Two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination (following the Merger, “three times” in the case of Mr. Brown pursuant to the Brown Letter Agreement); and

>
Two times the greatest of the executive’s (1) highest annual bonus in the three years prior to the change in control, (2) target bonus for the year in which the change in control occurred or (3) target bonus for the year in which the executive’s employment is terminated (following the Merger, “three times” in the case of Mr. Brown pursuant to the Brown Letter Agreement).

Other potential severance benefits. In addition, if triggered, severance benefits to an executive under the executive’s change in control severance agreement include:

>
Receipt of the same level of medical, dental, accident, disability and life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable), for the two years following the date of termination, but in no event later than age 65 (benefit continuation payments in lieu of providing in-kind medical and prescription drug coverage, in the case of Mr. Brown pursuant to the Brown Letter Agreement);

>	Reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination;

>	Reimbursement for recruitment or placement services of up to $4,000; and

>	Reimbursement for professional financial or tax planning services of up to $5,000 per year for the calendar year in which the termination occurs and the next calendar year.

The change in control severance arrangements with Mr. Malave are pursuant to the Malave Letter Agreement, and those arrangements are described in the “Agreement with Mr. Malave” discussion beginning on page 75.

L3 Change in Control Severance Plan

Prior to the Merger, L3 had adopted the L3 CIC Plan covering its executive officers and other corporate employees, including Messrs. Kubasik and Gautier, to maintain alignment of the interests of individuals covered by the plan and shareholders during the period of an actual or rumored change in control and facilitate objective assessment of potential transactions that may be in the best interests of L3 shareholders but could negatively impact the covered individual’s future employment. Under the L3 CIC Plan, severance benefits would be provided to L3 executive officers, including Messrs. Kubasik and Gautier, and other individuals covered by the plan if, within two years following a “change in control”:

>	The executive terminates employment for “good reason”; or

>	The executive’s employment is terminated without “cause” (all terms as defined in the L3 CIC Plan and summarized below).

Benefits are paid only on a “double trigger” basis: in other words, there must be both a change in control and a qualifying termination of employment. In addition, the L3 CIC Plan covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (a) upon the request of the acquiror or (b) otherwise in anticipation of the change in control.

Meaning of “change in control.” Under the L3 CIC Plan, a “change in control” generally means the occurrence of any one of the following events:

>
the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than L3 or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of L3’s then outstanding voting securities, other than by any employee benefit plan maintained by L3;

>	the sale of all or substantially all of the assets of L3 and its subsidiaries taken as a whole; or

>
the election, including the filling of vacancies, during any period of 24 months or less, of 50% or more of the members of the board of directors of L3, without the approval of L3’s incumbent directors at the beginning of such period.

The Merger constituted a change in control under the L3 CIC Plan, and we are obligated to provide the severance benefits under the L3 CIC Plan, if triggered.

Meaning of “good reason.” Under the L3 CIC Plan, “good reason” generally means, other than due to employee’s disability or death:

>	A reduction in the executive’s base salary or annual or long-term incentive opportunity (including target bonus, if applicable);

>
An adverse change to the calculation methodology for determining bonuses or long-term incentives which is reasonably likely to have an adverse impact on the amounts the executive has the potential to earn under such programs;

77 L3HARRIS 2020 PROXY STATEMENT

>	Any failure by the acquiror to continue to provide employee benefits that are substantially similar in the aggregate to those afforded to the executive immediately prior to the change in control;

>	A material adverse change in executive’s duties or responsibilities;

>	A relocation of executive’s principal place of business of 50 miles or more, provided that such relocation also increases the executive’s commute by at least 25 miles;

>	A failure to pay the executive’s base salary and other amounts earned by the executive within 10 days after the date such compensation is due; or

>
Failure of any successor or assignee to all or substantially all of the business and/or assets of L3 in connection with any change in control, by agreement in writing in form and substance reasonably satisfactory to the executive, expressly, absolutely and unconditionally to assume and agree to perform all obligations under the L3 CIC Plan.

Meaning of “cause.” Under the L3 CIC Plan, the term “cause” generally means:

>	Intentional failure to perform reasonably assigned duties;

>	Dishonesty or willful misconduct in the performance of duties;

>	Engaging in a transaction in connection with the performance of duties to L3 or its affiliates which transaction is adverse to the interests of L3 and is engaged in for personal profit; or

>	Willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

Potential cash severance payment. If triggered, the lump-sum cash severance benefit payable to an executive under the L3 CIC Plan would consist of:

>
A multiple of current annual salary and average annual incentive plan awards for the prior three years: (a) chief executive officer, chief operating officer, chief financial officer and chief legal officer – three times (including for Mr. Kubasik), and (b) segment presidents – two and a half times (including for Mr. Gautier). The annual incentive plan award for the year of termination is a pro rata award based on (a) the number of months worked in the year of termination and (b) the average annual incentive plan awards for the prior three years (or the actual annual incentive plan award payable for the full year of termination, if performance is determinable at the time of termination).

Other potential severance benefits. In addition, if triggered, severance benefits to an executive under the L3 CIC Plan include:

>	Receipt of continued medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple described above;

>	Reasonable outplacement services paid for by L3; and

>	If eligible, L3-paid financial planning services for the one-year period after a change in control under an L3 policy that is separate from the L3 CIC Plan.

For a summary of the modifications to the L3 CIC Plan applicable to Mr. Kubasik relating to the definitions of “cause” and “good reason”, see the “Potential Payments Under Kubasik Letter Agreement” section beginning on page 74.

L3Harris Executive Change in Control Severance Plan

The Merger constituted a change in control transaction under the change in control severance arrangements described above, which are still operative for applicable covered individuals, including our named executive officers who were employed with L3 or Harris at the time of the Merger. In February 2020, we adopted the new L3Harris Executive Change in Control Severance Plan, which provides severance benefits to executive officers and certain other executives (excluding our CEO and COO) if the executive is terminated without “cause” or resigns for “good reason” (such as a material adverse change in compensation or job responsibilities or location) within two years following a change in control. The plan includes a “double trigger” so that we would provide benefits only if there is both a change in control and a termination of employment. The terms of the new plan do not apply for our CEO and COO and also do not apply for individuals covered by the change in control severance arrangements described above until after the expiration of the applicable change in control severance arrangements described above.

Our executive change in control severance arrangements reflect sound practices because they

>	Do not provide for a tax gross-up of excise taxes;

>
Do provide for a “best net after-tax” payment approach that reduces payments and benefits to an executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis;

>	Do provide that we will reimburse the executive for any legal fees and costs with respect to any dispute arising under the agreement; and

L3HARRIS 2020 PROXY STATEMENT 78

>
Do provide that, not later than the date on which a change in control occurs, we are required to contribute to an irrevocable “rabbi trust” in cash or other liquid assets, an amount equal to the total payments expected to be paid under the agreements, assuming that the employment of the executives is terminated, plus the amount of trust administration and trustee fees reasonably expected to be incurred (in recognition that in certain situations payments under the agreements will be required to be deferred for up to six months following the triggering event to comply with Section 409A of the Internal Revenue Code). (This funding requirement was waived in respect of the Merger.)

Termination Payments Generally Available to Salaried Employees

Many of our salaried employees, including our named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include:

>	Accrued salary and pay for unused vacation;

>	Distributions of vested plan balances under our RSP and ERSP (and the SSP-II and L3 Supplemental Executive Retirement Plan, where applicable); and

>	Earned but unpaid bonuses.

The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section of this proxy statement beginning on page 81 do not include these elements of compensation or benefits.

Termination of Named Executive Officers Under Various Circumstances

Note to readers: The impacts to equity awards described in the following paragraphs regarding termination under various circumstances apply only to outstanding equity awards as of the end of our fiscal transition period (not equity awards granted afterward during fiscal 2020).

Termination for cause. A named executive officer whose employment is terminated by us for cause is not entitled to any compensation or benefits other than those generally paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of executive compensation (“Clawback”)” in the “Compensation Discussion and Analysis” section of this proxy statement, depending on the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, including performance stock options, performance share units, and restricted stock units and shares of restricted stock are automatically forfeited following a termination for cause or misconduct.

Involuntary termination without cause. In the case of termination of employment by us without cause, each of Messrs. Brown, Kubasik and Malave is entitled to compensation and benefits under his respective employment agreement described above, and our other named executive officers are entitled to compensation or benefits under the change in control severance arrangements described above because the Merger constituted a change in control under the arrangements between the other named executive officer and us (including L3) at the time of the Merger.

Under our Annual Incentive Plan, following an involuntary termination by us without cause, if the executive was employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro-rata based on the period worked during such fiscal year, with payment made after the fiscal year end based on our performance.

Except as set forth above for Messrs. Brown and Kubasik under their respective employment agreements, under our equity incentive plans, following an involuntary termination by us other than for cause or misconduct:

>	Vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date;

>	Unvested options are forfeited;

>	Vested performance stock options may be exercised until the regularly scheduled expiration date;

>
Unvested performance stock options are forfeited, although a pro-rata portion (based on the period worked during the performance period) will remain outstanding and eligible to be earned and to vest based on satisfaction of the performance vesting condition and become exercisable upon expiration of the service period;

>
Unvested performance share units are forfeited, although a pro-rata portion (based on the period worked during the performance period) will remain outstanding and eligible to be earned based on attainment of applicable performance targets; provided that if termination occurs on or after June 29, 2021 and through June 29, 2022, vesting shall be at not less than the target level;

79 L3HARRIS 2020 PROXY STATEMENT

>
Shares of restricted stock are paid pro-rata based on the period worked during the restriction period, promptly following involuntary termination without cause (but subject to any delay required by U.S. Federal tax law); and

>	Restricted stock units immediately fully vest and are paid as soon as practicable.

Voluntary termination/resignation/good reason. A named executive officer who voluntarily terminates or resigns employment (other than due to retirement or for good reason) is not entitled to any compensation or benefits other than those generally paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards and unvested stock options, including performance stock options, performance share units, restricted stock units and shares of restricted stock are automatically forfeited following a voluntary termination or resignation. Vested options may be exercised until the sooner of 30 days (90 days, in the case of performance stock options) following a voluntary termination or resignation or the regularly scheduled expiration date.

Upon voluntary termination for good reason by an executive officer, except as otherwise provided in the Brown Letter Agreement, the Kubasik Letter Agreement or the Malave Letter Agreement, in the case of Messrs. Brown, Kubasik and Malave, respectively:

>	Vested performance stock options may be exercised until the regularly scheduled expiration date;

>
Unvested performance stock options are forfeited, although a pro-rata portion (based on the period worked during the performance period) will remain outstanding and eligible to be earned and to vest based on satisfaction of the performance vesting condition and become exercisable upon termination of the service period;

>
Unvested performance share units are forfeited, although a pro-rata portion (based on the period worked during the performance period) will remain outstanding and eligible to be earned based on attainment of applicable performance targets; provided that if termination occurs on or after June 29, 2021 and through June 29, 2022, vesting shall be at not less than the target level; and

>	Restricted stock units immediately vest and are paid as soon as practicable.

Death or disability. If a named executive officer’s employment is terminated as a result of death, his or her beneficiaries are eligible for benefits under the death benefit programs generally available to many of our U.S.-based employees, including basic group life insurance paid by us and supplemental group life insurance if elected and paid for by the executive. If a named executive officer’s employment is terminated as a result of disability, the executive is eligible for benefits under the disability programs generally available to many of our U.S.-based employees, which include a long-term disability income benefit and, in most cases, continuation of health and survivor and accident life insurance coverage applicable to active employees for specified periods, while disabled. In addition, in the case of death or disability:

>	Account balances in our RSP and ERSP become fully vested;

>
If the executive was employed for a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro-rata based on the period worked during such fiscal year, with payment made after the fiscal year end based on our performance;

>
Performance stock options immediately vest at target and will be exercisable by the beneficiaries (or by the executive officer in the case of disability) for up to 12 months following the date of death (or disability) but not later than the regularly scheduled expiration date;

>
Subject to a minimum one-year vesting period, stock options (other than performance stock options) immediately vest at target and will be exercisable by the beneficiaries (or by the executive officer in the case of disability) for up to 12 months following the date of death (or disability) but not later than the regularly scheduled expiration date;

>
Performance share units immediately vest at target and are paid out as soon as administratively practicable following death and, in the case of disability, following the earlier of expiration of the service period or the occurrence of a change in control that qualifies as a “change in control event” within the meaning of Treasury Regulations section 1.409-3(i)(5);

>	Subject to a minimum one-year holding period, shares of restricted stock immediately fully vest; and

>	Restricted stock units immediately fully vest and are paid out as soon as administratively practicable.

Retirement. Among our named executive officers, as of January 3, 2020, Messrs. Gautier and Zoiss were retirement-eligible for purposes of our RSP, ERSP, Annual Incentive Plan and equity incentive plans. If a named executive officer’s employment is terminated as a result of retirement, such named executive officer would receive retirement benefits generally available to our retirement-eligible salaried employees. In addition:

>	Account balances in our RSP and ERSP become fully vested;

>
If the executive was employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro-rata based on the period worked during such fiscal year, with payment made after the fiscal year end based on our performance;

L3HARRIS 2020 PROXY STATEMENT 80

>	If after age 55 with 10 or more years of full-time service, but before age 62 options exercisable at the time of retirement remain exercisable until the regularly scheduled expiration date;

>	If after age 62 with 10 or more years of full-time service, options remain exercisable until the regularly scheduled expiration date;

>
If after age 55 with 10 or more years of full-time service on or after June 29, 2020, performance stock options cease vesting, and performance stock options exercisable at the time of retirement remain exercisable until the regularly scheduled expiration date, but unvested performance stock options are forfeited;

>	Performance share units are forfeited; and

>
If after age 55 with 10 or more years of full-time service on or after June 29, 2020 restricted stock units are paid pro-rata based on the period worked during the restriction period, promptly following retirement (but subject to any delay required by U.S. Federal tax law).

Change in control. Cash severance payments and other severance benefits under our executive change in control severance agreements or the L3 CIC Plan are discussed on page 76 and page 77, respectively. In addition, upon a change in control, whether or not a termination occurs:

>
Annual cash incentive compensation awards under our Annual Incentive Plan are fully earned and paid out promptly following the change in control or, in certain instances, following the end of the fiscal year, in each case at not less than the target level;

>	Options (other than performance stock options) immediately vest and become exercisable until the regularly scheduled expiration date;

>	All Performance stock options vest at target and become exercisable upon expiration of the service period, subject to accelerated payout or forfeiture in certain circumstances;

>
All Performance share units are deemed fully earned and fully vested immediately and will be paid as soon as administratively practicable following expiration of the service period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances; and

>	Shares of restricted stock immediately fully vest and will be paid out as soon as administratively practicable following the change in control.

Tables of Potential Payments Upon Termination or Change in Control

The following tables show, on an executive-by-executive basis, the amounts of the estimated incremental compensation and benefits that would be provided to each of our named executive officers in a hypothetical termination as of January 3, 2020 (as described in more detail below) under various circumstances, including termination by us for cause, voluntary termination (resignation), termination by the executive for good reason or for constructive termination, involuntary termination by us without cause, death, disability, retirement (to the extent the executive is retirement-eligible), or termination by us without cause or by the executive for good reason following a future change in control of L3Harris, as well as in the event of a future change in control of L3Harris without termination of employment of such executive. The actual amounts to be paid are determinable only at the time of a named executive officer’s termination of employment or a future change in control. As noted above, the Merger constituted a change in control under the agreements and other arrangements between the named executive officers and us (including L3) at the time of the Merger, and therefore the amounts for many of the circumstances shown in the tables are the same as for termination by us without cause or by the executive for good reason following a future change in control of L3Harris.

The estimated amounts in the tables also are based on the following:

>
We have assumed that the hypothetical termination event occurred as of January 3, 2020, the last day of our fiscal transition period, and that the value of our common stock was $210.47 per share based on the closing market price on such date;

>	The applicable provisions as of January 3, 2020 in the agreements and other arrangements between the named executive officer and us, which are summarized on pages 72-81;

>
Cash severance includes multiples of salary and annual incentive compensation, but does not include paid or unpaid salary or annual incentive compensation or cash incentives earned for our fiscal transition period because a named executive officer is entitled to annual incentive compensation if employed on January 3, 2020;

>	We have not included the value of any options that were vested prior to January 3, 2020;

81 L3HARRIS 2020 PROXY STATEMENT

>	We have assumed that all unvested, in-the-money options that were not automatically forfeited on January 3, 2020 vested and were exercised on such day;

>
The value of accelerated performance share units is based on the target number of performance share units previously granted and includes the dollar value of dividend equivalents paid in cash with respect to such accelerated performance share units;

>	The value of accelerated restricted stock units includes the dollar value of dividend equivalents paid in cash with respect to such accelerated restricted stock units;

>	We have not included any payment of the aggregate balance shown in the Fiscal Transition Period Nonqualified Deferred Compensation Table on page 71 of this proxy statement;

>	We have included the estimated value of continuation of health and welfare benefits and perquisites, where applicable; and

>
For a termination by us without cause or by the named executive officer for good reason following a change in control, the “Other Benefits” line includes $4,000 for placement services, $10,000 ($5,000 per year for two years) for financial or tax planning services, $300,000 for estimated relocation assistance and an estimate of reimbursement for taxes associated with relocation assistance, in each case pursuant to our executive change in control severance agreements.

With respect to a named executive officer over the age of 55 and who has completed at least 10 years of full-time service (Messrs. Gautier and Zoiss as of January 3, 2020), a termination of such executive’s employment with us that is within such executive’s control would be expected to be designated as retirement, as opposed to voluntary termination (resignation) or termination by such executive for good reason.

William M. Brown

Executive Benefits and Payment	Termination by L3Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by L3Harris without Cause	Death	Disability	Change in Control without Termination	Termination by L3Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$15,555,000	$15,555,000	$0	$0	$0	$15,555,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$242,599	$242,599	$727,796	$727,796	$0	$727,796
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$5,303,277	$5,303,277	$5,303,277	$5,303,277	$0	$5,303,277
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$862,294	$862,294	$2,587,094	$2,587,094	$0	$2,587,094
Health and Welfare Benefits	$0	$0	$193,960	$193,960	$0	$0	$0	$193,960
Other Benefits	$0	$0	$511,236	$511,236	$0	$0	$0	$511,236
TOTAL	$0	$0	$22,668,336	$22,668,336	$8,618,167	$8,618,167	$0	$24,878,363

L3HARRIS 2020 PROXY STATEMENT 82

Christopher E. Kubasik

Executive Benefits and Payment	Termination by L3Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by L3Harris without Cause	Death	Disability	Change in Control without Termination	Termination by L3Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$11,850,000	$11,850,000	$0	$0	$0	$11,850,000
Value of Accelerated Vesting of Unvested Options	$0	$0	$242,599	$242,599	$727,726	$727,726	$0	$727,726
Value of Accelerated Vesting of Unvested Restricted Stock and Restricted Stock Units	$0	$0	$6,738,950	$6,738,950	$6,738,950	$6,738,950	$0	$6,738,950
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$862,294	$862,294	$2,587,094	$2,587,094	$0	$2,587,094
Value of Unvested Legacy L3 Performance Cash	$0	$0	$1,920,000	$1,920,000	$599,601	$599,601	$0	$1,920,000
Health and Welfare Benefits	$0	$0	$61,076	$61,076	$0	$0	$0	$61,076
Other Benefits	$0	$0	$18,000	$18,000	$0	$0	$0	$18,000
TOTAL	$0	$0	$21,692,919	$21,692,919	$10,653,442	$10,653,442	$0	$23,902,916

Jesus Malave, Jr.

Executive Benefits and Payment	Termination by L3Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by L3Harris without Cause	Death	Disability	Change in Control without Termination	Termination by L3Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$625,000	$625,000	$0	$0	$0	$2,500,000
Value of Accelerated Vesting of Unvested Options	$0	$0	$65,018	$65,018	$195,053	$195,053	$0	$195,053
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$139,052	$139,052	$983,117	$983,117	$0	$983,117
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$227,656	$227,656	$682,967	$682,967	$0	$682,967
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$53,792
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$511,236
TOTAL	$0	$0	$1,056,726	$1,056,726	$1,861,137	$1,861,137	$0	$4,926,165

83 L3HARRIS 2020 PROXY STATEMENT

Todd W. Gautier

Executive Benefits and Payment	Termination by L3Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by L3Harris without Cause	Death	Disability	Retirement	Change in Control without Termination	Termination by L3Harris without Cause/ by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$3,447,417	$3,447,417	$0	$0	$0	$0	$3,447,417
Value of Accelerated Vesting of Unvested Options	$0	$0	$65,018	$65,018	$195,053	$195,053	$0	$0	$195,053
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$2,059,028	$2,059,028	$443,039	$443,039	$0	$0	$1,721,855
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$227,656	$227,656	$682,967	$682,967	$0	$0	$682,967
Value of Unvested Legacy L3 Performance Cash	$0	$0	$260,000	$260,000	$81,196	$81,196	$0	$0	$260,000
Health and Welfare Benefits	$0	$0	$80,581	$80,581	$0	$0	$0	$0	$80,581
Other Benefits	$0	$0	$18,000	$18,000	$0	$0	$0	$0	$18,000
TOTAL	$0	$0	$6,157,700	$6,157,700	$1,402,255	$1,402,255	$0	$0	$6,405,873

Edward J. Zoiss

Executive Benefits and Payment	Termination by L3Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by L3Harris without Cause	Death	Disability	Retirement	Change in Control without Termination	Termination by L3Harris without Cause/ by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$2,400,000	$2,400,000	$0	$0	$0	$0	$2,400,000
Value of Accelerated Vesting of Unvested Options	$0	$0	$65,018	$65,018	$195,053	$195,053	$0	$0	$195,053
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$827,955	$827,955	$827,955	$827,955	$0	$0	$827,955
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$227,656	$227,656	$682,967	$682,967	$0	$0	$682,967
Health and Welfare Benefits	$0	$0	$67,530	$67,530	$0	$0	$0	$0	$67,530
Other Benefits	$0	$0	$511,236	$511,236	$0	$0	$0	$0	$511,236
TOTAL	$0	$0	$4,099,395	$4,099,395	$1,705,975	$1,705,975	$0	$0	$4,684,741

L3HARRIS 2020 PROXY STATEMENT 84

CEO PAY RATIO

We are required under Item 402(u) of Regulation S-K to calculate and disclose our “CEO pay ratio.” As permitted under SEC rules for such calculation and disclosure, from our total employee population of 17,494 full-time, part-time, seasonal and temporary workers as of May 1, 2018 (other than our CEO), we excluded all 781 non-U.S. employees1 (less than 5% of total employees) and then identified the median employee based on W-2 taxable Medicare wages (Box 5) for the 12 months leading up to May 1, 2018, as reported to the Internal Revenue Service. We used the same median employee for our fiscal transition period ended January 3, 2020 as for fiscal 2018 in our pay ratio calculation, because there were no changes in our employee population (excluding L3 employees, as permitted under SEC rules) or employee compensation arrangements during our fiscal transition period ended January 3, 2020, that we believe would result in a significant change to our pay ratio disclosure. As noted, as a result of the Merger occurring during our fiscal transition period ended January 3, 2020, we excluded from our employee population data described above approximately 31,000 employees who were employees of L3 at the time of the Merger. We calculated such median employee’s total compensation of $58,426 for our fiscal transition period ended January 3, 2020, in the same manner we calculated our CEO’s total compensation of $15,745,630 for our fiscal transition period ended January 3, 2020, as reported in the “Total” column of the Fiscal Transition Period Summary Compensation Table on page 62. Based on this information, for our fiscal transition period ended January 3, 2020, the ratio of the median of the total compensation of all employees (other than our CEO and former L3 employees) to the total compensation of our CEO was 1:269, which pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because applicable SEC rules permit various methodologies, assumptions and exclusions, such pay ratio may not be comparable to pay ratios calculated and disclosed by other companies.

1
Approximate number of non-U.S. employees excluded, by jurisdiction: Australia (175), Canada (116), Germany (78), Pakistan (25), United Arab Emirates (16), United Kingdom (310) and 10 or fewer in each of Algeria, Brazil, Estonia, France, Hong Kong, India, Japan, Italy, Malaysia, Poland, Qatar, Romania, Saudi Arabia, Singapore and Taiwan.

85 L3HARRIS 2020 PROXY STATEMENT

REPORT OF THE
AUDIT COMMITTEE
OF L3HARRIS

The following Report of our Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

The role of the Audit Committee is, among other things, to assist the Board of Directors (the “Board”) of L3Harris Technologies, Inc. (“L3Harris”) in its oversight of:

>	the integrity of L3Harris’ financial statements;
>	L3Harris’ compliance with relevant legal and regulatory requirements;
>	L3Harris’ internal control over financial reporting;
>	the qualifications and independence of L3Harris’ independent registered public accounting firm; and
>	the performance of L3Harris’ internal audit function and independent registered public accounting firm.

The Board has determined that, in its business judgment, all members of L3Harris’ Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (“SEC”) and L3Harris’ Director Independence Standards.

L3Harris’ management is responsible for the preparation, presentation and integrity of L3Harris’ financial statements and the effectiveness of L3Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and L3Harris’ Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting practices and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. L3Harris’ independent registered public accounting firm for its fiscal transition period, Ernst & Young LLP (“EY”), was responsible for auditing L3Harris’ consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. EY also was responsible for auditing the effectiveness of L3Harris’ internal control over financial reporting. Representatives of EY attended all regularly scheduled meetings of the Audit Committee during the fiscal transition period. The Audit Committee met and held discussions with management, the head of Internal Audit and EY, and discussed with the internal auditors and EY the overall scope of, and plans for, their respective audits and the identification of audit risks. The Audit Committee also met with EY and the head of Internal Audit, Principal Accounting Officer and Chief Financial Officer, with and without management present, to discuss the results of their respective examinations, the reasonableness of significant judgments, the evaluations of L3Harris’ internal control over financial reporting and the overall quality of L3Harris’ financial reporting. Management has represented to the Audit Committee that L3Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In the performance of its oversight functions, the Audit Committee has:

>
reviewed and discussed with management and EY L3Harris’ internal control over financial reporting, including a review of management’s report on its assessment and EY’s audit of the effectiveness of L3Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

>
considered, reviewed and discussed the audited financial statements with management and EY, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies and other financial accounting and reporting principles and practices;

>
discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and No. 2410, Related Parties;

L3HARRIS 2020 PROXY STATEMENT 86

>
received, reviewed and discussed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with an audit committee concerning independence, and discussed with EY its independence;

>
reviewed the services provided by EY other than its audit services and considered whether the provision of such other services by EY is compatible with maintaining its independence, discussed with EY its independence, and concluded that EY is independent from L3Harris and its management; and

>
reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in L3Harris’ Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance on the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in L3Harris’ Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of its appointment of, EY as L3Harris’ independent registered public accounting firm for the fiscal year ending January 1, 2021.

Submitted on February 27, 2020 by the Audit Committee of the Board of Directors of L3Harris Technologies, Inc.

Lewis Kramer, Chairperson Sallie

B. Bailey

Peter W. Chiarelli

Thomas A. Corcoran

87 L3HARRIS 2020 PROXY STATEMENT

PROPOSAL 3:
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board unanimously recommends voting FOR ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2021.
>  Independent accounting firm with breadth of knowledge, support and expertise of accessible national office.

>  Significant industry and government contracting expertise.

>  Periodic mandated rotation of audit firm’s lead engagement partner.

Our Audit Committee has appointed Ernst & Young LLP (“EY”) to audit our books and accounts and internal control over financial reporting for the fiscal year ending January 1, 2021. Although not required by applicable law, our Board believes that obtaining shareholder ratification of the appointment is a sound corporate governance practice. If our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider whether to retain EY, and may either do so or hire another firm without resubmitting the matter to shareholders for approval. We expect that a representative of EY will be present at the 2020 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in our Audit Committee’s charter and as discussed above, our Audit Committee is responsible for directly appointing, compensating, retaining, terminating and overseeing our independent registered public accounting firm. Although we have a very long-standing relationship with EY, our Audit Committee frequently evaluates the independence and effectiveness of our independent registered public accounting firm and its personnel, as well as the cost and quality of its audit and audit-related services. Our Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm. In accordance with sound corporate governance practices and in order to ensure that our Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, our Audit Committee periodically considers issuing a “request for proposal” to EY and other large nationally recognized accounting firms with regard to our audit engagement, which could result in a firm other than EY providing audit engagement services to us in later years. Our Audit Committee used this process in connection with its selection and appointment of EY as our independent registered public accounting firm for the fiscal year ending January 1, 2021.

L3HARRIS 2020 PROXY STATEMENT 88

Fees Paid to Independent Registered Public Accounting Firm
EY served as our independent registered public accounting firm for our fiscal transition period ended January 3, 2020. In addition to the engagement to audit our fiscal transition period financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, EY also was engaged by us during our fiscal transition period to perform certain tax services. The following table presents fees for professional audit services and other services rendered by EY for the fiscal transition period ended January 3, 2020 and the fiscal years ended June 28, 2019 and June 29, 2018:

	Fiscal Transition Period	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$14,922,674	$9,679,000	$12,243,000
Audit-Related Fees(2)	$6,431	$0	$0
Tax Fees(3)	$460,529	$455,000	$1,425,000
All Other Fees(4)	$10,615	$0	$0
Total	$15,400,249	$10,134,000	$13,668,000

(1)
Audit fees included fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements and other filings, comfort letter procedures, accounting and reporting consultations and statutory audits required internationally for certain of our subsidiaries.

(2)	No audit-related services were rendered or fees billed for fiscal 2019 or 2018.

(3)
Tax fees for our fiscal transition period consisted of $204,142 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $256,387 related to tax planning and tax advisory services. Tax fees for fiscal 2019 consisted of $125,000 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $330,000 related to tax planning and tax advisory services. Tax fees for fiscal 2018 consisted of $782,000 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $643,000 related to tax planning and tax advisory services.

(4)	For fiscal 2019 and 2018, no professional services were rendered or fees billed for services not included within Audit Fees, Audit-Related Fees or Tax Fees.

EY did not perform any professional services related to financial information systems design and implementation for us in our fiscal transition period or in fiscal 2019 or fiscal 2018.

Our Audit Committee has determined that the provision of the services described above is compatible with maintaining EY’s independence.

Pre-Approval of Audit and Non-Audit Services
Under our Audit Committee Pre-Approval Policy and Procedures, our Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.
Early in each fiscal year, our Audit Committee reviews and, as it deems appropriate, pre-approves the audit services and any audit-related services, tax services and other services to be performed by our independent registered public accounting firm, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. Our Audit Committee periodically reviews the services provided to date and the actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at regularly scheduled meetings of our Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. Our Audit Committee also may revise the list of pre-approved services and related fees from time to time. Our Audit Committee followed this same process for the fiscal transition period, and all of the services described in the table above and related notes were pre-approved in accordance with this policy.
If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then our Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to our Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of our Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then presented to our full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by our Audit Committee or the Chairperson of our Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically approved services.

89 L3HARRIS 2020 PROXY STATEMENT

OVERVIEW OF
PROPOSALS 4, 5 AND 6

Proposals 4, 5, and 6 each request that shareholders approve an amendment to modernize our Restated Certificate of Incorporation as follows:

>	Remove supermajority voting and “fair price” requirements for business combinations involving interested shareholders (Proposal 4)

>	Remove the “anti-greenmail” provision (Proposal 5)

>	Remove the requirement that we have cumulative voting for directors if there is a 40% shareholder (Proposal 6)

Each of these proposed amendments to our Restated Certificate of Incorporation will be voted on separately, and they are not conditioned on one another or on the approval of any other proposal to be presented at the Annual Meeting. We describe these proposals and the related amendments in more detail below.

PROPOSAL 4:
TO AMEND OUR RESTATED CERTIFICATE
OF INCORPORATION TO ELIMINATE
SUPERMAJORITY VOTING AND “FAIR
PRICE” REQUIREMENTS FOR BUSINESS
COMBINATIONS INVOLVING INTERESTED
SHAREHOLDERS

Our Board unanimously
recommends voting FOR
the amendment to
our Restated Certificate of
Incorporation to eliminate
the supermajority
voting and “fair price”
requirements for business
combinations involving
interested shareholders.

>  The supermajority voting and “fair price” requirements for business combinations involving interested shareholders were designed to protect our shareholders against hostile takeovers by activist investors.

>  Our Board believes the concerns that prompted adopting such supermajority voting and “fair price” requirements in 1984 are now adequately addressed by the corporate law of Delaware, the state in which we are incorporated.

>  Eliminating these requirements would modernize our Restated Certificate of Incorporation and be more consistent with current corporate governance best practices and governance practices of other S&P 500 companies.

BACKGROUND ON OUR SUPERMAJORITY VOTING AND “FAIR PRICE” REQUIREMENTS
Article Ninth of our Restated Certificate of Incorporation (“Article Ninth”) contains two requirements, approved by our shareholders in 1984, which were originally intended to protect our shareholders against hostile takeovers by activist investors:
>
Supermajority voting requirement. Article Ninth requires the affirmative vote of holders of at least 80% of our common stock to approve certain business combinations involving an interested shareholder (generally defined for this purpose as a holder of more than 10% of our common stock). Article Ninth includes exceptions to this supermajority voting requirement

L3HARRIS 2020 PROXY STATEMENT 90

if the business combination with the interested shareholder either has been approved by a majority of our “continuing directors” (as defined in Article Ninth) or satisfies the “fair price” requirement described below. If either of these exceptions applies, the business combination with the interested shareholder instead would be subject to the usual voting requirements of the Delaware General Corporation Law (the “DGCL”).

>
“Fair price” requirement. The “fair price” exception (to the supermajority voting requirement) in Article Ninth requires that the consideration to be received by shareholders in the business combination with the interested shareholder meet or exceed the highest of certain prices previously paid by the interested shareholder and be in cash or generally the same form as previously paid by the interested shareholder. These criteria as to amount and form of consideration, in addition to certain notice and information criteria, were common elements of a “fair price” requirement, an anti-takeover measure intended to defend against two-tiered tender offers in which a potential acquirer offers one price for shares needed to gain control of a target company and a lower price (or other less attractive consideration) for the remaining shares, which can pressure shareholders to tender their shares for the tender offer price regardless of their value. A standard “fair price” provision encourages a potential acquirer to negotiate with a company’s board of directors by requiring the potential acquirer to pay a “fair price” for all shares based on a formula or other criteria unless the acquirer’s offer satisfies specified approval requirements of the company’s board of directors or shareholders.

WHY WE PROPOSE TO ELIMINATE THESE REQUIREMENTS
In the years since our shareholders approved these supermajority and “fair price” requirements, Delaware corporate law has been amended to provide similar protections. Specifically, Section 203 of the DGCL disallows a business combination involving an interested shareholder (defined for this purpose as a shareholder owning more than 15% of a company’s voting stock) for a period of three years after the shareholder became an interested shareholder, unless:
>	the company’s board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder prior to such business combination or transaction;

>
the shareholder owned at least 85% of the company’s outstanding voting stock (excluding shares owned by persons who are directors and also officers of the company and shares owned by certain employee benefit plans) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder; or

>
the business combination was approved by the company’s board of directors and by the affirmative vote of at least 66 and 2/3% of the company’s outstanding voting stock not owned by the interested shareholder.

Our Nominating and Governance Committee and our Board believe that Section 203 of the DGCL sufficiently protects our shareholders against the concerns that Article Ninth of our Restated Certificate of Incorporation sought to address, making Article Ninth no longer necessary. Our Nominating and Governance Committee and our Board therefore believe that eliminating Article Ninth is in the best interests of L3Harris and our shareholders and also would be consistent with current corporate governance best practices and the governance practices of other S&P 500 companies.
On the recommendation of our Nominating and Governance Committee, our Board unanimously approved, and recommends that our shareholders approve an amendment to our Restated Certificate of Incorporation to eliminate the supermajority voting and “fair price” requirements for business combinations involving interested shareholders by eliminating Article Ninth based on the determination of our Nominating and Governance Committee and our Board that such an amendment is in the best interests of L3Harris and our shareholders because Article Ninth is not necessary considering the similar protections afforded by Section 203 of the DGCL and eliminating Article Ninth would be consistent with current corporate governance best practices and governance practices of other S&P 500 companies.
WHAT HAPPENS IF SHAREHOLDERS APPROVE THIS PROPOSAL
If this proposal is approved, Article Ninth’s supermajority voting and “fair price” requirements for business combinations involving interested shareholders would no longer apply, and Article Ninth would be eliminated entirely from our Restated Certificate of Incorporation.
The primary effects of eliminating Article Ninth would be that, for business combinations previously covered by Article Ninth, the business combination would be subject to Board approval, and if the DGCL requires a shareholder vote, to the affirmative vote of shareholders required by the DGCL (including Section 203, if applicable) and our governing documents.
If this proposal is approved, it will become effective upon our filing of an amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the 2020 Annual Meeting. Such amendment will amend and restate Article Ninth to read in its entirety as follows: “NINTH: Reserved.” If this proposal is not approved, Article Ninth will remain unchanged and as currently in effect.

91 L3HARRIS 2020 PROXY STATEMENT

PROPOSAL 5:
TO AMEND OUR RESTATED CERTIFICATE
OF INCORPORATION TO ELIMINATE THE
“ANTI-GREENMAIL” PROVISION

Our Board unanimously recommends voting FOR the amendment to our Restated Certificate of Incorporation to eliminate the “anti-greenmail” provision.
>  “Anti-greenmail” provisions were commonly implemented in the 1980s to prohibit companies from making “greenmail” payments – premium payments to activist investors.

>  Our Board believes that our anti-greenmail provision is no longer necessary to combat the threats that it was originally intended to address when adopted in 1985, due to subsequent laws that sufficiently deter “greenmail” payments and the behavior of activist investors that originally prompted those payments.

>  Anti-greenmail provisions now are less common among S&P 500 companies, and our Board believes eliminating our anti-greenmail provision is consistent with current corporate governance best practices.

BACKGROUND ON OUR “ANTI-GREENMAIL” PROVISION
Article Tenth, Section 1 of our Restated Certificate of Incorporation contains an “anti-greenmail” provision. This provision requires that, if we wish to repurchase shares of our common stock from an interested shareholder (generally defined as one beneficially owning, directly or indirectly, 5% or more of our common stock) and we do not offer the same repurchase terms to our other shareholders, then we cannot repurchase the interested shareholder’s shares without the approval of the shares beneficially owned by the interested shareholder plus a majority of the remaining outstanding shares of our common stock.

WHY WE PROPOSE TO ELIMINATE THIS PROVISION
Our “anti-greenmail” provision, adopted in 1985, was designed to prohibit us from making premium payments to activist investors. It is now uncommon for S&P 500 companies to have “anti-greenmail” provisions in their certificates of incorporation, and such provisions are no longer necessary because federal and state laws exist that deter “greenmail” payments as well as the behavior of activist investors that originally prompted “greenmail” payments.
Our Nominating and Governance Committee and our Board believe that eliminating our “anti-greenmail” provision is in the best interests of L3Harris and our shareholders because it is no longer necessary to deter the threats it was intended to address when adopted. Also, our Nominating and Governance Committee and our Board believe that eliminating it would be consistent with current corporate governance best practices and governance practices of other S&P 500 companies and would modernize our Restated Certificate of Incorporation.

L3HARRIS 2020 PROXY STATEMENT 92

WHAT HAPPENS IF SHAREHOLDERS APPROVE THIS PROPOSAL
The primary effect of eliminating our “anti-greenmail” provision would be that our Board would be able to authorize such a payment without shareholder approval if it determines the payment to be in the best interests of L3Harris and our shareholders.
As noted, our “anti-greenmail” provision is contained in Article Tenth, Section 1 of our Restated Certificate of Incorporation. Our Board also is separately proposing to eliminate Article Tenth, Section 2 of our Restated Certificate of Incorporation, as discussed in Proposal 6. For this reason, there are several different ways that the vote on this proposal could impact Article Tenth:
>
If this proposal and Proposal 6 are both approved: we will file an amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the 2020 Annual Meeting to amend and restate Article Tenth to read in its entirety: “TENTH: Reserved.”

>	If neither this proposal nor Proposal 6 is approved: Article Tenth will not be amended and will remain unchanged and as currently in effect.

>
If this proposal is approved, but Proposal 6 is not approved: we will file an amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State promptly after the 2020 Annual Meeting to amend and restate Article Tenth to read in its entirety as set forth in Appendix B-1 to this proxy statement.

>
If this proposal is not approved, but Proposal 6 is approved: we will file an amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State promptly after the 2020 Annual Meeting to amend and restate Article Tenth to read in its entirety as set forth in Appendix B-2 to this proxy statement.

93 L3HARRIS 2020 PROXY STATEMENT

PROPOSAL 6:
TO AMEND OUR RESTATED CERTIFICATE
OF INCORPORATION TO ELIMINATE
THE CUMULATIVE VOTING PROVISION
THAT APPLIES WHEN WE HAVE A 40%
SHAREHOLDER

Our Board unanimously recommends voting FOR the amendment to our Restated Certificate of Incorporation to eliminate the cumulative voting provision that applies when we have a 40% shareholder.
>  The only cumulative voting requirement in our Restated Certificate of Incorporation is in Article Tenth, Section 2; it applies when we have a 40% shareholder and was originally adopted in 1985 as an anti-takeover measure.

>  Cumulative voting generally is rare among S&P 500 companies, and our Board believes that this limited cumulative voting right is not necessary to protect our shareholders against activist investors.

>  Our Board also believes that eliminating this limited cumulative voting right is consistent with current corporate governance best practices, the governance practices of other S&P 500 companies, and the majority voting standard that otherwise applies to the election of our directors.

BACKGROUND ON OUR CUMULATIVE VOTING PROVISION
Article Tenth, Section 2 of our Restated Certificate of Incorporation currently provides that when any shareholder holds 40% or more of our common stock, we must use cumulative voting for the election of directors.
Cumulative voting entitles each shareholder to one vote per share times the number of directors to be elected and allows a shareholder to allocate those votes among the director nominees in whatever manner the shareholder chooses. For example, a shareholder may concentrate voting power by allocating all of the shareholder’ votes to one director nominee or may distribute those votes among two or more director nominees. As a result, when cumulative voting is in effect, one shareholder (or group of shareholders) holding a relatively small number of shares may, by cumulating votes and applying them to certain director nominees, be able to elect one or more directors even if a majority of shareholders oppose their election.
WHY WE PROPOSE TO ELIMINATE THIS PROVISION
Our limited cumulative voting requirement (which applies when we have a 40% shareholder), adopted in 1985, was designed as an anti-takeover measure. Moreover, cumulative voting generally is rare among S&P 500 companies, and it is not consistent with the majority voting standard that normally applies to the election of our directors.
Our Nominating and Governance Committee and our Board believe that eliminating this limited cumulative voting right is in the best interests of L3Harris and our shareholders because it is not necessary to protect our shareholders against activist investors (as was the intention when it was adopted). In addition, our Nominating and Governance Committee and our Board believe that eliminating this limited cumulative voting right would be consistent with current corporate governance best practices and governance practices of other S&P 500 companies and with the majority voting standard that otherwise applies to the election of our directors, and would modernize our Restated Certificate of Incorporation.

L3HARRIS 2020 PROXY STATEMENT 94

WHAT HAPPENS IF SHAREHOLDERS APPROVE THIS PROPOSAL
In general, Delaware corporate law provides that shareholders do not have the right to cumulatively vote their shares in any election of directors unless a company’s certificate of incorporation provides otherwise. Therefore, the primary effect of eliminating our cumulative voting provision would be that all director elections would be conducted using a standard voting method in which shareholders cast one vote per share per nominee, without regard for whether any shareholder owns 40% or more of our common stock, and the voting standard for director elections would continue to be a majority voting standard in uncontested elections and a plurality voting standard in contested elections.
The cumulative voting provision is contained in Article Tenth, Section 2 of our Restated Certificate of Incorporation. Our Board is also separately proposing to eliminate Article Tenth, Section 1 of our Restated Certificate of Incorporation, as discussed in Proposal 5. For this reason, there are several different ways that the vote on this proposal could impact Article Tenth:
>
If Proposal 5 and this proposal are both approved: we will file an amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the 2020 Annual Meeting to amend and restate Article Tenth to read in its entirety: “TENTH: Reserved.”

>	If neither Proposal 5 nor this proposal is approved: Article Tenth will not be amended and will remain unchanged and as currently in effect.

>
If Proposal 5 is approved, but this proposal is not approved: we will file an amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the 2020 Annual Meeting to amend and restate Article Tenth to read in its entirety as set forth in Appendix B-1 to this proxy statement.

>
If Proposal 5 is not approved, but this proposal is approved: we will file an amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the 2020 Annual Meeting to amend and restate Article Tenth to read in its entirety as set forth in Appendix B-2 to this proxy statement.

95 L3HARRIS 2020 PROXY STATEMENT

PROPOSAL 7:
SHAREHOLDER PROPOSAL TO PERMIT THE
ABILITY OF SHAREHOLDERS TO ACT BY
WRITTEN CONSENT

Our Board unanimously recommends voting AGAINST the shareholder proposal to permit the ability of shareholders to act by written consent.
>  We received the shareholder proposal and supporting statement set forth below from John Chevedden. According to the information provided to us, John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owns more than $2,000 in market value of our common stock as of the date the proposal was submitted to us. The shareholder proposal is required to be voted on at our Annual Meeting only if properly presented at our Annual Meeting. In accordance with the applicable proxy statement regulations, the shareholder proposal and supporting statement, for which the Board of Directors of L3Harris accepts no responsibility, are as follows:

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT
Proposal 7 - Adopt a Mainstream Shareholder Right - Written Consent

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included
67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

Our high 25% threshold for shareholders to call a special meeting has bureaucratic pitfalls that trigger minor shareholder errors that could mean that 50% of shares would need to ask for a special meeting in order to be sure of obtaining the threshold of 25% of requests without errors. One can be sure that management will have an eagle eye to spot any errors.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This also seems to be the conclusion of the
Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

After a 45%-vote (less than a majority vote) for a written consent shareholder proposal The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019.

Perhaps BK is starting a new trend in recognizing that a 45%-vote represents a majority vote from the shares that have access to independent proxy voting advice.

Written consent won 44%-support at Capital One Financial Corporation (COF) in 2018 and this increased to 56% support in 2019. Written consent won 47%-support at United Rentals, Inc. (URI) in 2018 and this increased to 51%-support in 2019. Written consent won 43%-support at Flowserve Corporation (FLS) in 2018 and this increased to 51%-support in 2019.

Please vote yes:
Adopt a Mainstream Shareholder Right - Written Consent - Proposal 7

L3HARRIS 2020 PROXY STATEMENT 96

L3HARRIS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

Our Board has considered the shareholder proposal carefully, believes it is unnecessary and not in the best interest of L3Harris and our shareholders and unanimously recommends voting AGAINST the shareholder proposal for the reasons set forth below. If not otherwise specified, proxies will be voted AGAINST the shareholder proposal.

Our Board believes that the ability of shareholders to act by written consent is not necessary because our shareholders currently have the right to call a special meeting. In 2012, our Board amended our By-Laws to allow shareholders holding 25% of our outstanding common stock to call a special meeting. The provisions in our By-Laws governing the ability to call a special meeting offer all shareholders a formal and well-informed, fair and equitable opportunity, including advance notice and thorough disclosure to all shareholders, to act rather than enabling a limited group of shareholders to act by written consent. Shareholder meetings provide an opportunity for discussion and interaction among shareholders so that all points of view may be considered prior to a vote.

By contrast, enabling a small group of shareholders to act by written consent could deprive the remaining shareholders of these important rights, while presenting an opportunity for special interest investors (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareholders to initiate action with no prior notice either to the other shareholders or to L3Harris, thus precluding the opportunity for all shareholders to deliberate in an open and transparent manner and to consider arguments for and against any action, including our Board’s views and potential alternatives our Board might propose.

The ability of shareholders to act by written consent as reflected in the shareholder proposal also could cause confusion and disruption. For example, multiple shareholder groups could solicit written consents simultaneously, which could result in duplicative or contradictory written consents.

Our Board believes that matters of sufficient importance to warrant action between annual meetings of shareholders should not be decided without notification to all shareholders, the benefit of consideration and input by our Board and an opportunity for all shareholders to be heard and to vote at a meeting.

We are committed to engaging with our shareholders and listening to their perspectives. We regularly engage in discussions with investors, investor advocates and key opinion leaders on a broad variety of governance issues.

In addition to the right to call a special meeting and extensive shareholder outreach, we maintain other strong corporate governance practices that protect the rights of all shareholders, including:

>	Annual election of directors, with majority voting and a resignation policy for directors in uncontested elections.

>	Proxy access provisions (proactively adopted), which enable shareholders to nominate directors to be included in our proxy materials subject to satisfying procedural and eligibility requirements.

>	Shareholders’ ability to submit proposals to be considered at our annual meetings.

>	Lead Independent Director with expansive duties.

>	Engaged, experienced and diverse Board, which held 17 Board and committee meetings during our fiscal transition period and 36 Board and committee meetings during our fiscal 2019.

>	Shareholder access to our Board, as described in the “Communicating with our Board of Directors” section of this proxy statement beginning on page 22.

>	No “poison pill.”

In summary, our Board opposes this shareholder proposal because our Board believes it is not necessary given the existing right of our shareholders to call special meetings, it could provide an opportunity for advancement of special interests and short-termism and it could potentially cause confusion and disruption. For these reasons, and in light of our strong commitment to corporate governance practices that protect the rights of all shareholders, our Board unanimously recommends voting AGAINST the shareholder proposal.

97 L3HARRIS 2020 PROXY STATEMENT

SHARE
OWNERSHIP

SHARES OWNED BY DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

The following table shows beneficial ownership of shares of our common stock, as of February 3, 2020, by: (a) each member of our Board, including the nominees for election at the 2020 Annual Meeting; (b) our CEO and each other named executive officer; and (c) all of our then-serving directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities.

Name	Shares Beneficially Owned
	Shares Owned(1)	Shares Under Exercisable Options(2)	Total Shares Beneficially Owned(3)	Percentage of Shares
DIRECTORS AND NOMINEES
Sallie B. Bailey	1,604	—	1,604	*
Peter W. Chiarelli	1,412	—	1,412	*
Thomas A. Corcoran	22,078	—	22,078	*
Thomas A. Dattilo	3,412	—	3,412	*
Roger B. Fradin	1,137	—	1,137	*
Lewis Hay III	15,440	—	15,440	*
Lewis Kramer	19,690	—	19,690	*
Rita S. Lane	2,226	—	2,226	*
Robert B. Millard	224,784	—	224,784	*
Lloyd W. Newton	11,424	—	11,424	*
NAMED EXECUTIVE OFFICERS
William M. Brown†	367,474	1,385,563	1,753,037	*
Christopher E. Kubasik†	73,160	408,381	481,541	*
Jesus Malave, Jr.	-	-	-	-
Todd W. Gautier	17,608	28,729	46,337	*
Edward J. Zoiss	21,292	72.799	94,091	*
All Directors and Executive Officers, as a group (20 persons)(4)	967,046	2,151,405	3,118,451	1.4%

*	Less than 1%.

†	Mr. Brown, our Chief Executive Officer, also is a director and Chairman of our Board. Mr. Kubasik, our President and Chief Operating Officer, also is a director and Vice Chairman of our Board.

(1)
Includes shares over which the individual or his or her immediate family members hold or share voting and/or investment power and excludes shares listed under the “Shares Under Exercisable Options” column.For each non-employee director, also includes 412 unvested director share units in respect of an award granted on October 25, 2019 under the Harris Corporation 2015 Equity Incentive Plan. The director share units generally will fully vest on the one-year anniversary of the grant date, subject to the non-employee director’s continued service and the terms and conditions of the non-employee director’s director share unit agreement.For our named executive officers and other executive officers, includes shares owned through our retirement plan.

(2)	Includes shares underlying options granted by us that are exercisable as of February 3, 2020 and shares underlying options that become exercisable within 60 days thereafter.

(3)	Represents the total of shares listed under the “Shares Owned” and “Shares Under Exercisable Options” columns.

(4)	No directors or executive officers have pledged any shares of our common stock, nor are any such persons permitted to make any such pledge under our policies.

L3HARRIS 2020 PROXY STATEMENT 98

PRINCIPAL SHAREHOLDERS
Pursuant to SEC rules requiring disclosure regarding any persons known to us to be a beneficial owner of more than 5% of our common stock, the following table shows beneficial ownership of our common stock, as of February 28, 2020, by each person who has reported to the SEC beneficial ownership of more than 5% of our common stock, based on the reports filed by these persons:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group	18,808,425(1)	8.5%(1)
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	17,211,998(2)	7.8%(2)
55 East 52nd Street
New York, NY 10055

(1)
Based on information contained in Amendment No. 9 to Schedule 13G filed with the SEC on February 10, 2020 by The Vanguard Group indicating that, as of December 31, 2019, The Vanguard Group had sole voting power over 331,335 shares, shared voting power over 64,464 shares, sole dispositive power over 18,428,583 shares and shared dispositive power over 379,842 shares.

(2)
Based on information contained in Schedule 13G filed with the SEC on February 5, 2020 by BlackRock, Inc. indicating that, as of December 31, 2019, BlackRock, Inc. had sole voting power over 15,637,261 shares, shared voting power over 0 shares, sole dispositive power over 17,211,998 shares and shared dispositive power over 0 shares.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

Based solely on a review of the forms furnished to us, or written representations from certain persons that no Form 5 was required, we believe that all required forms were timely filed for our fiscal transition period.

99 L3HARRIS 2020 PROXY STATEMENT

SHAREHOLDER
NOMINATIONS
AND PROPOSALS

To nominate a person for election to our Board or to present a proposal for consideration at the 2021 Annual Meeting of Shareholders, a shareholder must send the nomination or proposal to our Secretary within the applicable timeframe and with the information required by our By-Laws and, if applicable, SEC regulations at the following address: L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919. The timeframes and requirements are described in more detail below.

A nomination or proposal submitted by a shareholder that does not supply the required information about a nominee or proposal and the shareholder submitting the nomination or proposal, or that does not comply with our By-Laws, will be disregarded.

DIRECTOR NOMINATIONS BY PROXY ACCESS

To submit a nomination for inclusion in L3Harris-sponsored proxy materials pursuant to the proxy access provision of our By-Laws, written notice must be received by our Secretary no earlier than October 14, 2020, and no later than November 13, 2020. The notice must include the information and documents specified in Article II, Section 11 of our By-Laws.

OTHER DIRECTOR NOMINATIONS

To submit a nomination pursuant to our By-Laws, but not pursuant to the proxy access provision of our By-Laws, written notice must be received by our Secretary no earlier than December 25, 2020, and no later than January 24, 2021. The notice must include the information and documents specified in Article II, Section 8 of our By-Laws. We will not be required to include the nomination in our proxy materials.

You must include the following information about the proposed nominee (and other information and documents specified in Article II, Section 8 of our By-Laws): name, age, principal occupation or employment, information as to whether the nominee is eligible for consideration as an independent director and the written consent of the nominee to serve as a director if elected and, if applicable, to be named in the proxy statement as a nominee.

Shareholders should note that the applicable timeframes described above for director nominations will change if the number of directors to be elected to our Board of Directors at the 2021 Annual Meeting of Shareholders is increased.

OTHER PROPOSALS BY SHAREHOLDERS

To submit a proposal for inclusion in L3Harris-sponsored proxy materials pursuant to SEC Rule 14a-8, written notice must be received by our Secretary no later than November 13, 2020. The notice must include the information and documents specified in Article II, Section 8 of our By-Laws.

To submit a proposal pursuant to our By-Laws and not pursuant to SEC Rule 14a-8, written notice must be received by our Secretary no earlier than December 25, 2020, and no later than January 24, 2021. The notice must include the information and documents specified in Article II, Section 8 of our By-Laws. We will not be required to include the proposal in our proxy materials.

A copy of our By-Laws is available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance or may be obtained by written request to our Secretary at the address above. Further, any proxy granted with respect to the 2021 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a nomination or proposal submitted by a shareholder if notice of such nomination or proposal is not received by our Secretary within the applicable timeframe described above.
L3HARRIS 2020 PROXY STATEMENT 100

INFORMATION
ABOUT THE
ANNUAL MEETING

BACKGROUND ON THE L3HARRIS MERGER

I know that L3Harris Technologies, Inc. resulted from the merger of Harris Corporation and L3 Technologies, Inc. What organizational changes occurred in connection with the merger?

In connection with the completion of the Merger, notable organizational changes included:

>	Our name changed from “Harris Corporation” to “L3Harris Technologies, Inc.”;

>	Shares of our common stock, which previously traded under ticker symbol “HRS” on the NYSE prior to completion of the Merger, now are traded under ticker symbol “LHX”;

>
Our Board now is comprised of 12 directors: William M. Brown, Chairman and CEO (formerly Harris’ Chairman, President and CEO); Christopher E. Kubasik, Vice Chairman, President and COO (formerly L3’s Chairman, CEO and President); 5 independent directors from the Harris Board; and 5 independent directors from the L3 Board; and

>	We transitioned to a calendar year oriented financial reporting cycle, and our fiscal year now ends on the Friday nearest December 31.

For a more detailed summary, see our recent SEC filings on our website at www.l3harris.com or through the EDGAR filings system at www.sec.gov. The information contained on our website is not incorporated by reference into this proxy statement.

What is the fiscal transition period?

As noted above, we changed our fiscal year end from the Friday nearest June 30 to the Friday nearest December 31. Following our full fiscal year 2019 (which ended June 28, 2019), this change resulted in an abbreviated fiscal transition period of approximately six months, that started on June 29, 2019 and ended on January 3, 2020. Our fiscal year that started January 4, 2020 will end on January 1, 2021.
ATTENDING THE MEETING

Do I need an admission ticket to attend the Annual Meeting?

All shareholders are welcome to attend the Annual Meeting. Because seating is limited, admission will be on a first-come, first-served basis. No ticket is required for admission, but for security purposes, you may be required to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport. Additionally, packages, boxes, handbags, briefcases and other items are subject to inspection.

RECEIVING PROXY MATERIALS

What is a proxy and what is a proxy statement?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation also is called a proxy. A proxy statement is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. This document you are reading is a proxy statement, and we encourage you to read it carefully.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

The rules of the SEC permit us to furnish proxy materials over the Internet. As a result, our practice is to mail to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access our proxy materials over the Internet and also may request to receive a paper copy of our proxy materials by mail. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet or to request a paper copy, as well as instructions on how you may elect to receive future proxy materials electronically on an ongoing basis.

101 L3HARRIS 2020 PROXY STATEMENT

Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

If you previously requested to receive paper copies of our proxy materials, we do not send you a Notice of Internet Availability of Proxy Materials. If you previously elected to receive proxy materials electronically, we send you only an e-mail containing instructions and links to the website where our proxy materials are available and to the proxy voting website.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card?

If you receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card, you own shares of L3Harris common stock in multiple accounts with your brokers(s) and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker(s) and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.computershare.com/investor.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy/voting instruction card contains instructions for viewing our proxy materials for the 2020 Annual Meeting of Shareholders over the Internet and how to elect to receive future proxy materials electronically by e-mail. Our proxy materials also are available on our website at www.l3harris.com/corporate-governance.

Electing to receive future proxy materials electronically will help us conserve natural resources and reduce costs. If you elect to receive future proxy materials electronically, you will receive an e-mail containing instructions and links to the website where our proxy materials are available and to the proxy voting website. Your election to receive proxy materials electronically by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Instructions for obtaining a paper copy of our proxy materials are contained in the Notice of Internet Availability of Proxy Materials and the e-mail regarding the availability of our proxy materials. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials or an e-mail regarding the availability of our proxy materials will receive a paper copy of our proxy materials by mail.

VOTING YOUR SHARES

What is a record date and who is entitled to vote at the meeting?

A record date is the date, as of the close of business on which, shareholders of record are entitled to notice of and to vote at a meeting of shareholders. The record date for the 2020
Annual Meeting is February 28, 2020 and was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of L3Harris common stock as of the close of business on February 28, 2020 are entitled to receive notice of and to vote at the 2020 Annual Meeting and at any adjournments or postponements thereof.

How many shares can be voted and what is a quorum?

You are entitled to one vote for each share of L3Harris common stock that you owned as of the close of business on February 28, 2020, and you may vote all of those shares. Only our common stock has voting rights. On the record date, there were 216,896,195 shares of our common stock outstanding and entitled to vote at the 2020 Annual Meeting and approximately 12,500 holders of record and approximately 576,000 beneficial owners holding shares in “street name.”

A quorum is the minimum number of shares that must be represented in person or by proxy for us to conduct the 2020 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2020 Annual Meeting, or 108,448,098 shares of our common stock based on the record date of February 28, 2020, will constitute a quorum to hold the 2020 Annual Meeting. If you grant your proxy over the Internet, by telephone or by your proxy/voting instruction card, your shares will be considered present at the 2020 Annual Meeting and counted toward the quorum.

What methods can I use to vote my shares?

You have a choice of voting your shares:

>	Over the Internet;
>	By telephone;
>	By mail; or
>	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote your shares, it is important to follow the instructions for your particular situation.

If you vote your shares over the Internet or by telephone, you should not return a proxy/voting instruction card.

What is the difference between a “record holder” and a “beneficial owner” holding shares in “street name”?

You are a “record holder” if your shares are registered in your name, in which case you either hold a stock certificate or have an account directly with our transfer agent, Computershare Shareowner Services. Your shares are held in “street name” if your shares are registered or held in the name of your broker, bank or other nominee, in which case you are considered the “beneficial owner” of such shares.

L3HARRIS 2020 PROXY STATEMENT 102

How do I vote my shares if I am a “record holder” (shares registered in my name)?

Voting over the Internet
Voting over the Internet is easy, fast and available 24 hours a day. You may submit your proxy/voting instruction over the Internet by following the instructions sent to you in the mailed Notice of Internet Availability of Proxy Materials, the mailed proxy/voting instruction card or the email notifying you that the proxy materials were available (as applicable). You will be able to confirm that the Internet voting system has properly recorded your vote, which will be counted immediately, and there is no need to return a proxy/voting instruction card.

Voting by telephone
Voting by telephone also is easy, fast and available 24 hours a day. If you live in the United States or Canada, you may vote by calling 1-800-690-6903 (toll-free). You will need the control number sent to you in the mailed Notice of Internet Availability of Proxy Materials, the mailed proxy/ voting instruction card or the email notifying you that the proxy materials were available (as applicable). You will be able to confirm that the telephone voting system has properly recorded your vote, which will be counted immediately, and there is no need to return a proxy/voting instruction card.

Voting by mail
If you received a proxy/voting instruction card by mail, you can vote by completing, signing, dating and promptly mailing your proxy/voting instruction card in the accompanying postage-paid return envelope.

Voting in person at the meeting
If you plan to attend the Annual Meeting, you can vote in person. To do so, you will need to bring with you evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport.

How do I vote my shares if I am a “beneficial owner” (shares held in “street name”)?

Voting over the Internet, by telephone or by mail
If your shares are registered or held in the name of your broker, bank or other nominee (“street name”), you have the right to direct your broker, bank or other nominee how to vote your shares using the method(s) specified by your broker, bank or other nominee. If your broker, bank or other nominee participates in an Internet or telephone voting program, then you may be able to use that method, in addition to voting by mail. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in these programs.

Voting in person at the meeting
If your shares are registered or held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting to vote in person, you should contact your broker, bank or other nominee to obtain a “broker’s proxy” and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.

Can I revoke my proxy or change my vote?

If your shares are registered in your name (“record holder”), you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways to do this:

>	By sending a written notice of revocation to our Secretary at L3Harris Technologies, Inc., Attention: Secretary, 1025 West NASA Boulevard, Melbourne, Florida 32919;

>	By duly signing and delivering a proxy/voting instruction card that bears a later date;

>	By subsequently voting over the Internet or by telephone as described above; or

>	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in “street name,” you may revoke your proxy or change your vote by submitting new voting instructions to your broker, bank or other nominee.

How do I vote my shares held in the L3Harris Stock Fund through the L3Harris Retirement Savings Plan or the Aviation Communications & Surveillance Systems 401(k) Plan?

If you are a participant in the L3Harris Stock Fund through the L3Harris Retirement Savings Plan or the Aviation Communications & Surveillance Systems 401(k) Plan (the “ACSS Plan”), you may provide voting instructions for the shares of L3Harris common stock credited to your account in the L3Harris Stock Fund to the trustee of the applicable plan over the Internet, by telephone or by mail as described above. If you do not timely provide voting instructions for those shares, then as directed by the terms of those plans, those shares will be voted by the trustee in the same proportion as the shares for which other participants in the applicable plan have timely provided voting instructions, except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

How do I vote my shares held in the Company’s Dividend Reinvestment Plan?

If you are a participant in the Company’s Dividend Reinvestment Plan (“DRIP”) administered by Computershare Trust Company, N.A., your voting instruction covers the shares of L3Harris common stock held in your DRIP account. Computershare Trust Company, N.A., as the DRIP administrator, is the shareholder of record of L3Harris common stock owned through the DRIP and will not vote those shares unless you provide it with voting instructions, which you may do over the Internet, by telephone or by mail as described above.

What happens if I return an unmarked proxy/voting instruction card?
If you properly execute and return a proxy/voting instruction card with no votes marked, your shares will be voted as

103 L3HARRIS 2020 PROXY STATEMENT

recommended by our Board. Our Board’s recommendations, together with the description of each proposal, are included earlier in this proxy statement. In summary, our Board unanimously recommends you vote:

>	FOR election of all 12 of the nominees for director named in this proxy statement for a one-year term expiring at the 2021 Annual Meeting of Shareholders (see Proposal 1);

>	FOR approval, in an advisory vote, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2); and

>	FOR ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2020 (see Proposal 3);

>
FOR an amendment to our Restated Certificate of Incorporation to eliminate the supermajority voting and “fair price” requirements for business combinations involving interested shareholders (see Proposal 4);

>	FOR an amendment to our Restated Certificate of Incorporation to eliminate the “anti-greenmail” provision (see Proposal 5);

>	FOR an amendment to our Restated Certificate of Incorporation to eliminate the cumulative voting provision that applies when we have a 40% shareholder (see Proposal 6); and

>	AGAINST the shareholder proposal to permit the ability of shareholders to act by written consent (see Proposal 7).

Could other matters be decided at the meeting?

At the date of this proxy statement, our Board did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement and did not intend to bring before the Annual Meeting any matter other than the proposals described in this proxy statement. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

How will my shares be voted if I do not provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under NYSE rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, the unvoted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum.

Under NYSE rules, no proposal in this proxy statement (other than Proposal 3 to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2020) is “routine” and, as such, your broker, bank or other nominee will not have the discretion to vote your shares on any proposal in this proxy statement (other than Proposal 3).

L3HARRIS 2020 PROXY STATEMENT 104

What is the required vote for each proposal?

Proposals	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1: Elect our Board’s 12 nominees for director for a one-year term expiring at the 2021 Annual Meeting of Shareholders	A nominee must receive more FOR votes than AGAINST votes	None	None
Proposal 2: Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this proxy statement	A majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal must vote FOR this proposal	Counted as a vote AGAINST	None
Proposal 3: Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020	A majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal must vote FOR this proposal	Counted as a vote AGAINST	None
Proposal 4: Amend our Restated Certificate of Incorporation to eliminate the supermajority voting and “fair price” requirements for business combinations involving interested shareholders	80% of the outstanding shares entitled to vote generally in the election of directors (or 173,516,956 shares) must vote FOR this proposal	Counted as a vote AGAINST	Counted as a vote AGAINST
Proposal 5: Amend our Restated Certificate of Incorporation to eliminate the “anti-greenmail” provision	80% of the outstanding shares entitled to vote generally in the election of directors (or 173,516,956 shares) must vote FOR this proposal	Counted as a vote AGAINST	Counted as a vote AGAINST
Proposal 6: Amend our Restated Certificate of Incorporation to eliminate the cumulative voting provision that applies when we have a 40% shareholder	80% of the outstanding shares entitled to vote generally in the election of directors (or 173,516,956 shares) must vote FOR this proposal	Counted as a vote AGAINST	Counted as a vote AGAINST
Proposal 7: Shareholder proposal to permit the ability of shareholders to act by written consent, if such proposal is properly presented at the Annual Meeting	A majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal must vote FOR this proposal	Counted as a vote AGAINST	None

Who pays for the solicitation of proxies?

We actively solicit proxy participation by Internet, by telephone, by e-mail, by letter or in person. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing of proxy and solicitation materials. In addition, we request and encourage brokers and other custodians, nominees and fiduciaries to make available, forward or supply proxy and solicitation materials to our shareholders, and, upon request, we will reimburse them for their expenses in accordance with the fee schedule approved by the NYSE, as applicable. Our officers, directors and employees may, by telephone, e-mail or letter, or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We also have engaged Georgeson LLC to assist in the solicitation of proxies for a fee not to exceed $12,500 plus reimbursement of out-of-pocket expenses.
Who will tabulate and oversee the vote?

Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate and oversee the vote.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to disclose final results in a Current Report on Form 8-K, which we will file with the SEC and make available through the Investors section of our website at www.l3harris.com/investors within four business days of the Annual Meeting (or, if final results are not available at that time, within four business days of the date on which final results become available).

105 L3HARRIS 2020 PROXY STATEMENT

Transition Report on Form 10-KT

Our Transition Report on Form 10-KT for our fiscal transition period ended January 3, 2020 has been filed with the SEC and is available on the Investors section of our website at www.l3harris.com/investors. Upon request, we will furnish to shareholders without charge a copy of the Transition Report on Form 10-KT. Shareholders may obtain a copy by calling (321) 727-9100 or writing to our Secretary at:

L3Harris Technologies, Inc.
1025 West NASA Boulevard
Melbourne, Florida 32919

Shareholder List

A list of our shareholders of record as of the record date of February 28, 2020 will be available for examination for any purpose germane to the 2020 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least 10 calendar days prior to, and also at, the 2020 Annual Meeting of Shareholders.

By Order of the Board of Directors

Scott T. Mikuen
Senior Vice President, General Counsel and Secretary

Melbourne, Florida
March [•], 2020

L3HARRIS 2020 PROXY STATEMENT 106

APPENDIX A:
RECONCILIATION OF GAAP TO
NON-GAAP FINANCIAL MEASURES

To supplement our income from continuing operations per diluted common share, net income and net cash provided by operating activities financial measures presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide the non-GAAP financial measures shown in the reconciliation table below, which have been adjusted to include, exclude or deduct certain costs, charges, expenses, losses or other amounts, because we believe that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. We also believe that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as guides in our forecasting, budgeting and long-term planning processes, and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

NON-GAAP INCOME FROM CONTINUING OPERATIONS PER DILUTED COMMON SHARE

	Transition Period Ended January 3, 2020
GAAP income from continuing operations per diluted common share	$3.68
Adjustments:
(Gain) loss on sale of businesses	(1.02)
Gain on sale of asset group	(0.05)
L3Harris Merger transaction and integration costs, including change-in-control (CIC) charges	0.68
L3Harris Merger integration costs	0.84
Charges related to consolidation of facilities	0.22
Gain on pension curtailment	(0.10)
Additional cost of sales related to the fair value step-up in inventory sold	0.64
Amortization of acquisition-related intangibles	1.30
Non-cash cumulative adjustment to lease expense	0.04
Losses and other costs related to debt refinancing	0.01
Total pre-tax adjustments	2.56
Income taxes on above adjustments	(0.81)
Total adjustments after-tax	1.75
Non-GAAP income from continuing operations per diluted common share	$5.43
ADJUSTED FREE CASH FLOW
Dollars in Millions	Transition Period Ended January 3, 2020	Fiscal Year Ended June 28, 2019
Net cash provided by operating activities	$939	$1,185
Net additions of property, plant and equipment	(173)	(161)
Free cash flow	766	1,024
Cash used for L3Harris Merger transaction and integration costs, including CIC payments	381	31
Voluntary contribution to defined pension plans	302	-
Adjusted free cash flow	$1,449	$1,055

A-1 L3HARRIS 2020 PROXY STATEMENT

Adjusted EBIT
Dollars in Millions	Fiscal Transition Period January 3, 2020	Fiscal Year Ended June 28, 2019
Net income	$834	$949
Adjustments:
Discontinued operations, net of income taxes	1	4
Net interest expense	123	167
Income taxes	73	160
(Gain) loss on sale of businesses	(229)	-
Gain on sale of asset group	(12)	-
L3Harris Merger transaction and integration costs, including CIC charges	342	65
Charges related to consolidation of facilities	48	-
Gain on pension curtailment	(23)	-
Additional cost of sales related to the fair value step-up in inventory sold	142	-
Amortization of acquisition-related intangibles	289	-
Non-cash cumulative adjustment to lease expense	10	-
Losses and other costs related to debt refinancing	3	-
Total adjustments	$767	$396
Adjusted EBIT	$1,601	$1,345

L3HARRIS 2020 PROXY STATEMENT	A-1.1

APPENDIX B-1: PROPOSED CHANGES TO
L3HARRIS TECHNOLOGIES, INC.
RESTATED CERTIFICATE OF INCORPORATION
RELATING TO PROPOSAL 5

TENTH: SECTION 1. RESERVED.
SECTION 2. In any election of directors of this corporation on or after the date on which any 40 percent Shareholder (as hereinafter defined) becomes a 40 percent Shareholder, and until such time as no 40 percent Shareholder any longer exists, there shall be cumulative voting for election of directors so that any holder of shares of Voting Stock entitled to vote in such election shall be entitled to as many votes as shall equal the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares would be entitled except for the provision of this Section 2, and such shareholder may cast all of such votes for a single director, or distribute such votes among as many candidates as such shareholder sees fit. In any such election of directors, one or more candidates for the Board of Directors of the corporation may be nominated by a majority of the Disinterested Directors. With respect to any candidates nominated by a majority of the Disinterested Directors or by any person who is the beneficial owner of shares of Voting Stock having a Market Price of $100,000 or more, there shall be included in any proxy statement or other communication with respect to such election to be sent to holders of shares of Voting Stock by the corporation during the period in which there is a 40 percent Shareholder, at the expense of the corporation, descriptions and other statements of or with respect to such candidates submitted by them or on their behalf, which shall receive equal space, coverage and treatment as is received by candidates nominated by the Board of Directors or management of the corporation.

SECTION 3. RESERVED.

SECTION 4. FOR THE PURPOSES OF THIS ARTICLE:
A.	A “person” shall mean any individual, firm, corporation, or other entity.

B.	“Voting Stock” shall mean the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

C.
“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 27, 1984, and shall include in any case any person that directly or indirectly controls or is controlled by or is under common control with the person specified.

D.	“40 percent Shareholder” shall mean any person (other than the corporation or any Subsidiary) who or which:

(i)	is the beneficial owner, directly or indirectly, of 40 percent or more of the voting power of the outstanding Voting Stock; or

(ii)
is an Affiliate of the corporation and at any time within the 2-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 40 percent or more of the voting power of the then outstanding Voting Stock; or

(iii)
is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the 2-year period immediately prior to the date in question beneficially owned by any 40 percent Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

E.	A person shall be a “beneficial owner” of any Voting Stock:

(i)	which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)
which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or

B-1 L3HARRIS 2020 PROXY STATEMENT

(iii)
which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

F.
For the purpose of determining whether a person is a 40 percent Shareholder pursuant to this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph E of this Section 4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

G.
“Market Price” means the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by the Board in good faith.

H.	Reserved.

I.
“Disinterested Director” means any member of the Board of Directors of the corporation (the “Board”) who is unaffiliated with any 40 percent Shareholder and was a member of the Board prior to the time that any 40 percent Shareholder became a 40 percent Shareholder, and any successor of a Disinterested Director who is unaffiliated with any 40 percent Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

SECTION 5. A majority of the Disinterested Directors of the corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (A) whether a person is a 40 percent Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, and (C) whether a person is an Affiliate or an Associate of another person. The good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this Article.

SECTION 6. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation, or the bylaws of the corporation), the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article.

L3HARRIS 2020 PROXY STATEMENT	B-1.1

APPENDIX B-2: PROPOSED CHANGES TO
L3HARRIS TECHNOLOGIES, INC.
RESTATED CERTIFICATE OF INCORPORATION
RELATING TO PROPOSAL 6

TENTH: SECTION 1. Any purchase by this corporation of shares of Voting Stock from an Interested Shareholder, other than pursuant to an offer to the holders of all of the outstanding shares of the same class of Voting Stock as those so purchased, at a per share price in excess of the Market Price at the time of such purchase of the shares so purchased, shall require the affirmative vote of the holders of that amount of the voting power of the Voting Stock equal to the sum of:

(i)	the voting power of the shares of Voting Stock of which the Interested Shareholder is the beneficial owner, and

(ii)	a majority of the voting power of the remaining outstanding shares of Voting Stock, voting together as a single class.

SECTION 2. RESERVED.

SECTION 3. It shall be the duty of any Interested Shareholder:

(i)
to give or cause to be given written notice to the corporation, immediately upon becoming an Interested Shareholder, of such person’s status as an Interested Shareholder and of such other information as the corporation may reasonably require with respect to identifying all owners and amount of ownership of the outstanding Voting Stock of which such Interested Shareholder is a beneficial owner as defined herein, and

(ii)
to notify the corporation promptly in writing of any change in the information provided in subparagraph (i) of this Section 3, provided, however, that the failure of an Interested Shareholder to comply with the provisions of this Section 3 shall not in any way be construed to prevent the corporation from enforcing the provisions of this Article.

SECTION 4. For the purposes of this Article:

A.	A “person” shall mean any individual, firm, corporation, or other entity.

B.	“Voting Stock” shall mean the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

C.	“Interested Shareholder” shall mean any person (other than the corporation or any Subsidiary) who or which:

(i)	is the beneficial owner, directly, or indirectly, of 5 percent or more of the voting power of the outstanding Voting Stock; or

(ii)
is an Affiliate of the corporation and at any time within the 2-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5 percent or more of the voting power of the then outstanding Voting Stock; or

(iii)
is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the 2-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

D.
“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 27, 1984, and shall include in any case any person that directly or indirectly controls or is controlled by or is under common control with the person specified.

E.	A person shall be a “beneficial owner” of any Voting Stock:

(i)	which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)
which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or

B-2 L3HARRIS 2020 PROXY STATEMENT

(iii)
which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

F.
For the purpose of determining whether a person is an Interested Shareholder pursuant to this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph E of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

G.
“Market Price” means the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by the Board in good faith.

H.	Reserved.

I.
“Disinterested Director” means any member of the Board of Directors of the corporation (the “Board”) who is unaffiliated with any Interested Shareholder and was a member of the Board prior to the time that any Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with any Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

SECTION 5. A majority of the Disinterested Directors of the corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, and (C) whether a person is an Affiliate or an Associate of another person. The good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this Article.

SECTION 6. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation, or the bylaws of the corporation), the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article.

L3HARRIS 2020 PROXY STATEMENT	B-2.1

L3HARRIS TECHNOLOGIES, INC. 1025 WEST NASA BOULEVARD MELBOURNE, FL 32919
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to submit your proxy/voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2020. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy/voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by L3Harris  in  printing  and  mailing proxy materials, you can elect to receive all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To elect electronic delivery, please follow the instructions above to vote  using  the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to submit your proxy/voting instructions up until 11:59 P.M. Eastern Time on April 23, 2020. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

NOTE: Your Internet or phone voting instructions  authorize  the  named  proxies  and/or provide the Plan Trustee with instructions to vote these shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card.

VOTE BY MAIL (ONLY IF NOT VOTING BY INTERNET OR PHONE)
Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it  to  Vote  Processing,  c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E92970-Z76547-P35585	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
L3HARRIS TECHNOLOGIES, INC. PROXY/VOTING INSTRUCTION CARD

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1; “FOR” Proposals 2 through 6; and “AGAINST” Proposal 7.

1.	Election of Directors for a Term Expiring at the 2021 Annual Meeting of Shareholders

	Nominees:		For	Against	Abstain

	1a.	Sallie B. Bailey	☐	☐	☐			For	Against	Abstain

	1b.	William M. Brown	☐	☐	☐	2.	Approval, in an Advisory Vote, of the Compensation of Named Executive Officers as Disclosed in the Proxy Statement	☐	☐	☐

	1c.	Peter W. Chiarelli	☐	☐	☐	3.	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2020	☐	☐	☐

	1d.	Thomas A. Corcoran	☐	☐	☐	4.	Approval of an Amendment to Our Restated Certificate of Incorporation to Eliminate the Supermajority Voting and “Fair Price” Requirements for Business Combinations Involving Interested Shareholders	☐	☐	☐

	1e.	Thomas A. Dattilo	☐	☐	☐	5.	Approval of an Amendment to Our Restated Certificate of Incorporation to Eliminate the “Anti-Greenmail” Provision	☐	☐	☐

	1f.	Roger B. Fradin	☐	☐	☐	6.	Approval of an Amendment to Our Restated Certificate of Incorporation to Eliminate the Cumulative Voting Provision that Applies When We Have a 40% Shareholder	☐	☐	☐

	1g.	Lewis Hay III	☐	☐	☐	7.	Shareholder Proposal to Permit the Ability of Shareholders to Act by Written Consent	☐	☐	☐

	1h.	Lewis Kramer	☐	☐	☐
NOTE: If this proxy/voting instruction card is properly executed, then the undersigned’s shares will be voted in the manner instructed therein, or if no instruction is provided, then either as the Board of Directors recommends or, if the undersigned is a participant in the L3Harris Stock Fund through any retirement plan sponsored by L3Harris, as may otherwise be provided in the plan. The named proxies also are authorized, in their discretion, to consider and act upon such other business as may properly come before the 2020 Annual Meeting or any adjournments or postponements thereof.

	1i.	Christopher E. Kubasik	☐	☐	☐

	1j.	Rita S. Lane	☐	☐	☐

	1k.	Robert B. Millard	☐	☐	☐

	1i.	Lloyd W. Newton	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

(See reverse side for information on how to submit your proxy/voting instructions by Internet, by phone or by mail.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on April 24, 2020:
The Notice of 2020 Annual Meeting and Proxy Statement and Transition Report for Fiscal Transition Period Ended
January 3, 2020 are available at www.proxyvote.com.

E92971-Z76547-P35585

L3HARRIS TECHNOLOGIES, INC.
Annual Meeting of Shareholders

April 24, 2020, 7:30 AM Mountain Time
This proxy is solicited on behalf of the Board of Directors of L3Harris Technologies, Inc.
(“L3Harris”) and the Trustees of various retirement plans sponsored by L3Harris.

You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the L3Harris Stock Fund through a retirement Plan sponsored by L3Harris. This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign and date on the reverse side exactly as your name or names appear(s) there. If shares are held in the name of joint holders, each should sign. If you are signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such.

If the undersigned is a registered shareholder, the undersigned hereby appoints WILLIAM M. BROWN, JESUS MALAVE, JR. and SCOTT T. MIKUEN, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of L3Harris common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of L3Harris to be held on April 24, 2020 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then  the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees listed in Proposal 1; “FOR” Proposals 2 through 6; and “AGAINST” Proposal 7.

If the undersigned is a participant in the L3Harris Stock Fund through any retirement plan sponsored by L3Harris, the undersigned hereby instructs the applicable plan Trustee to vote, as instructed on the reverse side of this proxy/voting instruction card, the shares allocable to the undersigned’s L3Harris Stock Fund account at the Annual Meeting of Shareholders of L3Harris Technologies, Inc. to be held on April 24, 2020 or at any adjournments or postponements thereof. If the undersigned does not provide voting instructions, the applicable plan Trustee will vote such shares in the same  proportion as the shares for which other participants in the L3Harris Stock Fund through such plan have timely provided voting instructions, except as otherwise provided in accordance with ERISA.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, signed and dated on reverse side